UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Pursuant to § 240.14a-12

NexPoint Diversified Real Estate Trust

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒ No fee required

☐ Fee paid previously with preliminary materials

☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

NEXPOINT DIVERSIFIED REAL ESTATE TRUST

300 Crescent Court
Suite 700
Dallas, Texas 75201

April 20, 2026

Dear NXDT Shareholder:

You are cordially invited to attend the annual meeting of shareholders of NexPoint Diversified Real Estate Trust. The meeting will be held on Tuesday, June 2, 2026, beginning at 11:00 a.m. Central Time. The annual meeting will be held exclusively through a virtual format. You will not be able to attend the annual meeting in person.

If your shares are held by a financial intermediary (such as a broker-dealer), you should have received from the financial intermediary through which your shares are held instructions on how to vote or instruct the financial intermediary to vote your shares. If your shares are held by a financial intermediary and you wish to attend and vote at the annual meeting, please email EQ Fund Solutions, LLC (“EQ”) at attendameeting@equiniti.com, with “NXDT Meeting” in the subject line and provide your full name, address and proof of ownership as of March 27, 2026 from your financial intermediary. EQ will then email you the annual meeting registration link. If you would like to vote during the annual meeting, you may do so by entering the control number included on your Notice of Internet Availability of Proxy Materials, on your proxy card or the instructions that accompanied your proxy materials.

If you are a shareholder of record and wish to attend and vote at the meeting, please send an email to EQ at attendameeting@equiniti.com with “NXDT Meeting” in the subject line and provide your name and address in the body of the email. EQ will then email you the registration link for the annual meeting. If you would like to vote during the annual meeting, you may do so by entering the control number included on your Notice of Internet Availability of Proxy Materials or on your proxy card.

Requests to attend the annual meeting must be received by EQ no later than 2:00 p.m. Central Time on June 1, 2026. On the date of the annual meeting, shareholders are encouraged to log on 15 minutes before the meeting start time. Please contact EQ at (866) 530-8636 with any questions regarding accessing the annual meeting.

Information about the meeting, nominees for the election of trustees and the other matters to be voted on at the meeting is presented in the following notice of annual meeting and proxy statement. We hope that you will plan to virtually attend the annual meeting.

It is important that your shares be represented. Whether or not you plan to virtually attend the meeting, please vote using the internet or telephone procedures described on your Notice of Internet Availability of Proxy Materials or on your proxy card, or sign, date and promptly mail a proxy card in the provided pre-addressed, postage-paid envelope. If you would like to vote during the annual meeting, you may do so by entering the control number included on your Notice of Internet Availability of Proxy Materials or on your proxy card.

Sincerely,

James Dondero
President and Chairman

NEXPOINT DIVERSIFIED REAL ESTATE TRUST

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON JUNE 2, 2026

The 2026 Annual Meeting of Shareholders of NexPoint Diversified Real Estate Trust, a Delaware statutory trust (the “Company”), will be held virtually, on Tuesday, June 2, 2026, at 11:00 a.m. Central Time, for the following purposes:

1.	to elect seven trustees to serve until the 2027 annual meeting of shareholders;

2.	to approve, on an advisory basis, the compensation of our named executive officers;

3.	to approve the NexPoint Diversified Real Estate Trust 2026 Long Term Incentive Plan;

4.

to approve, in accordance with Section 312.03(c) of the New York Stock Exchange Listed Company Manual and Section 11(g) of the Statement of Preferences of 9.00% Series B Cumulative Redeemable Preferred Shares, the issuance of common shares upon the conversion or redemption of any and all of the 9.00% Series B Cumulative Redeemable Preferred Shares, par value $0.001 per share, liquidation preference $25.00 per share, of the Company purchased by investors in a registered continuous offering, as more fully described in the proxy materials;

5.	to ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2026;

6.	if properly presented at the annual meeting, to vote on a shareholder proposal; and

7.	to transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

Information concerning the matters to be voted upon at the meeting is set forth in the accompanying proxy statement. We have also made available to you the Company’s 2025 annual report.

Holders of record of the Company’s transferable units of beneficial interest, par value $0.001 per share, and 5.50% Series A Cumulative Preferred Shares, par value $0.001 per share, liquidation preference $25.00 per share, as of the close of business on March 27, 2026 are entitled to notice of, and to vote at, the meeting. Accordingly, on or about April 23, 2026, we will begin mailing a Notice of Internet Availability of Proxy Materials to all shareholders of record as of March 27, 2026. We will also post our proxy materials on the website referenced on your Notice of Internet Availability of Proxy Materials at https://www.vote.proxyonline.com. All shareholders may choose to access our proxy materials online or may request to receive a printed set or e-mail of our proxy materials at no charge as described on your Notice of Internet Availability of Proxy Materials. If you receive a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials in the mail unless you request a copy.

While you will not be able to attend the annual meeting in person, we have structured our virtual annual meeting to provide shareholders with the same rights as if the meeting were held in person, including the ability to vote shares electronically during the meeting and ask questions in accordance with the rules of conduct for the meeting. To promote fairness and efficient conduct of the meeting, we will respond to no more than two questions from any single shareholder.

If your shares are held by a financial intermediary (such as a broker-dealer), you should have received from the financial intermediary through which your shares are held instructions on how to vote or instruct the financial intermediary to vote your shares. If your shares are held by a financial intermediary and you wish to attend and vote at the annual meeting, please email EQ at attendameeting@equiniti.com with “NXDT Meeting” in the subject line and provide your full name, address and proof of ownership as of March 27, 2026 from your financial intermediary. EQ will then email you the annual meeting registration link. If you would like to vote during the annual meeting, you may do so by entering the control number included on your Notice of Internet Availability of Proxy Materials, on your proxy card or the instructions that accompanied your proxy materials.

If you are a shareholder of record and wish to attend and vote at the annual meeting, please send an email to EQ at attendameeting@equiniti.com with “NXDT Meeting” in the subject line and provide your name and address in the body of the email. EQ will then email you the registration link for the annual meeting. If you would like to vote during the annual meeting, you may do so by entering the control number included on your Notice of Internet Availability of Proxy Materials or on your proxy card.

Requests to attend the annual meeting must be received by EQ no later than 2:00 p.m. Central Time on Monday, June 1, 2026. On the date of the annual meeting, shareholders are encouraged to log on 15 minutes before the meeting start time. Please contact EQ at (866) 530-8636 with any questions regarding accessing the annual meeting.

Your vote is very important. Whether or not you plan to virtually attend the annual meeting, please vote using the internet or telephone procedures described on your Notice of Internet Availability of Proxy Materials or on your proxy card, or sign, date and promptly mail a proxy card in the provided pre-addressed, postage paid envelope. If you would like to vote during the annual meeting, you may do so by entering the control number included on your Notice of Internet Availability of Proxy Materials or on your proxy card.

By Order of the Board of Trustees, D.C. Sauter General Counsel and Secretary April 20, 2026 Dallas, Texas

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 2, 2026.

The Company’s Notice of Annual Meeting, Proxy Statement and 2025 Annual Report to Shareholders are

available on the internet at https://www.vote.proxyonline.com.

Page

PROPOSAL 1 ‒ ELECTION OF TRUSTEES	4
PROPOSAL 2 – ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS	8
PROPOSAL 3 – APPROVAL OF THE NEXPOINT DIVERSIFIED REAL ESTATE TRUST 2026 LONG TERM INCENTIVE PLAN	9
PROPOSAL 4 – APPROVAL OF THE ISSUANCE OF COMMON SHARES UPON THE CONVERSION OR REDEMPTION OF THE SERIES B PREFERRED SHARES, IN ACCORDANCE WITH SECTION 312.03(C) OF THE NYSE MANUAL AND SECTION 11(G) OF THE STATEMENT OF PREFERENCES	20
PROPOSAL 5 – RATIFICATION OF APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2026	22
PROPOSAL 6 – SHAREHOLDER PROPOSAL	23
THE BOARD, ITS COMMITTEES AND ITS COMPENSATION	26
EXECUTIVE OFFICERS	33
EXECUTIVE COMPENSATION	34
SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS	42
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	43
POLICIES WITH RESPECT TO CERTAIN ACTIVITIES	55
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS AND MANAGEMENT	62
AUDIT COMMITTEE REPORT	64
SHAREHOLDER PROPOSALS FOR THE 2027 ANNUAL MEETING OF SHAREHOLDERS	65
MULTIPLE SHAREHOLDERS SHARING ONE ADDRESS	66
ANNUAL REPORT	67
OTHER MATTERS	68
APPENDIX A	A-1

NexPoint Diversified Real Estate Trust

300 Crescent Court, Suite 700

Dallas, Texas 75201

PROXY STATEMENT

This proxy statement provides information in connection with the solicitation of proxies by the board of trustees (the “Board”) of NexPoint Diversified Real Estate Trust, a Delaware statutory trust (the “Company,” “we,” “us” or “our”), for use at the Company’s 2026 annual meeting of shareholders or any postponement or adjournment thereof (the “Annual Meeting”). This proxy statement also provides information you will need in order to consider and act upon the matters specified in the accompanying notice of annual meeting. A Notice of Internet Availability of Proxy Materials is being mailed to shareholders on or about April 23, 2026. If you receive a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials in the mail unless you request a copy. If you receive a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, please follow the instructions for requesting such materials included in the Notice of Internet Availability of Proxy Materials.

Record holders of the Company’s transferable units of beneficial interest, par value $0.001 per share (“Common Shares”), and 5.50% Series A Cumulative Preferred Shares, par value $0.001 per share, liquidation preference $25.00 per share (“Series A Preferred Shares” and, together with the Common Shares, the “Shares”), as of the close of business on March 27, 2026 are entitled to vote at the Annual Meeting. Shareholders of the Company are entitled to one vote for each Common Share and each Series A Preferred Share held. Holders of both the Common Shares and the Series A Preferred Shares, voting as a single class, are entitled to vote on the proposals detailed herein. As of March 27, 2026, there were 50,219,590 Common Shares and 3,359,593 Series A Preferred Shares issued and outstanding.

You cannot vote your shares unless you virtually attend the Annual Meeting or you have previously given your proxy. You can vote by proxy in one of three convenient ways:

●	by internet: visit the website shown on your Notice of Internet Availability of Proxy Materials and follow the instructions;

●	by telephone: dial the toll-free number shown on your Notice of Internet Availability of Proxy Materials and follow the instructions; or

●	in writing: if you receive a paper copy of the proxy card by mail, you may sign, date and return a proxy card in the provided pre-addressed, postage paid envelope.

You may revoke your proxy at any time prior to the vote at the Annual Meeting by:

●	delivering a written notice revoking your proxy to the Company’s Secretary at the address above;

●	delivering a new proxy bearing a date after the date of the proxy being revoked; or

●	virtually attending the Annual Meeting and entering the control number included on your Notice of Internet Availability of Proxy Materials or on your proxy card.

Unless revoked as described above, all properly executed proxies will be voted at the Annual Meeting in accordance with your directions on the proxy. If you hold your shares through a broker, bank, trust or other nominee, please refer to the information forwarded by your broker, bank, trust or other nominee for procedures on revoking your proxy. If a properly executed proxy gives no specific instructions, the Shares represented by your proxy will be voted:

●	FOR the election of the seven nominees to serve as trustees until the 2027 annual meeting of shareholders;

●	FOR the approval, on an advisory basis, of the compensation of our named executive officers;

●	FOR the approval of the NexPoint Diversified Real Estate Trust 2026 Long Term Incentive Plan;

●

FOR the approval, in accordance with Section 312.03(c) of the New York Stock Exchange (“NYSE”) Listed Company Manual (the “NYSE Manual”) and Section 11(g) of the Statement of Preferences of 9.00% Series B Cumulative Redeemable Preferred Shares (the “Statement of Preferences”), of the issuance of Common Shares upon the conversion or redemption of any and all of the 9.00% Series B Cumulative Redeemable Preferred Shares, par value $0.001 per share, liquidation preference $25.00 per share, of the Company (“Series B Preferred Shares”) purchased by investors in a registered continuous offering, as more fully described herein;

●	FOR the ratification of the appointment of KPMG LLP (“KPMG”) as our independent registered public accounting firm for 2026;

●	AGAINST the shareholder proposal; and

●	at the discretion of the proxy holders with regard to any other matter that is properly presented at the Annual Meeting.

If you own Shares held in “street name” and you do not instruct your broker how to vote your shares using the instructions your broker provides you, your shares will be voted in the ratification of the appointment of KPMG as the Company’s independent registered public accounting firm for 2026, but not for any other proposal. To be sure your shares are voted in the manner you desire, you should instruct your broker on how to vote your shares.

Holders of a majority of the outstanding Shares of the Company entitled to vote must be present, either in person (virtually) or by proxy, to constitute a quorum necessary to conduct the Annual Meeting. Abstentions and broker non-votes are counted for purposes of determining the presence of a quorum.

The following table sets forth the voting requirements, whether broker discretionary voting is allowed and the treatment of abstentions and broker non-votes for each of the matters to be voted on at the Annual Meeting.

Proposal	Vote Necessary to Approve Proposal	Broker Discretionary Voting Allowed?	Treatment of Abstentions and Broker Non-Votes
No. 1 Election of Trustees	Plurality (that is, the largest number) of Shares present or represented by proxy (1)	No	Abstentions and broker non-votes will have no effect

No. 2 Advisory Vote to Approve the Compensation of Our Named Executive Officers	Affirmative vote of a majority of the Shares present or represented by proxy and entitled to vote on the matter	No	Abstentions will have the effect of a vote against the proposal, and broker non-votes are not considered entitled to vote on the matter and will have no effect

No. 3 Approval of the NexPoint Diversified Real Estate Trust 2026 Long Term Incentive Plan	Affirmative vote of a majority of the Shares present or represented by proxy and entitled to vote on the matter	No	Abstentions will have the effect of a vote against the proposal, and broker non-votes are not considered entitled to vote on the matter and will have no effect

No. 4 Approval of the Issuance of Common Shares upon the Conversion or Redemption of the Series B Preferred Shares in accordance with Section 312.03(c) of the NYSE Manual and Section 11(g) of the Statement of Preferences

	Affirmative vote of a majority of the Shares present or represented by proxy and entitled to vote on the matter	No	Abstentions will have the effect of a vote against the proposal, and broker non-votes are not considered entitled to vote on the matter and will have no effect

No. 5 Ratification of the Appointment of KPMG	Affirmative vote of a majority of the Shares present or represented by proxy and entitled to vote on the matter	Yes	Abstentions will have the effect of a vote against the proposal

No. 6 Shareholder Proposal	Affirmative vote of a majority of the Shares present or represented by proxy and entitled to vote on the matter	No	Abstentions will have the effect of a vote against the proposal, and broker non-votes are not considered entitled to vote on the matter and will have no effect

(1) Shareholders may vote “FOR” or “WITHHOLD” in the election of trustees. Because trustees need only be elected by a plurality of the vote, in an uncontested election withhold votes will not affect whether any particular nominee has received sufficient votes to be elected.

Attendance at the Annual Meeting will be limited to shareholders of record and beneficial owners who provide proof of beneficial ownership as of the record date in the manner described in the accompanying notice of annual meeting.

While you will not be able to attend the Annual Meeting in person, we have structured our virtual Annual Meeting to provide shareholders the same rights as if the meeting were held in person, including the ability to vote shares electronically during the meeting and ask questions in accordance with the rules of conduct for the meeting. To promote fairness and efficient conduct of the meeting, we will respond to no more than two questions from any single shareholder.

The Company pays the costs of soliciting proxies. We have engaged EQ Fund Solutions, LLC (our “Proxy Solicitor”) to serve as our proxy solicitor for the Annual Meeting at a base fee of $3,500 plus reimbursement of reasonable expenses. Our Proxy Solicitor will provide advice relating to the content of solicitation materials, solicit banks, brokers, institutional investors and other shareholders to determine voting instructions, monitor voting and deliver executed proxies to our voting tabulator. The Company may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of these proxy materials to the beneficial holders and to request instructions for the execution of proxies. The Company may reimburse these persons for their related expenses. Proxies are solicited to provide all record holders of Shares an opportunity to vote on the matters to be presented at the Annual Meeting, even if they cannot attend the meeting in person.

The Annual Meeting will be held exclusively through a virtual format. Please see the other information herein, including the accompanying notice of annual meeting, about how to access the Annual Meeting. As always, we encourage you to vote your shares prior to the Annual Meeting.

PROPOSAL 1 ‒
ELECTION OF TRUSTEES

At the Annual Meeting, seven trustees will be elected to serve one-year terms expiring at our annual shareholders meeting in 2027 and until their respective successors are duly elected and qualified. This section contains information relating to the seven trustee nominees. The trustee nominees were selected by our nominating and corporate governance committee and approved by the Board for submission to the shareholders. The nominees for election are Messrs. Dondero, Mitts, Constantino, and Kavanaugh, Dr. Laffer, Dr. Swain and Ms. Wood. All currently serve as trustees.

Below is a summary of the experience and skills, age and tenure of our trustee nominees.

	Mr. Dondero	Mr. Mitts	Mr. Constantino	Mr. Kavanaugh	Dr. Laffer	Dr. Swain	Ms. Wood
Executive Leadership	X	X		X	X	X	X

Real Estate/REIT Experience	X	X	X	X	X	X	X

Business Operations	X	X		X	X	X	X

Strategic Development/Planning	X	X		X	X	X	X

Corporate Governance	X	X	X	X	X	X	X

Financial and Accounting	X	X	X	X	X	X	X

Risk Management	X	X	X	X	X		X

Capital Markets/Financial Services	X	X		X	X		X

Technology, including Cybersecurity and AI Governance	X			X	X		X

Sustainability, including Environmental and Human Capital	X			X	X		X

	Mr. Dondero	Mr. Mitts	Mr. Constantino	Mr. Kavanaugh	Dr. Laffer	Dr. Swain	Ms. Wood
Independent

Independent			X	X	X	X	X

Age Range

59 and under		X

60-64	X

65-69				X

70 and older			X		X	X	X

Tenure on Board

0-5 years	X	X	X	X	X	X	X

The composition of our Board reflects our belief that multiple and varied points of view facilitate more balanced, wide-ranging discussion in the boardroom and contribute to a more effective decision-making process.

The Board unanimously recommends a vote FOR the election of each of the nominees.

Nominees to be elected for terms expiring at the Annual Meeting in 2027

James Dondero, age 63, has served as our President since 2015 and as Chairman of our Board since July 2022. Mr. Dondero also serves as President and Chairman of the board of directors of NexPoint Real Estate Finance, Inc. (“NREF”), a publicly traded commercial mortgage real estate investment trust (a “REIT”), since February 2020, as President and Chairman of the board of directors of NexPoint Residential Trust, Inc. (“NXRT”), a publicly traded multifamily REIT since May 2015, and as Chairman of the board of directors of VineBrook Homes Trust, Inc. (“VineBrook”), a single-family rental REIT, since August 2022. Mr. Dondero also previously served as President and a member of the board of directors of VineBrook from February 2019 to August 2021 and has served as a member of the board of directors of NexPoint Homes Trust, Inc. (“NXHT”), a single-family rental REIT, since June 2022. Mr. Dondero is also: founder and president of NexPoint Advisors, L.P. (our “Sponsor”), an investment advisor registered with the Securities and Exchange Commission (the “SEC”); and a member of the board of directors of NexBank, a Texas state chartered bank (“NexBank”); and Chairman of NexBank Capital, Inc. (“NexBank Capital”). Mr. Dondero co-founded Highland Capital Management, L.P. (“Highland”), in 1993 with Mark Okada and served as President from 2004 to 2020. Mr. Dondero has over 30 years of experience investing in credit and equity markets and has helped pioneer credit asset classes in structured products such as collateralized loan obligations (“CLOs”). Mr. Dondero also served as the Chief Executive Officer of NexPoint Hospitality Trust, Inc. (“NHT”), a publicly traded hospitality REIT that was listed on the TSX Venture Exchange, from December 2019 until its reorganization and merger with a subsidiary of the Company in April 2025. Mr. Dondero also served as a director of Jernigan Capital, Inc., a self-storage lending REIT, from August 2016 to November 2020. He also serves as President of NexPoint Capital, Inc. (“NexPoint Capital”) and NexPoint Real Estate Strategies Fund (“NRESF”), both of which are affiliates of NexPoint Real Estate Advisors X, L.P. (our “Adviser”). Mr. Dondero also served on the board of directors of MGM Studios from 2009 until 2020. NREF, VineBrook, NXRT, NXHT, our Sponsor, NexBank, NexBank Capital, NexPoint Capital and NRESF may be affiliates of the Company. On October 16, 2019, Highland filed for Chapter 11 bankruptcy protection with the United States Bankruptcy Court for the District of Delaware. The case was transferred to the Bankruptcy Court for the Northern District of Texas and remains open. On April 13, 2018, the Bankruptcy Court for the Northern District of Texas entered orders for relief placing Acis Capital Management, L.P. and Acis Capital Management GP, LLC in involuntary bankruptcy. Mr. Dondero served as President of Acis Capital Management GP, LLC, which is the general partner of Acis Capital Management, L.P. On January 31, 2019, the court confirmed Acis’s plan of reorganization. Mr. Dondero was selected to serve on the Board because of his prior service as a director and his experience as an executive officer.

Brian Mitts, age 55, has served as a member of our Board since July 2022 and served as our Chief Financial Officer, Executive VP-Finance, Treasurer and Assistant Secretary from July 2022 to December 2024. Mr. Mitts co-founded NexPoint Real Estate Advisors, L.P. (“NREA”), which is the parent of our Adviser, as well as NXRT, NREF and other real estate businesses with Mr. McGraner and Mr. Dondero. Prior to co-founding NREA, NXRT and NREF, Mr. Mitts was Chief Operations Officer of Highland Funds Asset Manager, L.P., the external advisor of open-end and closed-end funds where he managed the operations of these funds and helped develop new products. Mr. Mitts was also a co-founder of our Sponsor. He worked for NREA or its affiliates from 2007 to 2024. Mr. Mitts has served as a director of NXRT since September 2014 and served as the Chief Financial Officer, Executive Vice President-Finance and Treasurer of NXRT from March 2015 to December 2024. Mr. Mitts also served as Secretary of NXRT from February 2019 to December 2024. From September 2014 to March 2015, Mr. Mitts served as President and Treasurer of NXRT. Mr. Mitts also served as the Chief Financial Officer, Executive VP-Finance, Treasurer and Corporate Secretary of NHT from December 2018 to December 2024. In addition, he has served as a director of VineBrook since July 2018 and as Chief Financial Officer, Treasurer and Assistant Secretary of VineBrook from November 2018 to August 2024, as President from February 2023 to December 2024 and as Chief Executive Officer from February 2024 to August 2024. From July 2018 to October 2018, Mr. Mitts served as President and Treasurer of VineBrook and from September 2021 to February 2023, Mr. Mitts served as Interim President of VineBrook. Additionally, Mr. Mitts has served as a member of the board of directors of NREF since June 2019 and served as the Chief Financial Officer, Executive VP-Finance, Secretary and Treasurer of NREF from June 2019 to December 2024. From November 2020 to December 2024, Mr. Mitts also served as Chief Financial Officer, Secretary and Treasurer of NexPoint Storage Partners, Inc. (“NSP”), a self-storage REIT, and has served as a member of the board of directors of NSP since March 2023. In addition, Mr. Mitts also served as President and Treasurer of NXHT from February 2022 to December 2024 and additionally as Chief Executive Officer, Chief Financial Officer, and Assistant Secretary of NXHT from June 2022 to December 2024 and has served as a member of the board of directors of NXHT since June 2022. NREF, VineBrook, NXRT, NXHT and NSP may be deemed to be affiliates of the Company. Mr. Mitts was selected to serve on our Board because of his prior service as a director and his experience as an executive officer.

Edward Constantino, age 79, has served as a member of the Board since March 2022. Mr. Constantino has served as a member of the board of directors of NXRT since March 2015, as a member of the board of directors of VineBrook since February 2019, as a member of the board of directors of NREF since February 2020 and as a member of the board of directors of NXHT since June 2022. Mr. Constantino has over 40 years of audit, advisory and tax experience working for two major accounting firms, Arthur Andersen LLP and KPMG. Mr. Constantino retired from KPMG in late 2009, where he was an audit partner in charge of the firm’s real estate and asset management businesses. Mr. Constantino is, and since 2010 has been, a member of the board of directors of Patriot National Bancorp, Inc. Mr. Constantino has also served as a consultant for the law firm Skadden, Arps, Slate, Meagher & Flom LLP. He is a licensed CPA, a member of the American Institute of Certified Public Accountants and a member of the New York State Society of Public Accountants. He is currently a member of the board of trustees and part of the Finance and Investment Committee of St. Francis College in Brooklyn Heights, New York. He is also a board member and audit committee chair of ARC Trust, Inc. and ARC Trust III, Inc. Mr. Constantino was selected to serve on the Board because of his extensive accounting experience, particularly in the real estate field.

Scott Kavanaugh, age 65, has served as a member of the Board since July 2022. Mr. Kavanaugh has served as a member of the board of directors of NXRT since March 2015, as a member of the board of directors of VineBrook since December 2018, and as a member of the board of directors of NREF since February 2020. He has also served as a member of the board of directors of NXHT since June 2022. Mr. Kavanaugh has served as an Executive Vice President of Provident Funding Associates, L.P., a mortgage lender and servicer, since July 2025. Mr. Kavanaugh served as the CEO of First Foundation Inc. (“FFI”), a financial services company from December 2009 to November 2024. From June 2007 until December 2009, he served as President and Chief Operating Officer of FFI. Mr. Kavanaugh was the Vice-Chairman of FFI from June 2007 to November 2024. From September 2007 until November 2024, he also served as the Chairman and CEO of FFI’s wholly owned banking subsidiary, First Foundation Bank. Mr. Kavanaugh was a founding stockholder and served as an Executive Vice President and Chief Administrative Officer and a member of the board of directors of Commercial Capital Bancorp, Inc., the parent holding company of Commercial Capital Bank, from 1999 until 2003. From 1998 until 2003, Mr. Kavanaugh served as the Executive Vice President and Chief Operating Officer and a director of Commercial Capital Mortgage. From 1993 to 1998, Mr. Kavanaugh was a partner and head of trading for fixed income and equity securities at Great Pacific Securities, Inc., a west coast-based regional securities firm. Mr. Kavanaugh is, and since 2009 has been, a member of the board of directors of Colorado Federal Savings Bank and its parent holding company, Silver Queen Financial Services, Inc. Mr. Kavanaugh was selected to serve on the Board because of his expertise in investment management and his experience as both an executive officer and a director of multiple companies.

Dr. Arthur Laffer, age 85, has served as a member of the Board since July 2022. Dr. Laffer has served as a member of the board of directors of NXRT since May 2015, as a member of the board of directors of VineBrook since December 2018, and as a member of the board of directors of NREF since February 2020. He has also served as a member of the board of directors of NXHT since June 2022. Dr. Laffer is the founder and has served as chairman of Laffer Associates, an economic research and consulting firm since 1978 and served as the chairman and director of Laffer Investments, a registered investment advisor, from 1999 to 2019. Since 2017, Dr. Laffer has served as Secretary of 1065 Institute, Inc., a 501(c)(3) non-profit. A former member of President Reagan’s Economic Policy Advisory Board during the 1980s, Dr. Laffer’s economic acumen and influence have earned him the distinction in many publications as the Father of Supply-Side Economics. He has served on several boards of directors of public and private companies, including staffing company MPS Group, Inc., which was sold to Adecco Group for $1.3 billion in 2009. Dr. Laffer served as a director of VerifyMe, Inc. from 2019 to September 2025. Dr. Laffer served as a director of GEE Group, Inc., a provider of specialized staffing solutions, from 2014 to 2020. Dr. Laffer has served as a director of Brera Holdings PLC, operating under the name Solmate Infrastructure, a Solana-based crypto infrastructure company, since September 2025. Dr. Laffer was previously a consultant to Secretary of the Treasury William Simon, Secretary of Defense Donald Rumsfeld and Secretary of the Treasury George Shultz. In the early 1970s, Dr. Laffer was the first to hold the title of Chief Economist at the Office of Management and Budget under Director Shultz. Additionally, Dr. Laffer was formerly the Distinguished University Professor at Pepperdine University and a member of the Pepperdine University board of directors. He also served as Charles B. Thornton Professor of Business Economics at the University of Southern California and as Associate Professor of Business Economics at the University of Chicago. Dr. Laffer was selected to serve on the Board because of his expertise in economics and his experience as a director of multiple companies.

Dr. Carol Swain, age 72, has served as a member of the Board since August 2022. In addition, she has served as a member of the board of directors of NXRT, as a member of the board of directors of VineBrook and as a member of the board of directors of NREF since August 2022. She has also served as a member of the board of directors of NXHT since August 2022. Dr. Swain is an author, speaker, political commentator and entrepreneur. She founded REAL Unity Training Solutions LLC in November 2020 and founded Carol Swain Enterprises, LLC in October 2014. Dr. Swain previously was a professor at Vanderbilt University from August 1999 to 2017. Dr. Swain has also served on the Tennessee Advisory Committee to the U.S. Civil Rights Commission, the National Endowment for the Humanities, and the 1776 Commission. Dr. Swain received her Bachelor of Arts from Roanoke College, a master’s degree in political science from Virginia Tech, a Ph.D. in political science from the University of North Carolina at Chapel Hill and a Master of Legal Studies from Yale Law School. Dr. Swain was selected to serve on our Board because of her experience in the fields of political science, law and government.

Catherine Wood, age 70, has served as a member of the Board since August 2022. In addition, she has served as a member of the boards of directors of NREF and VineBrook since July 2020, and as a member of the board of directors of NXRT since July 2020. She has also served as a member of the board of directors of NXHT since June 2022. Ms. Wood is currently Chief Executive Officer, Chief Investment Officer and a board member of ARK Investment Management LLC (“ARK”), an SEC-registered investment advisor, which she founded in January 2014. Ms. Wood is also currently Chief Executive Officer, Chief Investment Officer and a board member of ARK ETF Trust. Prior to ARK, Ms. Wood spent 12 years at AllianceBernstein as Chief Investment Officer of Global Thematic Strategies. Ms. Wood joined AllianceBernstein from Tupelo Capital Management, a hedge fund she co-founded. Prior to her tenure at Tupelo Capital Management, Ms. Wood worked for 18 years at Jennison Associates LLC as Chief Economic Officer and several other positions. Ms. Wood started her career in Los Angeles at The Capital Group as an Assistant Economist. Ms. Wood received her Bachelor of Science, summa cum laude, in Finance and Economics from the University of Southern California. Ms. Wood was selected to serve on the Board because of her experience as it relates to disruptive technologies, business models and processes, which provides an important perspective to the Board.

PROPOSAL 2 –
ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Pursuant to Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we are submitting the compensation of our named executive officers, as disclosed in this proxy statement, to our shareholders for an advisory vote.

As described below under the heading “Executive Compensation,” we are externally managed by our Adviser through an agreement dated July 1, 2022 (as amended, the “Advisory Agreement”) by and among the Company and our Adviser. Our Adviser conducts substantially all of our operations and provides asset management services for our real estate investments. Our named executive officers for fiscal year 2025 currently serve as officers of our Adviser and we have no employees as of March 27, 2026. Because our Advisory Agreement provides that our Adviser is responsible for managing our affairs, our named executive officers for fiscal year 2025 did not receive any cash compensation from us or any of our subsidiaries for serving as our executive officers. Additionally, we do not have any agreements with any of our named executive officers with respect to their cash compensation and do not intend to directly pay any cash compensation to them. However, from time to time we may grant to our named executive officers equity-based awards pursuant to our equity incentive plans, which we believe serve to align the interests of our named executive officers with the interests of our shareholders.

We do not determine the cash compensation payable by the Adviser to our named executive officers. The Adviser and its affiliates determine the salaries, bonuses and other wages earned by our named executive officers from our Adviser and its affiliates. The Adviser and its affiliates also determine whether and to what extent our named executive officers will be provided with employee benefit plans.

In 2025, our shareholders approved the compensation of our named executive officers by 88.6% of the votes cast. The vote on this proposal is not intended to address any specific element of compensation. Rather, the vote relates to the overall compensation of our named executive officers, as described under the heading “Executive Compensation” in this proxy statement. We are asking our shareholders to approve the following advisory resolution at our Annual Meeting:

“RESOLVED, that the compensation of the Company’s named executive officers, as disclosed pursuant to the rules of the Securities and Exchange Commission, including the overview of executive compensation, compensation tables and narrative discussion is hereby APPROVED.”

This vote is advisory and is not binding on the Company, our Board or the compensation committee. However, the compensation committee expects to consider the outcome of this advisory vote in evaluating whether any actions are appropriate with respect to our compensation programs for our executive officers. At the 2023 annual meeting of shareholders, a majority of the Company’s shareholders voted in favor of holding advisory votes on the Company’s executive compensation on an annual basis, and, in light of this vote, the Board adopted a policy of holding such advisory votes annually. Unless the Board determines otherwise, we will continue to hold advisory votes on the Company’s executive compensation on an annual basis, and the next advisory vote following this year’s vote will be held at the 2027 annual meeting of shareholders.

The Board unanimously recommends a vote FOR the approval of the compensation of our named executive officers.

PROPOSAL 3 ‒
APPROVAL OF THE NEXPOINT DIVERSIFIED REAL ESTATE TRUST

2026 LONG TERM INCENTIVE PLAN

Executive Summary and Selected Plan Information

Introduction

We are asking our shareholders to approve the NexPoint Diversified Real Estate Trust 2026 Long Term Incentive Plan (the “2026 LTIP”).

The 2026 LTIP is intended to replace the NexPoint Diversified Real Estate Trust 2023 Long Term Incentive Plan (as amended and restated, the “2023 LTIP”). The 2023 LTIP is our only existing compensatory plan under which equity awards relating to our Common Shares can currently be granted.

On February 23, 2026, the compensation committee of the Board recommended that the Board approve the 2026 LTIP, and the Board unanimously approved the 2026 LTIP, determined that the 2026 LTIP was advisable and in the best interests of the Company and the Company’s shareholders and directed that approval of the 2026 LTIP be submitted for consideration by our shareholders at the annual meeting.

Proposed Share Reserve	The number of Common Shares that will be authorized for issuance pursuant to the 2026 LTIP will not exceed in the aggregate, 1,872,000 shares (the “Share Reserve”).

Governance Highlights and Best Practices of the 2026 LTIP	The 2026 LTIP incorporates certain compensation governance provisions that reflect best and prevalent practices. These include:
	●	Minimum one-year vesting period for all awards, subject to certain exceptions described in the 2026 LTIP.
	●	Annual limit of $350,000 compensation (including, but not limited to, cash fees and equity awards under the 2026 LTIP) that may be paid or awarded to a non-employee trustee with respect to his or her trustee service in any period of one calendar year.
	●	No “liberal” share counting for any awards.
	●	No acceleration of vesting of awards outside of death or disability, in the event of a double-trigger change in control of the Company (as described below) or where such awards are not assumed or converted into replacement awards (as described below).
	●	Prohibition on discounted option rights and stock appreciation rights (“SARs”).
	●	No repricing of option rights or SARs and no cash buyout of underwater option rights and SARs without shareholder approval.
	●	No dividends or dividend equivalents paid out currently on unvested awards.
	●	No dividends or dividend equivalents on option rights or SARs.
	●	No evergreen features.
	●	“Double-trigger” vesting for change in control benefits.
	●	No tax “gross-ups” for excise taxes payable in connection with a change in control.
	●	Clawback provisions.

Expected Duration and Impact on Dilution (as measured through burn rate and overhang)	The Company recognizes the impact of dilution on our shareholders and has evaluated the request for Common Shares under the 2026 LTIP very carefully in the context of the need to motivate, retain and ensure our leadership team is focused on our strategic and long-term growth priorities. Equity is an important component of a compensation program that aligns with our strategy of achieving long-term, sustainable growth.

Based on current expectations for possible future awards, the Company is recommending that 1,872,000 Common Shares be made available for issuance under the 2026 LTIP. Based on the closing price on the NYSE for our Common Shares on March 27, 2026 of $4.25 per share, the aggregate market value as of March 27, 2026 of Common Shares requested under the 2026 LTIP was $7,956,000. The Company anticipates these Common Shares will be sufficient to cover equity awards for the next few years. Despite this estimate, the duration of the Share Reserve may be shorter or longer depending on various factors such as share price, aggregate equity needs and equity award type mix.

Common measures for the use of share incentive plans include the burn rate and the overhang rate. The burn rate measures the annual dilution from equity awards granted during a particular year. We have previously issued awards under the 2023 LTIP. The three-year average burn rate from fiscal year 2023 to 2025 is 2.48%. The following table provides information regarding our annual burn rate over the past three completed fiscal years. The amounts shown in the table reflect awards granted and Common Shares outstanding.

	Year	Time-Based RSUs Granted (#)	Weighted Avg. Shares Outstanding (#)	Burn Rate (%)
	2023	603,486	37,333,522	1.62%
	2024	1,033,787	40,228,781	2.55%
	2025	1,510,235	46,251,816	3.27%

The overhang rate is a measure of potential dilution to holders of Common Shares. As of March 27, 2026, there were 50,219,590 Common Shares outstanding, 2,869,669 Common Shares subject to full-value outstanding equity awards, zero outstanding options or SARs and 25 Common Shares remaining under the 2023 LTIP. These 25 shares remaining under the 2023 LTIP shall be cancelled upon enactment of the 2026 LTIP. Any Common Shares issued from March 27, 2026 through the effective date of the 2026 LTIP shall be subtracted from the 2026 LTIP Share Reserve upon shareholder approval of the 2026 LTIP.

If we exclude the impact of the Share Reserve request, the Company’s overhang rate as of March 27, 2026 is 5.4% on a fully diluted basis. If the Company includes the Share Reserve request of 1,872,000 Common Shares, the Company’s overhang rate with respect to Common Shares will be approximately 8.6% on a fully diluted basis. The Company believes this is a reasonable level of dilution and provides the Company with the appropriate flexibility to ensure meaningful equity awards in future years to executives and other key service providers to better align their interests with the interests of shareholders.

Plan Term	The 2026 LTIP will expire on the tenth anniversary of the date the 2026 LTIP was approved by the Company’s shareholders, unless earlier terminated by the compensation committee. Awards granted under the 2026 LTIP prior to such expiration date shall continue to be controlled by its terms.

Board Recommendation

The Board recommends that the Company’s shareholders vote in favor of the 2026 LTIP. The 2026 LTIP affords the compensation committee the ability to design compensatory awards that are responsive to the Company’s needs and includes authorization for a variety of awards designed to advance the interests and long-term success of the Company by attracting, retaining and motivating officers, key employees, non-employee trustees and other eligible service providers of the Company Group (as defined below).

If the 2026 LTIP is approved by shareholders, it will be effective as of the day of the annual meeting and we will not issue any new awards under the 2023 LTIP on or after the date of such shareholder approval. Awards previously granted under the 2023 LTIP would be unaffected by the adoption of the 2026 LTIP, and such awards would remain outstanding under the terms pursuant to which they were granted. If the 2026 LTIP is not approved by our shareholders, no awards will be made under the 2026 LTIP and the 2023 LTIP will remain in effect in its current form.

In evaluating this proposal, shareholders should consider all of the information in this proposal.

The Board unanimously recommends a vote FOR the approval of the NexPoint Diversified Real Estate Trust 2026 Long Term Incentive Plan.

Summary of Material Terms of the 2026 LTIP

The following description of the 2026 LTIP is only a summary of its principal terms and provisions and is qualified in its entirety by reference to the full copy of the 2026 LTIP, attached as Appendix A to this proxy statement.

Purpose

The 2026 LTIP is designed to provide competitive incentives intended to attract, retain, incentivize and reward eligible participants.

Eligibility for Participation

Certain individuals selected by the compensation committee who are an officer or other key employee of the Company Group (or have agreed to serve in such capacity within 90 days of the grant date), an individual providing services to the Company Group (provided he or she satisfies the Form S-8 definition of “employee”) or a non-employee trustee of the Company at the time of an award’s grant are eligible to participate in the 2026 LTIP. Under the 2026 LTIP, “Company Group” includes (i) the Company and any of its affiliates or subsidiaries, including our Adviser and the OP, (ii) any entity, directly or indirectly, through one or more intermediaries, controlling, controlled by or under common control with our Adviser, or (iii) the successors of any of the entities in romanettes (i) and (ii) (together, the “Company Group” and any member of the Company Group, a “Company Group Member”).

As of March 27, 2026, there were approximately 41 employees of our Company Group and six non-employee trustees of the Company expected to participate in the 2026 LTIP. As of March 27, 2026, there were zero consultants expected to participate in the 2026 LTIP.

Plan Administration

The 2026 LTIP will generally be administered by the compensation committee (or its successor), or any other committee of the Board designated by the Board to administer the 2026 LTIP. As plan administrator, the compensation committee has broad authority to determine the terms of the awards granted under the 2026 LTIP (subject to the terms thereof) and to make all other determinations it deems necessary or advisable to administer the 2026 LTIP properly. The interpretation and construction by the compensation committee of any provision of the 2026 LTIP or of any award agreement or related document, and any determination by the compensation committee pursuant to any provision of the 2026 LTIP or of any such agreement, notification or document, will be final and conclusive.

The compensation committee may also delegate its authority under the 2026 LTIP: (i) to a subcommittee of the compensation committee; (ii) if permitted by applicable law and with respect to the committee’s administrative duties and powers, to one or more committee members, officers, agents or advisors of the Company as it deems advisable; and (iii) by resolution to one or more officers of the Company with respect to selecting eligible employee participants (provided they are not subject to Section 16 of the Exchange Act reporting requirements) and determining award size, subject to certain additional limitations in the 2026 LTIP.

Shares Available for Awards and ISOs

Subject to adjustment as provided in the 2026 LTIP, the number of Common Shares that may be issued or transferred under the 2026 LTIP shall not exceed the Share Reserve. The maximum number of Common Shares that may be issued pursuant to an “incentive stock option” (as defined in Section 422 of the Internal Revenue Code (the “Code”)) (an “ISO”) may not exceed 1,872,000 Common Shares.

Share Counting Provisions

The Share Reserve shall be reduced by one Common Share for every Common Share ultimately issued or transferred under the 2026 LTIP. If any award granted under the 2026 LTIP or the 2023 LTIP is cancelled or forfeited, expires, is settled for cash (in whole or in part) or otherwise does not result in the issuance or transfer of all or a portion of the Common Shares subject to such award under the 2026 LTIP or the 2023 LTIP, as applicable, then in each case, the Common Shares subject to such award shall, to the extent of such forfeiture, expiration, termination, cash settlement or non-issuance, be added to the number of Common Shares available for issuance or transfer under the Share Reserve on a one-for-one basis. Each profits interest unit issued pursuant to an award agreement shall reduce the Share Reserve by one Common Share. In addition, the following types of Common Shares have been issued or transferred pursuant to an award, have been deducted from the Share Reserve, and will not become available again for issuance or transfer under the 2026 LTIP: (a) Common Shares withheld by the Company, tendered or otherwise used in payment of the exercise price of an option right; (b) Common Shares withheld by the Company or tendered or otherwise used to satisfy tax withholding obligations; (c) Common Shares subject to a SAR that are not actually issued or transferred in connection with its settlement of Common Shares on the exercise thereof and (d) Common Shares that are reacquired by the Company on the open market or otherwise using option rights proceeds.

Allowances for Conversion Awards and Assumed Plans

Common Shares issued or transferred under awards granted under the 2026 LTIP in substitution for or conversion of, or in connection with an assumption of, shares or share-based awards held by awardees of an entity engaging in a corporate acquisition or merger transaction with the Company or any of its subsidiaries will not count against (or be added back to) the aggregate share limit or other 2026 LTIP limits described above (“Substitute Awards”). Additionally, shares available under certain plans that we or our subsidiaries may assume in connection with corporate transactions from another entity may be available for certain awards under the 2026 LTIP, under the circumstances further described in the 2026 LTIP, but will not count against the aggregate share limit or other 2026 LTIP limits described above (“Assumed Plan Awards”).

Minimum Vesting Requirement

Notwithstanding anything else contained in this proposal to the contrary (except in the case of Substitute Awards, Assumed Plan Awards and cash incentive awards), awards that are granted under the 2026 LTIP will be subject to a minimum vesting and exercise period of one year from the grant date (“Minimum Vesting Requirement”). Notwithstanding the foregoing, the award may provide for acceleration of vesting and/or exercise solely in the event of a participant’s death or disability, in the event of a double-trigger change in control of the Company (as described below) or where such awards are not assumed or converted into replacement awards (as described below). The compensation committee may grant awards covering up to 5% of the maximum number of Common Shares reserved for issuance under the 2026 LTIP (subject to adjustment as provided in the 2026 LTIP) without regard to the Minimum Vesting Requirement.

Types of Awards Under the 2026 LTIP

Pursuant to the 2026 LTIP, the Company may grant option rights (including ISOs), SARs, restricted shares, restricted share units (“RSUs”), performance shares, performance units, cash incentive awards, profits interest units and certain other awards based on or related to our Common Shares.

Each grant of an award under the 2026 LTIP will be evidenced by an award agreement or agreements which will contain such terms and conditions as the compensation committee may determine, consistent with the 2026 LTIP. Each award may be subject to time-based, service-based or performance-based vesting. A brief description of the types of awards which may be granted under the 2026 LTIP is set forth below.

Option Rights

An option right is a right to purchase Common Shares of the Company upon the exercise of the option right. Option rights granted under the 2026 LTIP may consist of ISOs, nonqualified options that are not intended to qualify as an ISO or a combination of both. ISOs may only be granted to participants who meet the definition of employee under Section 3401(c) of the Code. Except with respect to Substitute Awards and Assumed Plan Awards, option rights must have an exercise price per share that is not less than the fair market value of a share on the date of grant, and with respect to ISOs granted to holders of more than 10% of the Company’s Common Shares, such ISOs must have an exercise price per share that is not less than 110% of the fair market value of a share on the date of grant. The term of an option right may not extend more than ten years after the date of the grant; provided, that in the case of ISOs granted to holders of more than 10% of the Company’s Common Shares, no such option right shall be exercisable more than five years from the date of the grant.

Each grant of an option right will specify the applicable terms of the option right, including the number of Common Shares subject to the option right and the applicable vesting and forfeiture provisions (whether based on service, performance or otherwise), as determined by the compensation committee.

In addition, each grant will specify the form of consideration to be paid in satisfaction of the exercise price, which may include: (a) cash or check acceptable to the Company, or wire transfer of immediately available funds; (b) the actual or constructive transfer to the Company of Common Shares owned by the participant (or certain other consideration permitted under the 2026 LTIP) with a value at the time of exercise that is equal to the total exercise price; (c) subject to any conditions or limitations established by the compensation committee, by a net exercise arrangement pursuant to which the Company will withhold Common Shares otherwise issuable upon exercise of an option right; (d) by a combination of the foregoing methods; and (e) such other methods as may be approved by the compensation committee. To the extent permitted by law, any option right may provide for deferred payment of the exercise price from the proceeds of a sale through a bank or broker of some or all of the Common Shares to which the exercise relates. Option rights granted under the 2026 LTIP may not provide for dividends or dividend equivalents.

SARs

The 2026 LTIP provides for the grant of SARs. A SAR is a right to receive from us an amount equal to 100%, or such lesser percentage as the compensation committee may determine, of the spread between the base price and the value of our Common Shares on the date of exercise.

Each grant of a SAR will be evidenced by an award agreement which specifies the applicable terms and conditions of such award, including any vesting and forfeiture provisions (whether based on service, performance or otherwise), as specified by the compensation committee. A SAR may be paid in cash, Common Shares or any combination thereof. Except with respect to Substitute Awards and Assumed Plan Awards, the base price of a SAR may not be less than the fair market value of a Common Share on the date of grant. The term of a SAR may not extend more than ten years from the date of grant. SARs granted under the 2026 LTIP may not provide for dividends or dividend equivalents.

Restricted Shares

Restricted shares constitute an immediate transfer of the ownership of Common Shares to the participant in consideration of the performance of services, entitling such participant to distribution, voting and other ownership rights, subject to certain vesting conditions and forfeiture conditions (whether based on service, performance or otherwise) determined by the compensation committee and set forth in an award agreement specifying the terms and conditions of the award. Each such grant or sale of restricted shares may be made without additional consideration or in consideration of a payment by the participant that is less than the fair market value per Common Share on the date of grant.

Any grant of restricted shares shall require that any or all dividends or distributions paid on the restricted shares during the period of such restrictions shall be automatically deferred and paid on a contingent basis based on the participant earning the restricted shares with respect to which such dividends are paid.

Restricted Share Units

RSUs awarded under the 2026 LTIP constitute an agreement by the Company to deliver Common Shares, cash, or a combination thereof, to the participant in the future. Each grant of an RSU award will be evidenced by an award agreement, which specifies the applicable terms and conditions of such award, including any vesting and forfeiture provisions (whether based on service, performance or otherwise) as determined by the compensation committee. Each grant or sale of RSUs may be made without additional consideration or in consideration of a payment by the participant that is less than the fair market value per Common Share on the date of grant. During the restriction period applicable to RSUs, the participant will have no right to transfer any rights under the award and will have no rights of ownership in the Common Shares underlying the RSUs and no right to vote them or receive dividends thereon. Rights to dividend equivalents may be extended to and made part of any RSU award at the discretion of and on the terms determined by the compensation committee, subject to deferral and payment on a contingent basis based on the participant earning the RSUs with respect to which such dividend equivalents are paid.

Performance Shares, Performance Units and Cash Incentive Awards

Performance shares, performance units and cash incentive awards may also be granted to participants under the 2026 LTIP. A performance share is a bookkeeping entry that records the equivalent of one Common Share, and a performance unit is a bookkeeping entry that records a unit equivalent to $1.00 or such other value as determined by the compensation committee. Each grant will specify the applicable terms of the award, including the number or amount of performance shares or performance units, or the amount payable with respect to cash incentive awards, and the applicable vesting and forfeiture provisions (whether based on service, performance or otherwise), as determined by the compensation committee.

In addition, each grant will specify the time and manner of payment of performance shares, performance units or cash incentive awards that have been earned, and any grant may further specify that any such amount may be paid or settled by the Company in cash, Common Shares, restricted shares, RSUs or any combination thereof. Performance shares, performance units and cash incentive awards are not entitled to receive dividends. Any grant of performance shares may provide for the payment of dividend equivalents in cash or in additional Common Shares, subject to deferral and payment on a contingent basis based on the participant’s earning of the performance shares with respect to which such dividend equivalents are paid.

Profits Interest Units

A profits interest unit is a unit of the OP which is intended to constitute a “profits interest” within the meaning of Revenue Procedures 93-27 and 2001-43. Profits interest units are a form of appreciation award that is valued by reference to the value of a limited partnership interest in the OP. Each grant of profits interest units shall be evidenced by an award agreement setting forth the award’s applicable terms and conditions, including the applicable vesting and forfeiture provisions (whether based on service, performance or otherwise), as determined by the compensation committee.

A profits interest unit may only be issued to a participant for the performance of services to, or for the benefit of, the OP in the participant’s capacity as a partner of the OP, in anticipation of becoming a partner of the OP, or otherwise as determined by the compensation committee; provided, that, the profits interest units are intended to constitute “profits interests” within the meaning of Revenue Procedures 93-27 and 2001-43. Profits interest units granted under the 2026 LTIP may not provide for dividends or dividend equivalents of the Company, but may be eligible to receive distributions from the OP in accordance with the OP’s partnership agreement.

Other Awards

The compensation committee may grant such other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Common Shares, factors that may influence the value of such Common Shares, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Common Shares, purchase rights for Common Shares, awards with value and payment contingent upon performance of the Company or specified subsidiaries, affiliates or other business units or any other factors designated by the compensation committee, awards valued by reference to the book value of Common Shares or the value of securities of, or the performance of the subsidiaries, affiliates or other business units of the Company, awards that are membership interests in a subsidiary or operating partnership, and interests in the OP. The terms and conditions of any such awards will be determined by the compensation committee. Common Shares delivered under an award in the nature of a purchase right granted under the 2026 LTIP will be purchased for such consideration, paid for at such time, by such methods, and in such forms, including, without limitation, Common Shares, other awards, notes or other property, as the compensation committee determines.

Additionally, the compensation committee may grant cash awards as an element of any other award, Common Shares as a bonus, or may grant other awards in lieu of obligations of the Company or a subsidiary to pay cash or deliver other property under the 2026 LTIP or under other plans or compensatory arrangements, subject to terms determined by the compensation committee in a manner that complies with Section 409A of the Code.

Awards in the category of “other awards” under the 2026 LTIP shall not be entitled to dividends. Rights to dividend equivalents may be extended to and made part of such other awards at the discretion of and on the terms determined by the compensation committee, subject to deferral and payment on a contingent basis based on the participant earning the award with respect to which such dividend equivalents are paid.

Adjustments; Corporate Transactions

If there is any change in the Company’s capitalization (including resulting from a stock split) or a corporate transaction (including a merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, redomestication, partial or complete liquidation or other distribution of assets, or issuance of rights or warrants to purchase securities), the compensation committee will adjust the number and kind of Common Shares or other securities permitted to be delivered under the 2026 LTIP, adjust the terms of outstanding awards, including the number and kind of Common Shares or other securities subject to outstanding awards, in each case as and to the extent the compensation committee determines an adjustment to be appropriate and equitable, to prevent dilution or enlargement of rights.

In the event of any such transaction or event, or in the event of a change in control of the Company, the compensation committee may provide in substitution for any or all outstanding awards under the 2026 LTIP such alternative consideration (including cash), if any, as it may in good faith determine to be equitable under the circumstances and will require in connection therewith the surrender of all awards so replaced in a manner that complies with Section 409A of the Code.

“Double-Trigger” Accelerated Vesting upon Change in Control

In the event of a change in control, the 2026 LTIP provides that the vesting of awards will accelerate in connection therewith only where the award is not assumed or converted into a “replacement award” (as defined under the 2026 LTIP). To constitute a replacement award, in addition to providing substantially the same economic rights and benefits, the award must also provide that if a participant’s continuous service is involuntarily terminated by the Company Group (including a successor) without cause or the participant terminates his or her continuous service for good reason following the grant of the replacement award, the award will fully vest, subject to any modifications provided in the 2026 LTIP to comply with Code Section 409A.

If an award is not assumed or converted into a replacement award as described above, (a) all awards with time-based vesting conditions or restrictions will become fully vested (and option rights and SARs exercisable) at the time of the change in control; (b) all awards with respect to which the vesting or amount is based on the satisfaction of certain management objectives or other performance-based criteria will be deemed to be achieved or fulfilled at the greater of (i) the performance achieved (as determined by the compensation committee) or (ii) at the target level of performance applicable to the award, prorated based on the elapsed proportion of the performance period as of the date of the change in control; and (c) all awards will be paid or settled on the date of the change in control. In addition, for each option right or SAR with an option price or base price greater than the consideration offered in connection with such change in control, the compensation committee may elect to cancel such option right or SAR without any payment to the participant.

The 2026 LTIP includes a definition of “change in control.” In general, except as may be otherwise prescribed by the compensation committee in any award agreement, a change in control will be deemed to have occurred if: (a) individuals who constitute the Board on the effective date of the 2026 LTIP cease for any reason to constitute at least a majority of the Board, unless their replacements are approved as described in the 2026 LTIP (subject to certain exceptions described in the 2026 LTIP); (b) a person or group becomes the beneficial owner of 35% or more of the then-outstanding Common Shares or the combined voting power of our then-outstanding securities entitled to vote generally in the election of trustees, subject to certain exceptions; (c) the Company closes a reorganization, merger, consolidation, significant sale or purchase of assets, in each case which causes the persons or groups who are the beneficial owners of 35% or more of the then-outstanding Common Shares or the combined voting power of our then-outstanding securities entitled to vote generally in the election of trustees to cease to be such beneficial owners of the entity resulting from such transaction, in substantially the same proportions of ownership as immediately prior to such transaction, as further described in the 2026 LTIP; (d) the Company’s shareholders approve its complete liquidation or dissolution; or (e) the Adviser is terminated.

Management Objectives

The 2026 LTIP permits the Company to grant awards subject to the achievement of certain specified management objectives. Management objectives are defined as the measurable performance objective or objectives established pursuant to the 2026 LTIP for participants who have received grants of performance shares, performance units or cash incentive awards or, when so determined by the compensation committee, option rights, SARs, restricted shares, RSUs, dividend equivalents or other awards. Management objectives may be described in terms of company-wide objectives or objectives that are related to the performance of the individual participant or of one or more of the subsidiaries, divisions, departments, regions, functions or other organizational units within the Company or its subsidiaries. The management objectives may be made relative to the performance of other companies or subsidiaries, divisions, departments, regions, functions or other organizational units within such other companies, and may be made relative to an index or one or more of the performance objectives themselves.

Detrimental Activity and Recapture

Any award agreement may provide for the cancellation or forfeiture and repayment to the Company of any award or gain related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be determined by the compensation committee from time to time or as may be required by the compensation committee or under Section 10D of the Exchange Act and any applicable rules and regulations promulgated by the SEC or any national securities exchange or national securities association on which our Common Shares may be traded.

Effective Date and Term of the 2026 LTIP

The 2026 LTIP will become effective on the date it is approved by the Company’s shareholders and will terminate as to future awards on the tenth anniversary thereof.

If the 2026 LTIP is approved by shareholders, we will not issue any new awards under the 2023 LTIP on or after the date of such shareholder approval. Awards previously granted under the 2023 LTIP would be unaffected by the adoption of the 2026 LTIP, and such awards would remain outstanding under the terms pursuant to which they were granted.

Amendment and Termination of the 2026 LTIP

The Board may amend the 2026 LTIP at any time, but no amendment, alteration or termination of the 2026 LTIP may impair the rights of any participant with respect to outstanding awards without the participant’s consent or permit the Board to amend awards in violation of the 2026 LTIP’s prohibition on repricing underwater option rights and SARs. In addition, the Board would need shareholder approval of an amendment if it (a) would materially increase the benefits accruing to participants under the 2026 LTIP, (b) would materially increase the number of securities which may be issued under the 2026 LTIP, (c) would materially modify the requirements for participation in the 2026 LTIP, or (d) must otherwise be approved by the Company’s shareholders in order to comply with applicable law or the rules of the stock exchange(s) on which the Common Shares are traded. Shareholder approval will be obtained to increase the Share Reserve (subject to adjustment as described above), and for any amendment that would require such approval to comply with any rules of the stock exchange(s) on which the Common Shares are traded or other applicable law. The Board may, in its discretion, terminate the 2026 LTIP at any time. Termination of the 2026 LTIP will not affect the rights of participants or their successors under any awards outstanding and not exercised in full on the date of termination.

Limitation on Acceleration of Earning, Vesting or Elimination of Restrictions Applicable to Awards

For the avoidance of doubt, the compensation committee and any award agreement may only provide for the earlier exercise of option rights or SARs, the earlier termination of restrictions on restricted shares, the earlier lapse or modification of the restricted period applicable to RSUs, the earlier lapse or modification of the performance period with respect to cash incentive awards, performance shares and performance units, the earlier vesting of profits interest units or the earlier earning, vesting or elimination of restrictions with respect to other awards in the event of a participant’s death or disability, in the event of a double-trigger change in control of the Company (as described above) or where such awards are not assumed or converted into replacement awards (as described above).

Material U.S. Federal Income Tax Consequences

The following discussion of certain relevant United States federal income tax effects applicable to certain awards granted under the 2026 LTIP is only a summary of certain of the United States federal income tax consequences applicable to United States residents under the 2026 LTIP, and reference is made to the Code for a complete statement of all relevant federal tax provisions. No consideration has been given to the effects of foreign, state, local and other laws (tax or other) on the 2026 LTIP or on a participant, which laws will vary depending upon the particular jurisdiction or jurisdictions involved. In particular, participants who are located outside the United States may be subject to foreign taxes as a result of the 2026 LTIP.

Tax Consequences to Participants

Nonqualified Option Rights: An optionee subject to United States federal income tax will generally not recognize taxable income for United States federal income tax purposes upon the grant of a nonqualified stock option. Rather, at the time of exercise of the nonqualified stock option, the optionee will recognize ordinary income, and the Company will be entitled to a deduction, in an amount equal to the excess of the fair market value of the Common Shares on the date of exercise over the exercise price. If the Common Shares acquired upon the exercise of a nonqualified stock option are later sold or exchanged, then the difference between the amount received upon such sale or exchange and the fair market value of such shares on the date of such exercise will generally be taxable as long-term or short-term capital gain or loss (if the shares are a capital asset of the optionee), depending upon the length of time such shares were held by the optionee.

Incentive Stock Options: An optionee subject to United States federal income tax will generally not recognize taxable income for United States federal income tax purposes upon the grant of an ISO (within the meaning of Section 422 of the Code) and the Company will not be entitled to a deduction at that time. If the ISO is exercised during employment or within 90 days following the termination thereof (or within one year following termination, in the case of a termination of employment due to death or disability, as such terms are defined in the 2026 LTIP), the optionee will not recognize any income and the Company will not be entitled to a deduction. The excess of the fair market value of the Common Shares on the exercise date over the exercise price, however, is includible in computing the optionee’s alternative minimum taxable income.

Generally, if an optionee disposes of shares acquired by exercising an ISO before the later of two years from the date of grant or one year from the date of exercise, the optionee will recognize ordinary income, and the Company will be entitled to a deduction, in an amount equal to the excess of the fair market value of the shares on the date of exercise (or the sale price, if lower) over the exercise price. The balance of any gain or loss will generally be treated as a capital gain or loss to the optionee. If the Common Shares are disposed of after the two-year and one-year periods described above, the Company will not be entitled to any deduction, and the entire gain or loss for the optionee will be treated as a capital gain or loss.

SARs:  A participant subject to United States federal income tax who is granted a SAR will not recognize ordinary income for United States federal income tax purposes upon receipt of the SAR. At the time of exercise, however, the participant will recognize ordinary income equal to the value of any cash received and the fair market value on the date of exercise of any Common Shares received. The Company will not be entitled to a deduction upon the grant of a SAR, but generally will be entitled to a deduction for the amount of income the participant recognizes upon the participant’s exercise of the SAR. The participant’s tax basis in any Common Shares received will be the fair market value on the date of exercise and, if the shares are later sold or exchanged, then the difference between the amount received upon such sale or exchange and the fair market value of the shares on the date of exercise will generally be taxable as long-term or short-term capital gain or loss (if the shares are a capital asset of the participant) depending upon the length of time such shares were held by the participant.

Restricted Shares: A participant subject to United States federal income tax generally will not be taxed upon the grant of a restricted shares award, but rather will recognize ordinary income for United States federal income tax purposes in an amount equal to the fair market value of the shares at the time the restricted shares are no longer subject to a substantial risk of forfeiture (within the meaning of the Code). The Company generally will be entitled to a deduction at the time when, and in the amount that, the participant recognizes ordinary income on account of the lapse of the restrictions. A participant’s tax basis in the shares will equal the fair market value of those shares at the time the restrictions lapse, and the participant’s holding period for capital gains purposes will begin at that time. Any cash dividends paid on the shares before the restrictions lapse will be taxable to the participant as additional compensation (and not as dividend income). Under Section 83(b) of the Code, a participant may elect to recognize ordinary income at the time the restricted shares are awarded in an amount equal to their fair market value at that time, notwithstanding the fact that such shares are subject to restrictions and a substantial risk of forfeiture. If such an election is made, no additional taxable income will be recognized by such participant at the time the restrictions lapse, the participant will have a tax basis in the restricted shares equal to their fair market value on the date of their award, and the participant’s holding period for capital gains purposes will begin at that time. The Company generally will be entitled to a tax deduction at the time when, and to the extent that, ordinary income is recognized by such participant.

Restricted Share Units: A participant subject to United States federal income tax who is granted a restricted share unit will not recognize ordinary income for United States federal income tax purposes upon the receipt of the restricted share unit, but rather will recognize ordinary income in an amount equal to the fair market value of the Common Shares at the time of settlement, and the Company will have a corresponding deduction at that time.

Performance Shares, Performance Units, Other Share-Based and Cash-Based Awards: In the case of other share-based and other cash-based awards, depending on the form of the award, a participant subject to United States federal income tax will not be taxed upon the grant of such an award, but, rather, will recognize ordinary income for United States federal income tax purposes when such an award vests or otherwise is free of restrictions. In any event, the Company will be entitled to a deduction at the time when, and in the amount that, a participant recognizes ordinary income.

Profits Interest Units: A participant subject to United States federal income tax who is granted a profits interest unit generally is not expected to recognize taxable income at the time of grant or the vesting of those units, provided that (a) the award qualifies as “profits interests” within the meaning of Revenue Procedures 93-27 and 2001-43; (b) the participant does not dispose of the units within two years of issuance; and (c) certain other requirements are met. Participants generally would make the election provided for under Section 83(b) of the Code, recognizing zero income at the time of grant, in which case the profits interest units could be disposed of within two years of issuance. As a holder of profits interest units, however, a participant will be required to report on his or her income tax return his or her allocable share of the OP’s income, gains, losses, deductions and credits in accordance with the OP’s partnership agreement, regardless of whether the OP actually makes a distribution of cash to the participant. Distributions of money by the OP to the participant, will generally be taxable to the participant to the extent that such distributions exceed the participant’s tax basis in the OP. Any such gain generally will be capital gain, but a portion may be treated as ordinary income, depending on the assets of the OP at that time. Generally, no deduction is available to the Company upon the grant, vesting or disposition of the units.

Tax Withholding: The Company has the right to deduct or withhold, or require a participant to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes (including employment taxes) required by law to be withheld with respect to any exercise, lapse of restriction or other taxable event arising as a result of grants under the plans.

Certain Tax Code Limitations on Deductibility: Our ability to obtain a deduction for future payments could be limited by Section 280G of the Code, which provides that certain payments made in connection with a change in control are not deductible by the Company (and may be subject to additional taxes for the participant).

Section 409A: Some awards under the plans may be considered to be deferred compensation subject to Section 409A of the Code. Failure to satisfy the applicable requirements under this provision for awards considered deferred compensation would result in the acceleration of income and additional income tax liability to the recipient, including certain penalties.

New Plan Benefits

As of the date hereof, no awards have been granted under the 2026 LTIP. The aggregate number of shares and aggregate total dollar value of potential future awards under the 2026 LTIP that may be made to any of our named executive officers or to our executive officers, non-executive officer employees or non-employee trustees as a group is subject to the discretion of the compensation committee and is not yet determinable. Grants under the 2023 LTIP in 2025 to our named executive officers and non-employee trustees are described in the “Executive Compensation” and “The Board, Its Committees and Its Compensation” sections below.

Clawback and Post-Vesting Holding Policies

All awards granted under the 2026 LTIP will be subject to any clawback or recoupment policy currently in effect or as may be adopted by the Company, including to the extent applicable, the Supplemental Clawback Policy (as defined below). In addition, equity and equity-based awards granted to the Company’s President under the 2026 LTIP will be subject to the Post-Vesting Holding Policy (as defined below). For a more detailed discussion of the Clawback Policies and the Post-Vesting Holding Policy, see “Executive Compensation—Clawback Policies” and “Executive Compensation—Post-Vesting Holding Policy.”

Registration with the SEC

If the 2026 LTIP is approved by our shareholders and becomes effective, we intend to file a Registration Statement on Form S-8 relating to the issuance of Common Shares under the 2026 LTIP with the SEC pursuant to the Securities Act of 1933, as amended, as soon as practicable after approval of the 2026 LTIP by our shareholders.

The Board unanimously recommends a vote FOR the approval of the NexPoint Diversified Real Estate Trust 2026 Long Term Incentive Plan.

PROPOSAL 4 ‒
APPROVAL OF THE ISSUANCE OF COMMON SHARES UPON

THE CONVERSION OR REDEMPTION OF THE SERIES B PREFERRED SHARES

IN ACCORDANCE WITH SECTION 312.03(C) OF THE NYSE MANUAL AND

SECTION 11(G) OF THE STATEMENT OF PREFERENCES

Conversion and Redemption of the Series B Preferred Shares

As previously disclosed, on January 30, 2025, the Company launched a continuous registered offering of up to 16,000,000 Series B Preferred Shares (the “Offering”).

Beginning on the first day of the month following the third anniversary of the date of original issuance of the Series B Preferred Shares, the Series B Preferred Shares will be convertible at the option of the holder thereof into Common Shares if the 5-day volume weighted average price of our Common Shares on the NYSE ending on the trading day immediately preceding the date the holder delivers a duly completed conversion notice to the Company (such 5-day VWAP, the “Market Price”) represents a 15.0% premium to the estimated fair market NAV of the Company per Common Share as most recently published by the Company at the time of issuance of the applicable Series B Preferred Share (the “Minimum Market Price Trigger”). If the Minimum Market Price Trigger is satisfied, the Series B Preferred Shares will be convertible at a 6%, 10% or 12% discount to the Market Price beginning on the first day of the month following the third, fourth and fifth anniversary of the date of original issuance of the shares to be converted, respectively.

Beginning on the first day of the month following the date of original issuance of the Series B Preferred Shares, the holders of the Series B Preferred Shares will have the right to require the Company to redeem the Series B Preferred Shares at a redemption price equal to the stated value less a redemption fee calculated thereon, plus an amount equal to accrued but unpaid cash dividends thereon, if any, to but not including the date of redemption. For so long as the Common Shares are listed or admitted to trading on the NYSE or another national securities exchange or automated quotation system, the Company has the right, in its sole discretion, to pay the redemption price in cash or in equal value of Common Shares, based on the closing price per Common Share for the single trading day prior to the date of redemption.

Additionally, beginning on the first day of the first quarter following the second anniversary of the date of original issuance of the Series B Preferred Shares to be redeemed, the Company will have the right (but not the obligation) to redeem all or some portion of outstanding Series B Preferred Shares at a redemption price equal to 100% of the stated value, plus an amount equal to accrued but unpaid cash dividends thereon, if any, to but not including the date of redemption. If the Company chooses to redeem any Series B Preferred Shares, for so long as the Common Shares are listed or admitted to trading on the NYSE or another national securities exchange or automated quotation system, the Company has the right, in its sole discretion, to pay the redemption price in cash or in equal value of Common Shares, based on the closing price per share of the Common Shares for the single trading day prior to the date of redemption.

Further, subject to certain restrictions, in the event of death or disability, the Series B Preferred Shares held by such person may be redeemed beginning on the first day of the month following the first anniversary of the date of original issuance of such Series B Preferred Shares. Beginning on the first day of the month following the first anniversary of the date of original issuance of the Series B Preferred Shares to be redeemed, the Company will redeem such shares at a redemption price equal to 95% of the stated value, and beginning on the first day of the month following the second anniversary of the date of original issuance of the Series B Preferred Shares to be redeemed, the Company will redeem such shares at a redemption price equal to 100% of the stated value, in each case, plus an amount equal to accrued but unpaid cash dividends thereon, if any, to but not including the date of redemption. For so long as our Common Shares are listed or admitted to trading on the NYSE or another national securities exchange or automated quotation system, the Company has the right, in its sole discretion, to pay the redemption price in cash or in equal value of Common Shares, based on the closing price per share of the Common Shares for the single trading day prior to the date of redemption.

Shareholder Approval Required

Our Common Shares are listed on the NYSE and, as a result, are subject to the rules of the NYSE.

Section 312.03(c) of the NYSE Manual requires shareholder approval prior to any issuance of Common Shares or securities convertible into or exercisable for Common Shares, in any transaction or series of related transactions if (1) the Common Shares have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such Common Shares or securities convertible into or exercisable for Common Shares or (2) if the number of Common Shares to be issued, or will be upon issuance, equal to or in excess of 20% of the number of Common Shares outstanding before the issuance of the Common Shares or of the securities convertible into or exercisable for Common Shares.

Section 11(g) of the Statement of Preferences provides that the Series B Preferred Shares shall not be convertible, in aggregate, into more than 19.99% of the number of Common Shares of voting power outstanding prior to the initial issuance of any Series B Preferred Shares (subject to appropriate adjustment in relation to any recapitalizations, share dividends, share splits, share combinations, reclassifications or other similar events) (the “Conversion Cap”) prior to obtaining approval of the Company’s shareholders in accordance with Section 312.03(c) of the NYSE Manual. If the Company’s shareholders do not approve this proposal, the Conversion Cap will remain in place.

Because the issuance of Common Shares in connection with the conversion of any and all of the Series B Preferred Shares (the “Preferred Conversions”) may exceed the thresholds established by Section 312.03(c) of the NYSE Manual and Section 11(g) of the Statement of Preferences, the Preferred Conversions must be approved by a majority of the shares present or represented by proxy and entitled to vote on the matter. Further, because the issuance of Common Shares in connection with redemptions of any and all of the Series B Preferred Shares (the “Preferred Redemptions”) may exceed the thresholds established by Section 312.03(c) of the NYSE Manual, the Preferred Redemptions must be approved by a majority of the Shares present or represented by proxy and entitled to vote on the matter.

As a result, we are asking our shareholders to approve the following resolution at our Annual Meeting:

“RESOLVED, that the Preferred Conversions and the Preferred Redemptions be, and hereby are, approved in all respects, including, for the avoidance of doubt, for purposes of Section 312.03(c) of the NYSE Manual and Section 11(g) of the Statement of Preferences.”

The Board unanimously recommends a vote FOR the approval of the issuance of Common Shares upon the Preferred Conversions and the Preferred Redemptions in accordance with Section 312.03(c) of the NYSE Manual and Section 11(g) of the Statement of Preferences.

PROPOSAL 5 –
RATIFICATION OF APPOINTMENT OF
KPMG LLP AS THE COMPANY’S INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM FOR 2026

The audit committee has appointed KPMG as the Company’s independent registered public accounting firm for 2026. The Board is asking shareholders to ratify this appointment. SEC regulations and the NYSE listing requirements require the Company’s independent registered public accounting firm to be engaged, retained and supervised by the audit committee. However, the Board considers the selection of an independent registered public accounting firm to be an important matter to shareholders. Accordingly, the Board considers a proposal for shareholders to ratify this appointment to be an opportunity for shareholders to provide input to the audit committee and the Board on a key corporate governance issue.

Representatives of KPMG are expected to virtually attend the Annual Meeting and will have the opportunity to make a statement. They will also be available to respond to appropriate questions.

Selection. KPMG served as the Company’s independent registered public accounting firm for 2025 and has been selected by the audit committee to serve as the Company’s independent registered public accounting firm for 2026.

Audit and Non-Audit Fees. The following table presents fees for audit services rendered by KPMG for the audit of the Company’s annual financial statements for 2025 and 2024, and fees billed for other services rendered by KPMG.

	DECEMBER 31, 2025	DECEMBER 31, 2024
Audit Fees(1)	$1,340,000	$1,265,000
Audit-Related Fees	-	-
Tax Fees (2)	265,680	250,210
All Other Fees	-	-
Total	$1,608,680	$1,515,210

(1)

Includes fees for audits of our annual financial statements, reviews of the related quarterly financial statements, and services that are normally provided by the independent accountants in connection with statutory and regulatory filings or engagements, including comfort letters and consents issued in connection with SEC filings and reviews of documents filed with the SEC.

(2)	Includes fees billed for professional services rendered for tax compliance, tax advice and tax planning.

Pursuant to the charter of the audit committee, the audit committee is responsible for the oversight of our accounting, reporting and financial practices. The audit committee has the responsibility to select, appoint, engage, oversee, retain, evaluate and terminate our external auditors; pre-approve all audit and non-audit services to be provided, consistent with all applicable laws, to us by our external auditors; and establish the fees and other compensation to be paid to our external auditors.

The audit committee has adopted a policy to pre-approve all audit and permitted non-audit services provided by our principal independent accountants. All audit and non-audit services for 2025 were pre-approved by the audit committee.

The Board unanimously recommends a vote FOR the ratification of the appointment of KPMG as the Company’s independent registered public accounting firm for 2026.

PROPOSAL 6 ‒
SHAREHOLDER PROPOSAL

The Company has received a shareholder proposal (the “Shareholder Proposal”) from Jeffrey Pontiff, whose address and share ownership will be furnished by the Company promptly upon written request, and has requested that the Company include the Shareholder Proposal in the Company’s proxy materials. The non-binding shareholder proposal and supporting statement, exactly as received by the Company, are set forth below and are followed by the Board’s explanation of its reasons for opposing the Shareholder Proposal.

The Board unanimously recommends that you vote AGAINST the Shareholder Proposal.

Proposal:

RESOLVED, the shareholders of NexPoint Diversified Real Estate Trust (“NXDT” or the “Company”) urge the Board of Trustees to evaluate and pursue an orderly liquidation of the Company’s assets and distribute the net proceeds to shareholders, seeking to maximize the value realized for all equity holders in accordance with their respective rights and priorities.

Supporting Statement:

1.          Chronic Destruction of Common Shareholder Value. The status quo at NXDT is no longer tenable. For over a decade, shareholders have experienced a staggering erosion of capital. In March 2015, the Company’s stock price (adjusted for the 4-to-1 reverse split) exceeded $49.00. By 2025, the price collapsed to a low of $2.55—a decline of nearly 95%. This performance represents a fundamental failure to preserve, let alone grow, shareholder capital.

2.          Extraordinary Discount to Net Asset Value (NAV). As of the September 30, 2025, 10-Q filing, the Company estimated its NAV at $12.17 per common share. At a market low of $2.55, the stock trades at a 79% discount to its reported NAV. The market clearly does not value NXDT as a “going concern” under its current structure. Liquidation would allow shareholders to capture the significant spread between the current pennies-on-the-dollar market price and the actual value of the underlying real estate.

3.           A Valuation Outlier in the REIT Universe. NXDT’s failure is not a result of general market conditions. Among a peer group of 170 REITs covered by Fidelity Investments, NXDT recently ranked as having the 6th lowest price-to-book (P/B) ratio. Furthermore, this distress has moved up the capital stack: the Series A Preferred Shares, which have a $25.00 liquidation preference, have traded as low as $13.19 (a 47% discount). When even preferred equity is deeply impaired, a radical change in strategy is required.

4.          Misalignment of Incentives and Guaranteed Fees. While shareholders have seen the value of their holdings nearly vanish, the external Advisor remains insulated from this performance. According to the 2024 Annual Report, NexPoint (through its wholly-owned Advisor) received $14.2 million in advisory and administrative fees. This externally advised structure creates a perverse incentive to maintain assets under management for the sake of fee generation, rather than maximizing the value of the assets for the true owners—the shareholders.

5.           Conclusion. The Board has had ample time to close the valuation gap, yet the stock remains an extreme outlier among its peers. By liquidating the Company, the Board can finally unlock the $12.17 per share in underlying value that the public market refuses to recognize under current management.

Vote FOR this proposal to stop the erosion of your capital and return the Company’s remaining value to its shareholders.

OPPOSITION STATEMENT OF THE BOARD OF TRUSTEES

The Board has carefully reviewed and considered the Shareholder Proposal and, for the reasons discussed below, has concluded that the proposal is not in the best interests of the Company or its shareholders. As a result, the Board unanimously opposes the Shareholder Proposal and urges all shareholders to vote AGAINST the proposal.

Current Market Conditions Make Liquidation Particularly Unfavorable

The Shareholder Proposal arrives at a moment of significant dislocation in the commercial real estate markets. Elevated interest rates, compressed transaction volumes, and tightened credit availability have collectively reduced liquidity and suppressed asset valuations across the real estate industry. These conditions are not unique to the Company, they reflect a broad structural environment in which institutional investors, private equity firms and public REITs alike are experiencing difficulty executing asset sales at values reflective of underlying fundamentals.

In this environment, forcing a liquidation of the Company’s portfolio would require selling assets into a market where buyers are scarce, financing is constrained, and bid-ask spreads are wide. Industry transaction data consistently shows that distressed or compelled sellers in illiquid markets realize significant discounts to appraised or modeled values. The Board does not believe it would be prudent to accept such discounts on behalf of shareholders when a more patient, orderly disposition strategy is available.

Real Estate Assets Are Inherently Illiquid and Require Time to Monetize

Unlike publicly traded securities, real estate investments, particularly those involving complex, partially developed or operationally intensive properties, cannot be readily sold at fair value on short notice. This is a well-understood characteristic of the asset class and is not specific to the Company’s circumstances.

Across the industry, real estate owners seeking rapid disposition of office, mixed-use, and value-add assets have encountered prolonged marketing timelines, limited buyer pools and price adjustments driven by elevated financing costs. The Company’s portfolio includes assets that require strategic capital investment to maximize value. These assets, if sold prematurely, would transfer the upside of that investment to buyers rather than shareholders.

A controlled, market-sensitive disposition timeline, rather than a forced liquidation, is the appropriate way to navigate the current environment and preserve value for shareholders of the Company.

Illiquid and Private Investments Cannot Be Marked-to-Market in a Sale

A meaningful portion of the Company’s assets are held in private, non-traded structures whose fair values are derived from internal models, net asset value (“NAV”) approaches, or discounted cash flow analyses. These methodologies reflect intrinsic value, but a forced sale does not guarantee that a third-party buyer will pay amounts approximating those values. In illiquid markets, the delta between modeled value and realized proceeds widens considerably.

This dynamic is prevalent across the broader non-traded REIT and private real estate fund universe, where net asset values reflect appraised or modeled carrying amounts rather than immediately realizable liquidation values. Shareholders should be aware that the proceeds of a liquidation would be governed by what the market will bear at the time of sale, not what the Company’s books reflect.

Liquidation Priorities May Limit Recovery for Common Shareholders

In any liquidation, preferred shareholders and debt holders have priority over common shareholders. The Company has outstanding Series A Preferred Shares and Series B Preferred Shares with substantial aggregate liquidation preferences, in addition to secured debt obligations. Only after satisfying all such obligations in full would holders of our Common Shares receive any distribution. Given the likelihood of discount-to-NAV proceeds in a forced sale environment, the residual available to holders of our Common Shares may be materially lower than the proponent’s reference to NAV per share implies.

The Board Is Actively Pursuing Strategies to Enhance Shareholder Value

The Board has articulated a deliberate and value-focused strategic plan. This includes an active program to opportunistically sell non-core legacy assets as market conditions permit, with the proceeds to be redeployed into target sectors where the Company’s management team has deep expertise. This approach is designed to improve the quality and liquidity profile of the portfolio over time without forcing asset sales at cyclically depressed prices.

The Board has also authorized a share repurchase program and has access to preferred equity capital through an ongoing preferred equity offering, providing financial flexibility to pursue these strategies without being compelled to sell assets at inopportune times. These tools allow the Company to act opportunistically rather than reactively.

A Long-Term Strategy Is the Appropriate Path Forward

The Company’s investment portfolio is comprised of long-duration strategies (single-family rental, self-storage, hospitality, life sciences, and multifamily housing) that are designed to generate income and capital appreciation over time. Liquidating these positions today, in a market defined by elevated rates and reduced transaction activity, would crystallize losses and eliminate the potential for shareholders to benefit from an eventual market recovery.

The Board expects that improving capital market conditions, including a more accommodative interest rate environment and increased transaction liquidity, will provide a significantly better backdrop for asset monetization in the near to medium term. Patience and discipline are in shareholders’ best interests.

Procedural Requirements

The Shareholder Proposal is advisory only. Any actual liquidation of the Company’s assets would require approval by the affirmative vote of at least 80% of the Board and the affirmative vote of shareholders holding not less than 75% of the outstanding Common Shares and Series A Preferred Shares at a subsequent meeting of shareholders.

For the foregoing reasons, the Board unanimously recommends that shareholders vote AGAINST the Shareholder Proposal.

THE BOARD, ITS COMMITTEES AND ITS COMPENSATION

Board of Trustees

The Board presently consists of seven members, six of whom are non-management trustees, and five of whom are considered independent in accordance with applicable NYSE rules. Each trustee serves a one-year term expiring at each annual meeting of shareholders and lasting until his or her respective successor is duly elected and qualified.

Trustee Compensation in 2025

The Company provides the following compensation for non-management trustees:

●	each non-management trustee receives an annual trustee’s fee payable in cash equal to $20,000 and an annual grant of RSUs;

●	the chair of our audit committee receives an additional annual fee payable in cash equal to $15,000;

●	the chair of our compensation committee receives an additional annual fee payable in cash equal to $7,500;

●	the chair of our nominating and corporate governance committee receives an additional annual fee payable in cash equal to $7,500; and

●	the lead independent trustee receives an additional annual fee payable in cash equal to $10,000.

We also reimburse expenses incurred in attending Board and committee meetings. Trustees who are officers of the Company do not receive compensation for their service as trustees.

Trustee Compensation Table

The following table provides the compensation paid to or accrued by our non-management trustees during the fiscal year ended December 31, 2025.

Name	Fees Earned or Paid in Cash		Stock Awards(1)	Total
James Dondero(2)	$-		$-	$-
Brian Mitts	$20,000		$49,098	$69,098
Edward Constantino	$35,000		$49,098	$84,098
Scott Kavanaugh	$37,500		$49,098	$86,598
Dr. Arthur Laffer	$27,500		$49,098	$76,598
Dr. Carol Swain	$20,000		$49,098	$69,098
Catherine Wood	$-	(3)	$49,098	$49,098

(1)

These RSUs were granted on April 3, 2025 and June 10, 2025 and, with respect to the RSUs granted on April 3, 2025, vested on April 3, 2026, the first anniversary of the grant date. The RSUs granted on June 10, 2025 will vest on June 10, 2026, the first anniversary of the grant date. The grant date fair value of each award was equal to the closing price of our Common Shares on the date of the grant as calculated in accordance with Financial Accounting Standard Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. Pursuant to the rules of the SEC, the amounts shown in this column exclude the impact of estimated forfeitures related to service-based vesting conditions. See Note 11 to our consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 for information regarding the assumptions made in determining these values. As of December 31, 2025, our non-management trustees each held 12,643 RSUs and Mr. Mitts held an additional 30,997 RSUs received during his service as an executive officer of the Company.

(2)

During the year ended December 31, 2025, Mr. Dondero served as an executive officer of the Company and did not receive any compensation for his service as a trustee. Accordingly, his compensation is described in the Summary Compensation Table below.

(3)	Ms. Wood has waived the annual trustee’s fee payable in cash.

Trustee Independence

The Board will review at least annually the independence of each trustee. During these reviews, the Board will consider transactions and relationships between each trustee (and his or her immediate family and affiliates) and the Company and its management to determine whether any such transactions or relationships are inconsistent with a determination that the trustee is independent. This review will be based primarily on responses of the trustees to questions in a trustees’ and officers’ questionnaire regarding employment, business, familial, compensation and other relationships with the Company and our management. Our Board has determined that each of Edward Constantino, Scott Kavanaugh, Dr. Arthur Laffer, Dr. Carol Swain and Catherine Wood is independent in accordance with NYSE rules. As required by NYSE, our independent trustees will meet in regularly scheduled executive sessions at which only independent trustees are present.

Corporate Governance

We believe that good corporate governance is important to ensure that, as a public company, we will be managed for the long-term benefit of our shareholders. We and our Board have reviewed the corporate governance policies and practices of other public companies, as well as those suggested by various authorities in corporate governance. We have also considered the provisions of the Sarbanes-Oxley Act and SEC and NYSE rules.

Based on this review, we have established and adopted charters for the audit committee, compensation committee and nominating and corporate governance committee, as well as corporate governance guidelines and a code of business conduct and ethics applicable to all of our trustees, officers and employees.

Our committee charters, code of business conduct and ethics and corporate governance guidelines are available on our website, nxdt.nexpoint.com, in the Governance section. Copies of these documents are also available upon written request to our Corporate Secretary at c/o NexPoint Diversified Real Estate Trust, 300 Crescent Court, Suite 700, Dallas, Texas 75201, Attn: Corporate Secretary. We will post information regarding any amendment to, or waiver from, our code of business conduct and ethics on our website in the Governance section.

Furthermore, our insider trading policy, which is reasonably designed to promote compliance with insider trading laws, rules and regulations and applicable listing standards, (1) governs the purchase, sale and/or other disposition of the Company’s securities by trustees, officers, employees of the Company and the Company itself, and (2) prohibits our trustees and certain employees, including all of our executive officers, from engaging in hedging transactions with respect to our securities, including entering into options, warrants, puts, calls or similar instruments or selling our securities short.

The Board periodically reviews its corporate governance policies and practices. Based on these reviews, the Board may adopt changes to policies and practices that are in the best interest of our shareholders and as appropriate to comply with any new SEC or NYSE rules.

Board Leadership Structure and the Board’s Role in Risk Oversight

James Dondero, our President, serves as Chairman of the Board. The Board believes that combining these positions is the most effective leadership structure for the Company at this time. As President, Mr. Dondero is involved in day-to-day operations and is familiar with the opportunities and challenges that the Company faces at any given time. With this insight, he is able to assist the Board in setting strategic priorities, lead the discussion of business and strategic issues and translate Board recommendations into the Company’s operations and policies.

The Board has appointed Scott Kavanaugh as its lead independent trustee. His key responsibilities in this role include:

●	developing agendas for, and presiding over, the executive sessions of the non-management or independent trustees;

●	reporting the results of the executive sessions to the Chairman;

●	providing feedback from executive sessions to the Chairman;

●

serving as a liaison between the independent trustees and the Chairman (provided that each trustee will also be afforded direct and complete access to the Chairman at any such time such trustee deems necessary or appropriate);

●	presiding at all meetings of the Board at which the Chairman is not present;

●	approving information sent to the Board;

●	approving agendas for Board meetings;

●	approving Board meeting schedules to ensure that there is sufficient time for discussion of all agenda items;

●	calling meetings of the independent trustees; and

●	if requested by major shareholders, ensuring that he is available for consultation and direct communication.

Risk is inherent with every business and we face a number of risks. Management is responsible for the day-to-day management of risks, while the Board, as a whole and through our audit committee, is responsible for overseeing our management and operations, including overseeing its risk assessment and risk management functions. The Board has delegated responsibility for reviewing our policies with respect to risk assessment and risk management to our audit committee through its charter. The Board has determined that this oversight responsibility can be most efficiently performed by our audit committee as part of its overall responsibility for providing independent, objective oversight with respect to our accounting and financial reporting functions, internal and external audit functions, systems of internal controls over financial reporting and legal, ethical and regulatory compliance. Our Board has also delegated the oversight of risks related to cybersecurity to our audit committee and risks related to environmental, social and governance matters to our nominating and corporate governance committee. Our audit and nominating and corporate governance committees regularly report to the Board with respect to its oversight of these areas.

Board Meetings

The Board held five meetings during the fiscal year ended December 31, 2025. Each trustee serving on the Board in 2025 attended at least 75% of the total number of meetings of the Board and the total number of meetings of the committees on which he or she served during the time they served on the Board. Under our corporate governance guidelines, each trustee is expected to devote the time necessary to appropriately discharge his or her responsibilities and to prepare for, and, to the extent possible, attend and participate in all Board meetings and meetings of committees on which he or she serves.

Trustee Attendance at Annual Meetings of Shareholders

Under our corporate governance guidelines, each trustee is expected to attend the annual meeting of shareholders. All of the Company’s trustees at the time of the 2025 annual meeting of shareholders attended the 2025 annual meeting, except for Dr. Swain.

Board Committees

Our Board has an audit committee, a compensation committee and a nominating and corporate governance committee. The composition and responsibilities of each committee are described below. Members will serve on these committees until their resignation or until otherwise determined by the Board.

Audit Committee

Our audit committee consists of Mr. Constantino, Mr. Kavanaugh, Dr. Laffer, Dr. Swain and Ms. Wood, with Mr. Constantino serving as chair of the committee. The Board has determined that each of Mr. Constantino, Mr. Kavanaugh, Dr. Laffer and Dr. Swain qualify as an “audit committee financial expert” as that term is defined by the applicable SEC regulations. The Board has also determined that each of Mr. Constantino, Mr. Kavanaugh, Dr. Laffer, Dr. Swain and Ms. Wood is “financially literate,” as required by the NYSE rules and is independent as defined by NYSE rules and SEC requirements relating to the independence of audit committee members. Our Board has determined that Mr. Constantino’s, Mr. Kavanaugh’s, Dr. Laffer’s, Dr. Swain’s and Ms. Wood’s simultaneous service on the audit committees of more than three public companies would not impair his or her ability to effectively serve on our audit committee. The audit committee met five times during the fiscal year ended December 31, 2025. Our audit committee charter details the principal functions of the audit committee, including oversight related to:

●	our accounting and financial reporting processes;

●	the integrity of our consolidated financial statements;

●	our systems of disclosure controls and procedures and internal control over financial reporting;

●	our compliance with financial, legal and regulatory requirements;

●	the performance of our internal audit function;

●	our overall risk assessment and management; and

●

our process for assessing, identifying and managing risks from cybersecurity threats as well as any material effects, or reasonably likely material effects, of risks from cybersecurity threats and previous cybersecurity incidents.

The audit committee is also responsible for engaging an independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans and results of the audit engagement, approving professional services provided by the independent registered public accounting firm, including all audit and non-audit services, reviewing the independence of the independent registered public accounting firm, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls. The audit committee also prepares the audit committee report required by SEC regulations to be included in our annual proxy statement. A copy of the audit committee charter is available under the Governance section of the Company’s website at nxdt.nexpoint.com.

Compensation Committee

Our compensation committee consists of Dr. Laffer, Mr. Kavanaugh, Mr. Constantino, Dr. Swain and Ms. Wood, with Dr. Laffer serving as chair of the committee. The Board has determined that each of Dr. Laffer, Mr. Kavanaugh, Mr. Constantino, Dr. Swain and Ms. Wood is independent as defined by NYSE rules and SEC requirements relating to the independence of compensation committee members. The compensation committee met five times during the fiscal year ended December 31, 2025. Our compensation committee charter details the principal functions of the compensation committee, including:

●	reviewing our compensation policies and plans;

●	implementing and administering a long-term incentive plan;

●	evaluating the terms of the Advisory Agreement, and the performance of the Adviser thereunder;

●	assisting management in complying with our proxy statement and annual report disclosure requirements;

●	producing a report on compensation to be included in our annual proxy statement, as required; and

●	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for trustees.

The compensation committee will review and approve, at least annually, corporate goals and objectives relevant to the compensation of the President and the other executive officers of the Company. The compensation committee will, either as a committee or together with other independent trustees (as directed by the Board), evaluate the performance of the President and the other executive officers in general and in light of those corporate goals and objectives and set compensation levels for the President and the other executive officers based on those evaluations and any other factors as it deems appropriate. The compensation committee will also make recommendations to the Board with respect to the approval, adoption and amendment of all cash- and equity-based incentive compensation plans in which any executive officer of the Company participates. In determining the long-term incentive component of the President’s compensation, the compensation committee will consider the Company’s performance and relative shareholder return, the value of similar incentive awards to the President at comparable companies and the awards given to the Company’s President in past years. In addition, in accordance with the Company’s corporate governance guidelines, the compensation committee will periodically review trustee compensation in relation to other comparable companies and in the light of such other factors as the compensation committee may deem appropriate. The compensation committee will discuss this review with the Board.

The compensation committee has the sole authority to retain and terminate compensation consultants to assist in the evaluation of our compensation and the sole authority to approve the fees and other retention terms of such compensation consultants. The compensation committee may, in its discretion, delegate specific duties and responsibilities to a subcommittee or an individual committee member, to the extent permitted by applicable law. The compensation committee is also able to retain independent counsel and other independent advisors to assist it in carrying out its responsibilities. A copy of the compensation committee charter is available under the Governance section of the Company’s website at nxdt.nexpoint.com.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of Mr. Kavanaugh, Mr. Constantino, Dr. Laffer, Dr. Swain and Ms. Wood, with Mr. Kavanaugh serving as chair of the committee. The Board has determined that each of Mr. Kavanaugh, Mr. Constantino, Dr. Laffer, Dr. Swain and Ms. Wood is independent as defined by NYSE rules. The nominating and corporate governance committee met five times during the fiscal year ended December 31, 2025. Our nominating and corporate governance committee charter details the principal functions of the nominating and corporate governance committee, including:

●

reviewing the characteristics of current Board members, determining if any characteristics are lacking and using these measures in identifying and recommending to the full Board qualified candidates for election as trustees;

●	developing and recommending to the Board corporate governance guidelines and implementing and monitoring such guidelines;

●	reviewing and making recommendations on matters involving the general operation of the Board, including board size and composition, and committee composition and structure;

●	recommending to the Board nominees for each committee of the Board;

●	annually facilitating the assessment of the Board’s performance, as required by applicable law, regulations and the NYSE corporate governance listing standards;

●	annually reviewing and making recommendations to the Board regarding revisions to the corporate governance guidelines and the code of business conduct and ethics;

●	overseeing succession planning; and

●	overseeing the Company’s strategy, initiatives, risks, opportunities and reporting on material environmental, social and governance matters.

The nominating and corporate governance committee has the sole authority to retain and terminate any search firm to assist in the identification of trustee candidates and the sole authority to set the fees and other retention terms of such search firms. The committee is also able to retain independent counsel and other independent advisors to assist it in carrying out its responsibilities. A copy of the nominating and corporate governance committee charter is available under the Governance section of the Company’s website at nxdt.nexpoint.com.

Code of Business Conduct and Ethics

We have adopted a written code of business conduct and ethics that applies to our trustees and executive officers, who are employees of our Adviser. Among other matters, our code of business conduct and ethics is designed to deter wrongdoing and to promote:

●	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

●	full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;

●	compliance with laws, rules and regulations;

●	prompt internal reporting of violations of the code to appropriate persons identified in the code; and

●	accountability for adherence to the code of business conduct and ethics.

A copy of our code of business conduct and ethics is available under the Governance section of the Company’s website at nxdt.nexpoint.com. We will also provide a copy to any person, without charge, upon written request to our Corporate Secretary at c/o NexPoint Diversified Real Estate Trust, 300 Crescent Court, Suite 700, Dallas, Texas 75201, Attn: Corporate Secretary. We will post information regarding any amendment to, or waiver from, our code of business conduct and ethics on our website under the Governance section.

Qualifications for Trustee Nominees

The nominating and corporate governance committee is responsible for reviewing with the Board, at least annually, the appropriate skills and experience required for members of the Board. This assessment includes factors such as judgment, skill, diversity, integrity, experience with businesses and other organizations of comparable size, the interplay of the candidate’s experience with the experience of other Board members and the extent to which the candidate would be a desirable addition to the Board and any committees of the Board.

In connection with this assessment, the nominating and corporate governance committee will identify individuals believed to be qualified to become Board members and recommend candidates to the Board to fill new or vacant positions. The nominating and corporate governance committee will also review the qualifications of, and make recommendations to the Board regarding, trustee nominations submitted to the Company by shareholders in accordance with the Company’s bylaws or otherwise using the same assessment process described above. In addition, the nominating and corporate governance committee will evaluate whether an incumbent trustee should be nominated for re-election to the Board as part of its annual review and selection process. The nominating and corporate governance committee will use the same factors established for new trustee candidates to make its evaluation and will also take into account the incumbent trustee’s performance as a Board member.

The nominating and corporate governance committee does not have a formal policy regarding the consideration of diversity for trustee candidates. The nominating and corporate governance committee does, however, consider diversity as part of its overall selection strategy. The nominating and corporate governance committee considers diversity in its broadest sense, including diversity in professional and life experiences, education, skills, perspectives and leadership. Importantly, the nominating and corporate governance committee considers how the experiences and skill sets of each trustee nominee complements those of fellow trustees and trustee nominees to create a balanced Board with diverse viewpoints and deep expertise. The Company believes that the inclusion of diversity as one of many factors considered in selecting trustee nominees is consistent with the Company’s goal of creating a board of trustees that best serves our needs and those of our shareholders.

Trustee Candidate Recommendations by Shareholders

The nominating and corporate governance committee will review and evaluate any trustee nominations submitted by shareholders, including reviewing the qualifications of, and making recommendations to the Board regarding, trustee nominations submitted by shareholders in the same manner as described under “Qualifications for Trustee Nominees.” See “Communications with the Board of Trustees” below for additional information on how to submit a trustee nomination to the Board.

Communications with the Board of Trustees

Any shareholder or other interested party who wishes to communicate directly with the Board or any of its members may do so by writing to: Board of Trustees, c/o NexPoint Diversified Real Estate Trust, 300 Crescent Court, Suite 700, Dallas, Texas 75201, Attn: Corporate Secretary. The mailing envelope should clearly indicate whether the communication is intended for the Board as a group, the non-management trustees or a specific trustee.

Shareholder Nominations

The Company’s bylaws provide that, with respect to an annual meeting of our shareholders, or at any special meeting in lieu of an annual meeting of our shareholders, nominations of individuals for election to the Board may be made only (a) by or at the direction of the Board (or any duly authorized committee thereof) or (b) by any shareholder of record, or group of shareholders of record, who was a shareholder of record both at the time of giving the notice required by our bylaws and at the time of the determination of shareholders entitled to notice of and to vote at the meeting, who has held beneficially and “at risk” (within the meaning of our bylaws), continuously through the period referred to in our bylaws and for at least one year prior to the date such shareholder gives notice required by our bylaws, at least $5,000 in market value of the Company’s shares, and has provided notice to us within the time period, and containing the information, certifications and other materials, specified in the advance notice provisions of our bylaws and who has complied with the other procedural requirements set forth in our bylaws.

EXECUTIVE OFFICERS

The following sets forth information regarding the executive officers of the Company as of April 20, 2026:

Name	Age	Position(s)
Executive Officers
James Dondero	63	President and Trustee
Paul Richards	37	Chief Financial Officer, Executive VP-Finance, Treasurer and Assistant Secretary
Matt McGraner	42	Executive VP and Chief Investment Officer
Dennis Charles Sauter, Jr.	51	General Counsel and Secretary
Dustin Norris	42	Executive Vice President

Information regarding Mr. Dondero is included above under “Proposal 1-Election of Trustees.”

Paul Richards has served as our Chief Financial Officer, Executive VP-Finance, Treasurer and Assistant Secretary since January 2025. Mr. Richards has also served as a director for our Sponsor since 2019 and joined in 2017. Mr. Richards has also served as Chief Financial Officer, Assistant Secretary and Treasurer of VineBrook since August 2024, as Chief Financial Officer, Executive VP-Finance, Treasurer and Assistant Secretary of NXRT and NREF since January 2025 and as Chief Financial Officer and Corporate Secretary of NHT from January 2025 until its reorganization and merger with a subsidiary of NXDT in April 2025. Mr. Richards also served as Vice President of Asset Management and Financing of VineBrook from 2018 to August 2024, as Vice President of Asset Management of NHT from March 2019 to December 2024 and as VP of Originations and Investments of NREF from February 2020 to January 2025. Currently, Mr. Richards leads our financial reporting and accounting teams and is integral in financing and capital allocation decisions. From 2016 to 2017, Mr. Richards served as a Product Strategy Associate at NexPoint Asset Management, L.P. (“NexPoint Asset Management”), formerly known as Highland Capital Management Fund Advisors, L.P., where he was responsible for evaluating and optimizing the registered product lineup. Mr. Richards was hired by a former affiliate of our Sponsor in 2014. VineBrook, NXRT, NREF, our Sponsor and NexPoint Asset Management may be affiliates of the Company. Previously, Mr. Richards was also employed with Deloitte & Touche LLP’s state and local tax practice where he served as a tax consultant specializing in state strategic tax reviews, voluntary disclosure agreements, state tax exposure research, and overall state tax compliance.

Matt McGraner has served as our Executive VP and Chief Investment Officer since July 2022 and served as our Secretary from July 2022 to January 2025. Mr. McGraner co-founded NREA, an affiliate of the Company, as well as NXRT, NREF and other real estate businesses with Mr. Mitts and Mr. Dondero. Mr. McGraner has also served as the Executive VP and Chief Investment Officer of NXRT since March 2015, as Executive VP, Chief Investment Officer and Secretary of VineBrook since February 2019, as Executive VP and Chief Investment Officer of NREF since January 2020, as a member of the board of directors and President of NSP since November 2020, and as Chief Investment Officer and Secretary of NXHT since June 2022. From September 2014 to March 2015, Mr. McGraner served as NXRT’s Secretary, from October 2018 to February 2019, Mr. McGraner served as Chief Executive Officer, President and Secretary of VineBrook and from June 2019 to February 2020 as Secretary of NREF. Mr. McGraner also served as Chief Investment Officer of NHT from December 2019 until its reorganization and merger with a subsidiary of the Company in April 2025 and has served as a Managing Director at our Sponsor since 2016. NXRT, NREF, VineBrook, NXHT and our Sponsor may be affiliates of the Company. With over 15 years of real estate, private equity and legal experience, his primary responsibilities are to lead the operations of the real estate platform at our Sponsor, as well as source and execute investments, manage risk and develop potential business opportunities, including fundraising, private investments and joint ventures. Mr. McGraner is also a licensed attorney and was formerly an associate at Jones Day from 2011 to 2013, with a practice primarily focused on private equity, real estate and mergers and acquisitions. While at Jones Day, Mr. McGraner led the acquisition and financing of over $200 million of real estate investments and advised on $16.3 billion of M&A and private equity transactions. Since 2013 through March 27, 2026, Mr. McGraner has led the acquisition and financing of over $21.9 billion of real estate investments.

Dennis Charles “D.C.” Sauter, Jr. has served as our General Counsel since July 2022 and as our Secretary since January 2025. Mr. Sauter has also served as the General Counsel of NXRT and NREF since February 2020, as Secretary of NXRT and NREF since January 2025 and as General Counsel of our Sponsor since April 2021. Previously, Mr. Sauter was a partner in the real estate section of a Dallas-based law firm from January 2014 until joining our Sponsor in February 2020, where he specialized in acquisitions, construction, financing, joint ventures and complex leasing for REITs, private developers and institutional investors. NREF, NXRT and our Sponsor may be affiliates of the Company. Mr. Sauter’s primary responsibility is to manage our legal matters, including corporate governance, real estate transactions and capital markets transactions. He received his Bachelor of Arts degree from the University of Texas at Austin and his Juris Doctor from Southern Methodist University Dedman School of Law. He has been a licensed attorney and member of the State Bar of Texas since 2001.

Dustin Norris has served as our Executive Vice President since April 2019. Mr. Norris previously served as our Assistant Treasurer from 2013 to 2015, and as Secretary from 2015 to 2018. Mr. Norris also serves as Executive Vice President of our Sponsor, President of NexPoint Securities, Inc. (“NexPoint Securities”) and head of Distribution and Chief Product Strategist at NexPoint Securities. Mr. Norris oversees the business development, sales, and marketing efforts focused on REITs, closed-end funds, interval funds, private placements, Delaware statutory trust exchange offerings under Section 1031 of the Internal Revenue Code and open-end mutual funds. Mr. Norris oversees a team including external and internal sales, national accounts, product development and marketing/investor relations. Prior to joining the firm in 2010, he was employed by Deloitte & Touche LLP in the Audit and Enterprise Risk Services Group, working primarily in the financial services and energy industries. Mr. Norris received master’s and bachelor’s degrees in accounting from Brigham Young University. He is a licensed Certified Public Accountant.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our trustees, executive officers and persons who own more than 10% of our Common Shares to file an initial report of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the SEC. The SEC rules require us to disclose late filings of initial reports of share ownership and changes in share ownership by our trustees, executive officers and 10% shareholders.

Based solely on a review of copies of Forms 3, 4 and 5 filed with the SEC, we believe that during the fiscal year ended December 31, 2025, all Section 16(a) filing requirements applicable to our trustees, executive officers and 10% shareholders were completed in a timely manner, except for (i) one Form 4 (reporting two transactions) filed on March 24, 2025 for Mr. Mitts, (ii) one Form 4 (reporting two transactions) filed on March 26, 2025 for Mr. McGraner and (iii) one Form 4 (reporting one transaction) filed on April 14, 2025 for Mr. Dondero.

EXECUTIVE COMPENSATION

Overview of Executive Compensation Program

The officers, who are employees of our Adviser, have not received, nor do we expect they will in the future receive, any cash compensation from the Company for their services. Similarly, we do not provide such officers with pension benefits, perquisites or other personal benefits. Instead, we pay our Adviser the fees described below. Our compensation committee does not make determinations with respect to compensation paid by our Adviser or its affiliates to such officers.

As consideration for the Adviser’s services under the Advisory Agreement, we pay our Adviser an annual fee (the “Advisory Fee”) of 1.00% of Managed Assets and an annual fee (the “Administrative Fee” and together with the Advisory Fee, the “Fees”) of 0.20% of Managed Assets (as defined below). In addition, the Company is required to reimburse the Adviser for certain expenses incurred in connection with its provision of services under the Advisory Agreement. Prior to September 19, 2025, the Advisory Agreement provided that the monthly installment of the Administrative Fee must be paid in cash and the monthly installment of the Advisory Fee must be paid one-half in cash and one-half in Common Shares, subject to certain restrictions including that in no event shall the Common Shares issued to the Adviser under the Advisory Agreement exceed five percent of the number of Common Shares or five percent of the voting power of the Company outstanding prior to the first such issuance (the “Share Cap”) and that in no event shall the Common Shares issued to the Adviser under the Advisory Agreement exceed 6,000,000 Common Shares. At the Company’s 2025 annual meeting of shareholders, the Company’s shareholders approved issuances in excess of the Share Cap. On September 19, 2025, we entered into an amendment to the Advisory Agreement whereby the monthly installments of the Fees accruing after September 19, 2025, will be paid entirely in cash unless the Adviser elects, in its sole discretion, to receive all or a portion of the monthly installment of the Fees in Common Shares of the Company, subject to certain restrictions, including that in no event shall the number of Common Shares issued to the Adviser under the Advisory Agreement exceed 6,000,000 Common Shares. For the year ended December 31, 2025, we paid approximately $13.2 million in Fees to our Adviser.

Additionally, the Advisory Agreement does not require our named executive officers to dedicate a specific amount of time fulfilling the obligations of our Adviser to us under the Advisory Agreement and does not require a specific percentage or amount of the fees paid to the Adviser to be allocated to the compensation of our named executive officers. Our Adviser does not compensate our named executive officers specifically for their services performed for us as they also serve as officers of other investment vehicles that are sponsored, managed or advised by affiliates of our Adviser. For these reasons, our Adviser cannot identify the portion of compensation awarded to our named executive officers for services rendered solely in their capacities as an officer of the Company. Accordingly, we are unable to provide complete compensation information for our named executive officers as the total compensation of our named executive officers reflects the performance of all the investment vehicles for which these individuals provide or provided services. However, for context, the Adviser and/or its affiliates paid our named executive officers aggregate base salary and cash incentive bonuses totaling $4.8 million for the year ended December 31, 2025. This represents approximately 36.1% of the approximately $13.2 million in Fees paid to the Adviser by us for the year ended December 31, 2025. However, if a portion of the aggregate base salary and cash incentive bonuses paid to our named executive officers is allocated to us based on the advisory fees paid to the Adviser by us as a percentage of the total advisory fees earned by the Adviser and its affiliates, the aggregate base salary and cash incentive bonuses allocated to us for our named executive officers is approximately 8.2% of the Fees paid to the Adviser by us for the year ended December 31, 2025. The cash compensation paid to our named executive officers is approximately 17.5% fixed pay and 82.5% variable/incentive pay. Total compensation paid to our named executive officers in the aggregate for the year ended December 31, 2025, including fixed and variable/incentive cash compensation, as well as time-based RSUs, of the Company and other affiliates of the Adviser that vested during the year, totaled approximately $25.43 million. This represents base salary of approximately $0.84 million or 3.3%, incentive cash bonuses of $4.0 million or 15.6%, and time-based RSU compensation of $20.62 million or 81.1%. The compensation paid by our Adviser and its affiliates to each of our named executive officers is based upon a robust review process (which includes self-evaluation and peer-review) that takes into consideration the named executive officer’s projected goals for the given year and the named executive officer’s performance relative to those goals. Our Adviser and its affiliates measure performance based on a number of metrics/measurements, including as applicable, the growth of assets under management of our Sponsor’s investment vehicles, new investment vehicles launched, deals sourced, deals closed, relative performance of the named executive officer’s underlying investments measured against peers and versus applicable investment benchmarks, as well as the accomplishment of additional firm and team goals. However, our Sponsor measures its success by the success of its investors, and thus the performance of investments managed by the applicable named executive officer is a primary consideration in determining variable/incentive compensation payable to our named executive officers.

We have no arrangements to make cash payments to our named executive officers upon their termination from service as our officers. Other than the Post-Vesting Holding Policy (as defined below), we currently do not have any equity ownership requirements or guidelines for our named executive officers. While we do not pay our named executive officers any cash compensation, the compensation committee may grant our named executive officers equity-based awards intended to align their interests with the interests of our shareholders. In establishing award levels, the compensation committee currently does not plan to engage in any benchmarking of award levels/opportunities, believing that there is insufficient information regarding incentive awards in the case of externally-managed REITs.

Post-Vesting Holding Policy

On February 23, 2026, on the recommendation of the compensation committee, the Board adopted a Post-Vesting Holding Policy (the “Post-Vesting Holding Policy”) which requires our President to hold at least 75% (after giving effect to required tax withholding) of any Common Shares acquired pursuant to any equity or equity-based award granted under the Company’s long term incentive plans for a period of at least 12 months following the date on which the President becomes the owner of the Common Shares received in respect of such award.

Clawback Policies

The Company maintains a clawback policy (the “Mandatory Clawback Policy”) in accordance with applicable securities laws, including the requirements of Section 10D of the Exchange Act, Rule 10D-1 under the Exchange Act, and the listing standards adopted by the NYSE pursuant to Rule 10D-1, which provides for the mandatory recovery of erroneously awarded incentive-based compensation received by current or former executive officers in the event the Company is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the securities laws.

On February 23, 2026, on the recommendation of the compensation committee, the Board adopted a Supplemental Clawback Policy (the “Supplemental Clawback Policy”) that applies to all time-based and performance-based equity or equity-based awards (“Covered Awards”) granted to any current or former named executive officer of the Company (the “Covered Individuals”) under the Company’s long term incentive plans, including the 2023 LTIP and, if approved by the Company’s shareholders, the 2026 LTIP. Pursuant to the Supplemental Clawback Policy, in addition to any recovery required by the Mandatory Clawback Policy, the Company may recover any compensation received by a Covered Individual under any Covered Award if the compensation committee determines that such compensation was paid, granted, earned or vested based on or in connection with (i) fraud or intentional misconduct, (ii) a knowing or willful violation of law or the Company’s policies or (iii) conduct that directly results in a material financial misstatement. The Supplemental Clawback Policy does not limit the ability of the Company to pursue other means to recover damages from wrongdoing.

Summary Compensation Table

The following table sets forth the compensation paid to or accrued by those named executive officers for whom we are able to quantify such compensation for services the named executive officer rendered to us during the fiscal years presented.

NAME AND PRINCIPAL POSITION	YEAR	STOCK AWARDS ($)(1)	TOTAL ($)
James Dondero	2025	$1,492,040	$1,492,040
President	2024	$1,784,250	$1,784,250
Matt McGraner	2025	$1,492,040	$1,492,040
Executive VP, Chief Investment Officer and Former Secretary	2024	$1,784,250	$1,784,250
Dustin Norris	2025	$294,604	$294,604
Executive VP	2024	$435,717	$435,717

(1)

The amounts reported in the “Stock Awards” column represent the aggregate grant date fair value of RSUs, calculated in accordance with FASB ASC Topic 718. Pursuant to SEC rules, the amounts shown in this column exclude the impact of estimated forfeitures related to service-based vesting conditions. See Note 11 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2025 for information regarding the assumptions made in determining these values.

Outstanding Equity Awards at Fiscal Year-End

The following table contains information regarding outstanding equity awards held by our named executive officers as of December 31, 2025.

	STOCK AWARDS
NAME	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (#)		MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED ($)(1)
James Dondero	697,421	(2)	$2,671,122
Matt McGraner	693,839	(3)	$2,657,403
Dustin Norris	154,310	(4)	$591,007

(1)	Market value is based on the closing price of our Common Shares as of December 31, 2025 ($3.83), the last trading day of the year.

(2)

Consists of RSUs granted on April 4, 2023, March 18, 2024, April 3, 2025 and June 10, 2025. With respect to the RSUs granted on April 4, 2023, as of December 31, 2025, there were 93,832 restricted share units not vested, which vested one-half on April 4, 2026, and which will vest one-half on April 4, 2027. With respect to the RSUs granted on March 18, 2024, as of December 31, 2025, there were 219,375 restricted share units not vested, which vested one-third on March 18, 2026, and which will vest one-third on March 18, 2027 and one-third on March 18, 2028. With respect to the RSUs granted on April 3, 2025, as of December 31, 2025, there were 237,446 RSUs not vested, which vested one-fourth on April 3, 2026, and which will vest one-fourth on February 15, 2027, one-fourth on February 15, 2028 and one-fourth on April 3, 2029. With respect to the RSUs granted on June 10, 2025, as of December 31, 2025, there were 146,768 RSUs not vested, which will vest one-fourth on June 10, 2026, one-fourth on February 15, 2027, one-fourth on February 15, 2028 and one-fourth on February 15, 2029.

(3)

Consists of RSUs granted on April 4, 2023, March 18, 2024, April 3, 2025 and June 10, 2025. With respect to the RSUs granted on April 4, 2023, as of December 31, 2025, there were 90,250 restricted share units not vested, which vested one-half on April 4, 2026, and which will vest one-half on April 4, 2027. With respect to the RSUs granted on March 18, 2024, as of December 31, 2025, there were 219,375 restricted share units not vested, which vested one-third on March 18, 2026, and which will vest one-third on March 18, 2027 and one-third on March 18, 2028. With respect to the RSUs granted on April 3, 2025, as of December 31, 2025, there were 237,446 RSUs not vested, which vested one-fourth on April 3, 2026, and which will vest one-fourth on February 15, 2027, one-fourth on February 15, 2028 and one-fourth on April 3, 2029. With respect to the RSUs granted on June 10, 2025, as of December 31, 2025, there were 146,768 RSUs not vested, which will vest one-fourth on June 10, 2026, one-fourth on February 15, 2027, one-fourth on February 15, 2028 and one-fourth on February 15, 2029.

(4)

Consists of RSUs granted on April 4, 2023, March 18, 2024, April 3, 2025 and June 10, 2025. With respect to the RSUs granted on April 4, 2023, as of December 31, 2025, there were 24,876 restricted share units not vested, which vested one-half on April 4, 2026, and which will vest one-half on April 4, 2027. With respect to the RSUs granted on March 18, 2024, as of December 31, 2025, there were 53,571 restricted share units not vested, which vested one-third on March 18, 2026, and which will vest one-third on March 18, 2027 and one-third on March 18, 2028. With respect to the RSUs granted on April 3, 2025, as of December 31, 2025, there were 46,883 RSUs not vested, which vested one-fourth on April 3, 2026, and which will vest one-fourth on February 15, 2027, one-fourth on February 15, 2028 and one-fourth on April 3, 2029. With respect to the RSUs granted on June 10, 2025, as of December 31, 2025, there were 28,980 RSUs not vested, which will vest one-fourth on June 10, 2026, one-fourth on February 15, 2027, one-fourth on February 15, 2028 and one-fourth on February 15, 2029.

Pension Benefits

We do not provide any of our officers with pension benefits.

Nonqualified Deferred Compensation

We do not provide any of our officers with any nonqualified deferred compensation plans.

Potential Payments Upon Termination of Employment or Change in Control

In the event any officer’s employment is terminated due to such officer’s death or disability, all outstanding RSUs granted that have not previously vested or been forfeited, will vest. For awards granted before 2025, if any officer’s employment is terminated due to such officer’s retirement, all outstanding RSUs that have not previously vested or been forfeited will vest. If any officer’s employment is terminated without cause, subject to the officer’s execution of a general release of claims within a specified time period and subject to non-revocation, the outstanding RSUs which would have become vested and nonforfeitable during the 12-month period immediately following the date of such termination had the officer remained continuously employed, will vest. If a change in control occurs and the award is not assumed or converted into a replacement award in a manner described in the applicable award agreement, all outstanding awards held by our officers that have not previously vested or been forfeited, will vest. If a change of control occurs and the award is converted into a replacement award as described in the applicable award agreement and any officer’s employment is terminated without cause or for good reason within two years following a change in control (or, with respect to awards granted in 2025, if such replacement award is exempt from Section 409A of the Code, at any point following a change in control), all outstanding awards held by our officers that have not previously vested or been forfeited, will vest.

In general, except as may be otherwise prescribed by the compensation committee in any award agreement, the 2023 LTIP provides that a change of control will be deemed to have occurred if: (a) individuals who constitute the Board on the effective date of the 2023 LTIP cease for any reason to constitute at least a majority of the Board, unless their replacements are approved as described in the 2023 LTIP (subject to certain exceptions described in the 2023 LTIP); (b) a person or group becomes the beneficial owner of 35% or more of the then-outstanding Common Shares or the combined voting power of our then-outstanding securities entitled to vote generally in the election of trustees, subject to certain exceptions; (c) the Company closes a reorganization, merger, consolidation, significant sale or purchase of assets or other similar transaction resulting in a substantial change in its ownership or leadership, in each case which causes the persons or groups who are the beneficial owners of 35% or more of the then-outstanding Common Shares or the combined voting power of our then-outstanding securities entitled to vote generally in the election of trustees to cease to be such beneficial owners of the entity resulting from such transaction, in substantially the same proportions of ownership as immediately prior to such transaction, as further described in the 2023 LTIP; (d) the Company’s shareholders approve its complete liquidation or dissolution; or (e) the Adviser is terminated.

Cause is defined in the applicable award agreement and generally includes, among other things, a material breach by the participant of any agreement between the participant and the Company, the participant’s conviction of or plea of guilty or no contest to a felony or gross negligence or gross misconduct by the participant. Good reason is defined in the applicable award agreement and generally includes, among other things, a material diminution of duties or responsibilities, a material reduction in aggregate base salary and bonus opportunity or reassignment to another office location more than 50 miles from the current location.

Policies and Practices Related to the Grant of Certain Equity Awards Close in Time to the Release of Material Nonpublic Information

The Company does not grant options as part of our equity compensation programs.

The compensation committee does not take material nonpublic information into account when determining the timing and terms of equity awards and has not timed the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation. The compensation committee typically grants equity awards once a year at least two business days after the filing of its Annual Report on Form 10-K and during a period when the Company does not possess material nonpublic information. The compensation committee may also grant equity awards in connection with promotions or other significant events.

During the year ended December 31, 2025, none of our named executive officers were awarded options with an effective grant date during any period beginning four business days before the filing or furnishing of a periodic or current report with the SEC that disclosed material nonpublic information and ending one business day after the filing or furnishing of such reports.

Pay Versus Performance

As required by Item 402(v) of Regulation S-K, we are providing the following information regarding the relationship between executive compensation and our financial performance for each of the last three completed calendar years. In determining the “compensation actually paid” to our named executive officers (“NEOs”), we are required to make various adjustments to amounts that have been previously reported in the Summary Compensation Table in previous years, as the SEC’s valuation methods for this section differ from those required in the Summary Compensation Table. The table below summarizes compensation values both previously reported in our Summary Compensation Table, as well as the adjusted values required in this section. Note that for our NEOs other than our principal executive officer (the “PEO”), compensation and any applicable adjustments are reported as averages.

The compensation committee does not use compensation actually paid as a basis for making compensation decisions. Further, the Company does not use financial performance measures to link compensation actually paid to the NEOs to Company performance.

Year	Summary compensation table total for PEO	Compensation actually paid to PEO (1)	Average summary compensation table total for non-PEO named executive officers	Average compensation actually paid to non-PEO named executive officers (2)	Value of initial fixed $100 investment based on Total Shareholder Return	Net income (in thousands)
2025	$1,492,040	$475,363	$893,322	$264,237	$47.13	$(127,037)
2024	$1,784,250	$1,434,729	$1,109,984	$895,565	$63.75	$(56,573)
2023	$1,961,068	$1,491,913	$1,203,051	$915,240	$75.04	$(117,241)

(1) Mr. Dondero was our PEO for all three reporting years. The following are the adjustments made during each year to arrive at the compensation actually paid to our PEO during each year:

Adjustments	2025	2024	2023
Amounts reported under “Stock Awards” in Summary Compensation Table	$(1,492,040)	$(1,784,250)	$(1,961,068)
Fair Value of Awards Granted in Year that Remain Unvested as of Year-End	$1,471,540	$1,784,250	$1,491,913
Change in Fair Value from Prior Year-End to Current Year-End of Awards Granted Prior to Year that were Outstanding and Unvested as of Year-End	$(710,980)	$(260,380)	-
Change in Fair Value from Prior Year-End to Vesting Date of Awards Granted Prior to Year that Vested During Year	$(285,197)	$(89,140)	-
Total Adjustments	$(1,016,677)	$(349,521)	$(469,155)

(2) The non-PEO NEOs for the years ended December 31, 2025, 2024 and 2023 are Matt McGraner and Dustin Norris. The following are the adjustments made during each year to arrive at the average compensation actually paid to our non-PEO NEOs during the years ended December 31, 2025, 2024 and 2023:

Adjustments	2025	2024	2023
Amounts reported under “Stock Awards” in Summary Compensation Table	$(893,322)	$(1,109,984)	$(1,203,051)
Fair Value of Awards Granted in Year that Remain Unvested as of Year-End	$881,047	$1,109,983	$915,240
Change in Fair Value from Prior Year-End to Current Year-End of Awards Granted Prior to Year that were Outstanding and Unvested as of Year-End	$(440,462)	$(159,735)	-
Change in Fair Value from Prior Year-End to Vesting Date of Awards Granted Prior to Year that Vested During Year	$(176,348)	$(54,685)	-
Total Adjustments	$(629,085)	$(214,419)	$(287,811)

Relationship between Compensation Actually Paid and Performance Measures

The following charts set forth the relationship between the compensation actually paid to the PEO and the average compensation actually paid to the NEOs other than the PEO for fiscal years 2025, 2024 and 2023 to each of (1) net income and (2) total shareholder return.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table provides certain information as of the end of our most recently completed fiscal year with respect to compensation plans (including any individual compensation arrangements, of which there are none) under which our equity securities are authorized for issuance, aggregated as follows:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities issuable upon exercise of outstanding options, warrants and rights)
Equity compensation plans approved by securityholders
2023 LTIP	2,463,802 of the Company’s Common Shares (1)	N/A	405,892 of the Company’s Common Shares
Equity compensation plans not approved by securityholders
None	—	N/A	—
Total	2,463,802 of the Company’s Common Shares	N/A	405,892 of the Company’s Common Shares

(1) Represents RSUs issued under our 2023 LTIP.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following is a summary of transactions that occurred on or were in effect after January 1, 2024 to which we have been a party in which the amount involved exceeded the lesser of $120,000 or one percent of the average of our total assets at year-end for the last two completed fiscal years and in which any of our executive officers, trustees or beneficial holders of more than 5% of our transferable units of beneficial interests had or will have a direct or indirect material interest.

Our Adviser

The Company is externally managed by the Adviser, through the Advisory Agreement for a term that will expire on July 1, 2026 and successive one-year terms thereafter unless earlier terminated. The Adviser manages the day-to-day operations of the Company and provides investment management services. All of the Company’s investment decisions are made by the Adviser, subject to general oversight by the Adviser’s investment committee and the Board. The Adviser is wholly owned by our Sponsor. The members of our Adviser’s investment committee are James Dondero, Matt McGraner and Paul Richards.

Advisory Agreement

We pay our Adviser annual fees. We do not pay any incentive fees to our Adviser. We also generally reimburse our Adviser for operating or offering expenses it incurs on our behalf or in connection with the services it performs for us. The Adviser may, at its discretion and at any time, waive its right to reimbursement for eligible out-of-pocket expenses paid on the Company’s behalf. Once waived, those expenses are considered permanently waived and become non-recoupable.

Under the terms of the Advisory Agreement, our Adviser will, among other things:

●	identify, evaluate and negotiate the structure of our investments (including performing due diligence);

●	find, present and recommend investment opportunities consistent with our investment policies and objectives;

●	structure the terms and conditions of our investments;

●	review and analyze financial information for each investment in our overall portfolio;

●	close, monitor and administer our investments; and

●	identify debt and equity capital needs and procure the necessary capital.

As consideration for the Adviser’s services under the Advisory Agreement, we pay our Adviser an annual Advisory Fee of 1.00% of Managed Assets (as defined below) and an annual Administrative Fee of 0.20% of the Company’s Managed Assets. On July 22, 2024, we entered into an amendment to the Advisory Agreement whereby the monthly installment of the Administrative Fee shall be paid in cash and the monthly installment of the Advisory Fee shall be paid one-half in cash and one-half in Common Shares, subject to certain restrictions, including that in no event shall the Common Shares issued to the Adviser under the Advisory Agreement exceed the Share Cap and that in no event shall the Common Shares issued to the Adviser under the Advisory Agreement exceed 6,000,000 Common Shares; provided, however, that the Share Cap will not apply if the Company’s shareholders have approved issuances in excess of the Share Cap. At the Company’s 2025 annual meeting of shareholders, the Company’s shareholders approved issuances in excess of the Share Cap. During the year ended December 31, 2025 and 2024, we issued 937,026.44 and 867,626.62 Common Shares to the Adviser in payment of Fees in an amount of $4.3 million and $5.54 million, respectively.

On September 19, 2025, we entered into a further amendment to the Advisory Agreement whereby the monthly installments of the Fees accruing after September 19, 2025 will be paid entirely in cash unless the Adviser elects, in its sole discretion, to receive all or a portion of the monthly installment of the Fees in Common Shares of the Company, subject to certain restrictions, including that in no event shall the number of Common Shares issued to the Adviser under the Advisory Agreement exceed 6,000,000 Common Shares. For the years ended December 31, 2025 and 2024, the Company incurred Fees of $13.2 million and $13.3 million, respectively.

Under the Advisory Agreement, “Managed Assets” means an amount equal to the total assets of the Company, including any form of leverage, minus all accrued expenses incurred in the normal course of operations, but not excluding any liabilities or obligations attributable to leverage obtained through (i) indebtedness of any type (including, without limitation, borrowing to purchase or develop real estate or other investments, borrowing through a credit facility, or the issuance of debt securities), (ii) the issuance of preferred shares or other preference securities, (iii) the reinvestment of collateral received for securities loaned in accordance with the Company’s investment objectives and policies, and/or (iv) any other means. In the event the Company holds collateralized mortgage-backed securities (“CMBS”) where the Company holds the controlling tranche of the securitization and is required to consolidate under generally accepted accounting principles all assets and liabilities of a specific CMBS trust, the consolidated assets and liabilities of the consolidated trust will be netted to calculate the allowable amount to be included as Managed Assets. In addition, in the event the Company consolidates another person it does not wholly own as a result of owning a controlling interest in such person or otherwise, Managed Assets will be calculated without giving effect to such consolidation and instead such person’s assets, leverage, expenses, liabilities and obligations will, on a pro rata basis consistent with the Company’s percentage ownership, be considered those of the Company for purposes of calculation of Managed Assets. The Adviser computes Managed Assets as of the end of each fiscal quarter and then computes each installment of the Fees as promptly as possible after the end of the month with respect to which such installment is payable.

Incentive compensation may be payable to our executive officers and certain other employees of our Adviser or its affiliates pursuant to a long-term incentive plan adopted by us and approved by our shareholders. Compensation expense is generally not considered when calculating Managed Assets.

We are required to pay directly or reimburse the Adviser for all of the documented “operating expenses” (all out-of-pocket expenses of the Adviser in performing services for us, including but not limited to the expenses incurred by the Adviser in connection with any provision by the Adviser of legal, accounting, financial, due diligence, investor relations or other services performed by the Adviser that outside professionals or outside consultants would otherwise perform and our pro rata share of rent, telephone, utilities, office furniture, equipment, machinery or other office, internal and overhead expenses of the Adviser required for our operations) and any and all expenses (other than underwriters’ discounts) paid or to be paid by us in connection with an offering of our securities, including, without limitation, our legal, accounting, printing, mailing and filing fees and other documented offering expenses paid or incurred by the Adviser or its affiliates in connection with the services it provides to us pursuant to the Advisory Agreement.

We have the right to terminate the Advisory Agreement on 30 days’ written notice upon the occurrence of a cause event (as defined in the Advisory Agreement). The Advisory Agreement can be terminated by us or the Adviser without cause upon the expiration of the then-current term with at least 180 days’ written notice to the other party prior to the expiration of such term. The Adviser may also terminate the agreement with 30 days’ written notice if we have materially breached the agreement and such breach has continued for 30 days before we are given such notice. In addition, the Advisory Agreement will automatically terminate in the event of an Advisers Act Assignment (as defined in the Advisory Agreement) unless we provide written consent. A termination fee will be payable to the Adviser by us upon termination of the Advisory Agreement for any reason, including non-renewal, other than a termination by us upon the occurrence of a cause event or due to an Advisers Act Assignment. The termination fee will be equal to three times the Fees earned by the Adviser during the twelve-month period immediately preceding the most recently completed calendar quarter prior to the effective termination date.

Under the terms of the Advisory Agreement, the Adviser will indemnify and hold harmless the Company and its subsidiaries, including the OP, from all claims, liabilities, damages, losses, costs and expenses, including amounts paid in satisfaction of judgments, in compromises and settlements, as fines and penalties and legal or other costs and expenses of investigating or defending against any claim or alleged claim, of any nature whatsoever, known or unknown, liquidated or unliquidated, that are incurred by reason of the Adviser’s bad faith, fraud, willful misfeasance, intentional misconduct, gross negligence or reckless disregard of its duties; provided, however, that the Adviser will not be held responsible for any action of our Board in following or declining to follow any written advice or written recommendation given by the Adviser. However, the aggregate maximum amount that the Adviser may be liable to us pursuant to the Advisory Agreement will, to the extent not prohibited by law, never exceed the amount of the Advisory Fees received by the Adviser under the Advisory Agreement prior to the date that the acts or omissions giving rise to a claim for indemnification or liability have occurred. In addition, the Adviser will not be liable for special, exemplary, punitive, indirect or consequential loss, or damage of any kind whatsoever, including without limitation lost profits. The limitations described in the preceding two sentences will not apply, however, to the extent such damages are determined in a final binding non-appealable court or arbitration proceeding to result from the bad faith, fraud, willful misfeasance, intentional misconduct, gross negligence or reckless disregard of the Adviser’s duties.

The Adviser and its affiliates expect to engage in other business ventures, and as a result, their resources will not be dedicated exclusively to our business. However, pursuant to the Advisory Agreement, the Adviser is required to devote sufficient resources to our administration to discharge its obligations under the Advisory Agreement.

NHT Acquisition and Merger

On April 10, 2024, NexPoint Real Estate Partners, LLC (“NREP”), an entity advised by an affiliate of the Adviser, and Highland, a third party, entered into a Purchase Agreement (“Purchase Agreement”) whereby Highland agreed to sell, among other things, 2,176,257 units of NHT (“NHT Units”) to NREP. The Purchase Agreement was funded in part by cash of $0.8 million provided to NREP by the Company that was allocated for the sale of the NHT Units. Then on April 19, 2024, the Company, NexPoint Real Estate Opportunities, LLC (“NREO”), a wholly owned subsidiary of the Company, and NREP entered into an Assignment of Interests Agreement whereby NREP distributed, assigned, conveyed, transferred, set over, and delivered to NREO its right to purchase the NHT Units under the Purchase Agreement and all of its rights, title and interest in, to and under the NHT Units, including all voting, consent and financial rights, free and clear of all liens and encumbrances (the “NHT Acquisition”). As a result, the Company owned 53.65% of the outstanding NHT Units and was determined to hold the controlling financial interest in NHT and as a result consolidated NHT.

On November 22, 2024, the Company announced that it had entered into an Agreement and Plan of Merger (the “NHT Merger Agreement”) pursuant to which it would acquire the remaining outstanding NHT Units in a merger transaction (the “NHT Merger”) for approximately $5.5 million, to be paid principally in Common Shares, with limited partnership interests of the OP paid for the equity interests of NHT Operating Partnership, LLC (“NHT OP”). On April 17, 2025, the Company consummated the NHT Merger in accordance with the NHT Merger Agreement.

Promissory Notes Due to Affiliates

In connection with the NHT Merger, on April 17, 2025, several promissory notes with affiliates of the Company were issued due to a limitation on Common Shares issued to affiliates of the issuer by the NYSE. The aggregate principal amount of such promissory notes was $0.8 million, each with an interest rate of 7.334% and maturing on April 15, 2027, with two one-year extension options. As of December 31, 2025, the carrying amount of the promissory notes due to affiliates was $0.8 million.

Hospitality Convertible Notes

A subsidiary of the Company also assumed several convertible notes with affiliates of the NHT Adviser at the closing of the NHT Merger. The fixed rate notes have rates ranging from 2.25% to 7.50% (which were market interest rates at the time of their issuance) while outstanding and mature in 20 years from their date of issuance. As of December 31, 2025, the net carrying amount of the convertible notes due to affiliates of the former NHT Adviser was $51.9 million.

NHT’s Advisory Agreement

Prior to the closing of the NHT Merger on April 17, 2025, NHT was externally managed by NexPoint Real Estate Advisors VI, L.P. (the “NHT Adviser”), an affiliate of the Adviser. In accordance with the agreement entered into with the NHT Adviser (the “NHT Advisory Agreement”), the Company paid the NHT Adviser an advisory fee equal to 1.00% of the REIT Asset Value (as defined below). Under the direct supervision of the REIT, the duties performed by NHT’s Adviser under the terms of the NHT Advisory Agreement include, but are not limited to: providing daily management for NHT, selecting and working with third party service providers, overseeing the third party manager, formulating an investment strategy for NHT and selecting suitable properties and investments, managing NHT’s outstanding debt and its interest rate exposure through derivative instruments, determining when to sell assets, and managing the renovation program or overseeing a third party vendor that implements the renovation program. REIT Asset Value means the value of NHT’s total assets, as determined in accordance with International Financial Reporting Standards (IFRS) except that such value shall only consolidate NHT’s and NHT Holdings, LLC assets plus NHT’s pro rata share of leverage at NHT OP. Pursuant to the terms of the NHT Advisory Agreement, NHT will reimburse the NHT Adviser for all documented Operating Expenses and offering expenses it incurs on behalf of NHT. “Operating Expenses” include legal, accounting, financial and due diligence services performed by the NHT Adviser that outside professionals or outside consultants would otherwise perform and NHT’s pro rata share of rent, telephone, utilities, office furniture, equipment, machinery and other office, internal and overhead expenses of the NHT Adviser required for NHT’s operations. Operating Expenses do not include expenses for the advisory services described in the NHT Advisory Agreement. Certain Operating Expenses, such as NHT’s ratable share of rent, telephone, utilities, office furniture, equipment, machinery and other office, internal and overhead expenses incurred by the NHT Adviser or its affiliates that relate to the operations of NHT, may be billed monthly to NHT under a shared services agreement.

As of April 19, 2024, the date of the NHT Acquisition, NHT had a payable balance of advisory fees of $6.5 million. As of December 31, 2025, there is a remaining payable of advisory fees of $11.3 million. The NHT Advisory Agreement was terminated in connection with the closing of the NHT Merger on April 17, 2025, and the Company assumed the remaining outstanding advisory fees under the NHT Advisory Agreement. The termination of the NHT Advisory Agreement incurred a termination fee of $3.5 million.

Management of Operating Properties

The Company’s operating properties in the Diversified segment are managed by NexVest Realty Advisors, LLC (“NexVest”), an affiliate of the Adviser. The property management agreement with NexVest for the retail property in Lubbock, Texas is dated January 1, 2014 and has a fixed fee of $1,200 per month. For the years ended December 31, 2025 and 2024 the Company through its subsidiaries has paid approximately $0.7 million and $0.7 million, respectively, in property management fees to NexVest. The property management agreement with NexVest for the White Rock Center is dated June 1, 2013, and the management fee is calculated on 4% of gross receipts, payable monthly. The property management agreement with NexVest for the undeveloped property in Plano, Texas is dated September 1, 2024, and the management fee is calculated on 3% of gross receipts, with a minimum fee of $750 per month. The property management agreement with NexVest for Cityplace is dated August 15, 2018, and the management fee is calculated on 3% of gross revenues, with a minimum fee of $20,000 per month. The property management agreement with NexVest for Cityplace also allows for the manager, as the agent of CP Tower Owner, LLC (“Owner”), to draw on the operating account when required in connection with the operation or maintenance of the property, the payment of certain expenses defined in the agreement, or as expressly approved in writing by Owner. For the years ended December 31, 2025 and 2024, the special purpose entity holding Cityplace reimbursed $1.5 million and $1.9 million, respectively, to NexVest for these expenses.

Freedom LHV Guarantee

On August 2, 2024, the Company, through Freedom LHV, LLC (“Freedom LHV”), an indirect subsidiary of the Company, borrowed approximately $10.0 million from The Ohio State Life Insurance Company (“OSL”), an entity that may be deemed an affiliate of the Adviser through common beneficial ownership. The note bears interest at an annual fixed rate of 10.0% and matures on August 2, 2029. The debt is secured by certain real property held by Freedom LHV and is guaranteed by the Company.

NexBank Revolving Credit Facility

On May 22, 2023, the Company entered into a revolving credit facility with NexBank (the “NexBank Revolver”) in the initial principal amount of $20.0 million, with the option for the Company to receive additional disbursements thereunder up to a maximum amount of $50.0 million and bears interest at the one-month secured overnight financing rate (“SOFR”) plus 3.50%. On May 21, 2024, the Company elected to extend the maturity by six months to November 21, 2024. On November 21, 2024, the Company elected to extend the maturity by six months to May 21, 2025. On May 15, 2025, the Company amended the NexBank Revolver agreement to extend the maturity date to November 21, 2025 and to provide for three additional six-month extension options. On November 21, 2025, the Company elected to extend the maturity date by six months to May 21, 2026. As of December 31, 2025 and 2024, the NexBank Revolver had an outstanding balance of $11.0 million and $16.5 million, respectively.

Guaranties of NexPoint Storage Partners, Inc. Debt

On July 2, 2021, the Company, together with Highland Opportunities and Income Fund (“HFRO”) and Highland Global Allocation Fund (“GAF”) (collectively, the “Co-Guarantors”) as limited guarantors, entered into a Guaranty of Recourse Obligations (“SAFStor Recourse Guaranty I”) in favor of ACORE Capital Mortgage, LP (“ACORE”) in its capacity as Administrative Agent for and on behalf of the Lenders under a Loan Agreement (“SAFStor Loan Agreement I”), in an aggregate principal amount of $235.86 million, for the benefit of entities indirectly owned by SAFStor NREA JV – I, LLC (“SAFStor – I”), SAFStor NREA JV – III, LLC (“SAFStor – III”), SAFStor NREA JV – IV, LLC (“SAFStor – IV”), SAFStor NREA JV – V, LLC (“SAFStor – V”), SAFStor NREA JV – VI, LLC (“SAFStor – VI”), SAFStor NREA JV – VII, LLC (“SAFStor – VII”), and SAFStor NREA JV – VIII, LLC (“SAFStor – VIII”) (collectively, “SAFStor”), pursuant to which the Company and the Co-Guarantors guaranteed certain obligations of SAFStor. On July 2, 2021, the Company also entered a substantively identical guaranty in favor of ACORE in its capacity as Administrative Agent for and on behalf of the Lenders under a Mezzanine Loan Agreement (“SAFStor Mezzanine Loan Agreement I”), in the amount of $6.05 million, for the benefit of entities indirectly owned by SAFStor. On December 8, 2022, NSP completed a transaction that resulted in it acquiring 100% of the equity interest in SAFStor. On April 24, 2023, the Company joined certain separate guaranties previously made in favor of ACORE by the Co-Guarantors pursuant to an Omnibus Amendment to and Reaffirmation of Loan Documents (the “SAFStor Recourse Guaranty II”) in favor of ACORE in its capacity as (i) Administrative Agent for and on behalf of the Lenders under a Loan Agreement (“SAFStor Loan Agreement II”), in an aggregate principal amount of $41.99 million, for the benefit of SAFStor, and (ii) Administrative Agent for and on behalf of the Lenders under a Mezzanine Loan Agreement (“SAFStor Mezzanine Loan Agreement II”), in the amount of $1.08 million, for the benefit of entities indirectly owned by SAFStor. Pursuant to the SAFStor Recourse Guaranty I and SAFStor Recourse Guaranty II, the Company guaranteed the loss recourse liability and obligation for any Recourse Liabilities (as defined in the respective SAFStor Loan Agreement) arising out of or in connection with certain bad acts, such as if the borrower took actions that were fraudulent or improper or upon certain violations of the respective SAFStor Loan Agreement. The Company also guaranteed the full payment of the debt upon the occurrence of any Springing Recourse Events (as defined in the respective SAFStor Loan Agreement), such as if the borrower voluntarily filed a bankruptcy or similar liquidation or reorganization action or upon certain other violations of the respective SAFStor Loan Agreement. The guarantees by the Company were limited for loss recourse events, to the loss attributable to properties in which it indirectly owed an interest and for Springing Recourse to the pro-rata share of the aggregate liability of all guarantors within the pool of the guarantor properties. On October 3, 2024, NSP paid the debt in full and the guarantees were terminated.

On September 14, 2022, the Company entered into guaranties (the “BS Guaranties”) for the benefit of JPMorgan Chase Bank, National Association (“JPM”) and any additional or subsequent lenders from time to time (collectively, “BS Lender”) under a loan agreement (the “BS Loan Agreement”), pursuant to which the Company guaranteed certain obligations of the borrowers (“BS Borrower”) under the BS Loan Agreement. The Company, through its ownership in NSP, owns an indirect interest in BS Borrower and entered into the BS Guaranties as a condition of BS Lender lending to BS Borrower under the BS Loan Agreement. Pursuant to the BS Guaranties, the Company guaranteed certain carrying obligations, including interest payments, of BS Borrower and certain recourse obligations of BS Borrower pertaining to exculpation or indemnification of BS Lender. The BS Guaranties also provided that the Company could be required to repay principal amounts upon the occurrence of certain events, including certain action or inaction by BS Borrower, but does not provide for a full guarantee of repayment in all circumstances. The BS Loan Agreement provides for a single initial advance of the loan in the amount of $221.8 million to BS Borrower on the closing date and provided BS Borrower the right to request additional advances in connection with subsequently acquired properties. Amounts outstanding under the BS Loan Agreement were due and payable on March 9, 2024 which date could, at the option of BS Borrower, be extended for an additional six months upon the satisfaction of certain terms and conditions. On March 8, 2024, the BS Lender agreed to extend the maturity date to March 22, 2024. On March 22, 2024, the BS Lender agreed to extend the maturity date on the two loans to September 9, 2024. On September 9, 2024, the BS Lender agreed to extend the maturity date on the two loans to October 9, 2024. On October 4, 2024, NSP paid the debt in full and the guarantees were terminated.

Separately, on September 14, 2022, the Company entered into a Guaranty Agreement (Recourse Obligations), dated September 14, 2022 (the “CMBS Guaranty”) for the benefit of JPM and any additional or subsequent lenders from time to time (collectively, the “CMBS Lender”) under a loan agreement (the “CMBS Loan Agreement”), by and among the borrowers thereunder (collectively, “CMBS Borrower”) and the CMBS Lender. The CMBS Loan Agreement provided for a loan of $356.5 million to CMBS Borrower. The Company, through its ownership in NSP, owns an indirect interest in CMBS Borrower and entered into the CMBS Guaranty as a condition of the CMBS Loan Agreement. Pursuant to the CMBS Guaranty, the Company guaranteed certain recourse obligations of CMBS Borrower pertaining to exculpation or indemnification of CMBS Lender, but did not provide for a full guarantee of repayment in all circumstances. Amounts outstanding under the CMBS Loan Agreement were due and payable on September 9, 2024. On September 9, 2024, the CMBS Lender and NSP entered into a forbearance agreement, and the CMBS Lender agreed to, until October 9, 2024, forbear from proceeding to exercise its remedies relating to the failure to repay the debt by September 9, 2024. On October 4, 2024, NSP repaid the debt in full and the guarantees were terminated.

On October 4, 2024, the Company entered into a Guaranty Agreement (Recourse Obligations), dated October 4, 2024 (the “Citi Guaranty”) for the benefit of JPM and Citi Real Estate Funding, Inc. (collectively, the “Citi Lender”) under a loan agreement (the “Citi Loan Agreement”), by and among the borrowers thereunder (collectively, “Citi Borrower”) and the Citi Lender. The Company is the owner of an indirect interest in Citi Borrower and entered into the Citi Guaranty as a condition of the Citi Lender lending to Citi Borrower under the Citi Loan Agreement. Pursuant to the Citi Guaranty, the Company guarantees the Guaranteed Obligations (as defined in the Citi Loan Agreement). The Guaranteed Obligations consist of liability for losses suffered by the Citi Lender arising out of certain bad acts, such as if the Citi Borrower takes actions that are fraudulent or improper or upon certain violations of the Citi Loan Agreement. The Guaranteed Obligations also include the full payment of the debt upon the occurrence of certain events including borrower voluntarily filing for bankruptcy or similar liquidation or reorganization action or upon certain other violations of the Citi Loan Agreement. The Citi Loan Agreement provides for a loan of $750.0 million to Citi Borrower. The Citi Loan Agreement is set to mature on November 1, 2029. Borrowings outstanding under the Citi Loan Agreement are secured by mortgages on real property owned by one or more of the borrowers comprising Citi Borrower.

On December 8, 2022 and in connection with a restructuring of NSP, the Company, together with NREF, HFRO and NexPoint Real Estate Strategies Fund (collectively, the “NSP Co-Guarantors”), as guarantors, entered into a Sponsor Guaranty Agreement in favor of Extra Space Storage, LP (“Extra Space”) pursuant to which the Company and the NSP Co-Guarantors guaranteed obligations of NSP with respect to accrued dividends on NSP’s newly created Series D Preferred Stock and two promissory notes in an aggregate principal amount of approximately $64.2 million issued to Extra Space. The guaranties by the Company and the NSP Co-Guarantors were capped at $97.6 million, and each of the Company and the NSP Co-Guarantors generally guaranteed the foregoing obligations of NSP up to the cap amount on a pro rata basis with respect to its percentage ownership of NSP’s common stock. On February 15, 2023, NSP paid down approximately $15.0 million of these promissory notes, resulting in an aggregate principal amount of approximately $49.2 million. On December 8, 2023, NSP paid down the remaining principal balance of $49.2 million. The Series D Preferred Stock remains outstanding as of December 31, 2025. As of December 31, 2025 and 2024, the outstanding NSP Series D Preferred Stock accrued dividends were $15.0 million and $11.6 million, respectively, and the Company and NREF OP IV REIT Sub, LLC are jointly and severally liable for 85.90% of the guaranteed amount.

NREF OP Promissory Note

On April 19, 2024, the Company, through the OP, loaned $6.5 million to NREF OP IV, L.P. (“NREF OP IV”). In connection with the loan, NREF OP IV issued a promissory note to the OP in the principal amount of $6.5 million bearing interest at 7.535%, which is payable in kind, interest only during the term and matures on April 19, 2029. NREF OP IV is a subsidiary of NREF, which is managed by an affiliate of the Adviser. On September 11, 2024, NREF OP IV extinguished the note and paid down the remaining principal balance and accrued interest.

NFRO SFR REIT Promissory Notes

On December 14, 2023, the Company, through the OP, loaned approximately $3.6 million to NFRO SFR REIT, LLC (“NFRO SFR REIT”). In connection with the loan, NFRO SFR REIT issued a promissory note to the OP in the principal amount of approximately $3.6 million bearing interest at 7.535% per annum, which is payable in kind, interest only during the term and was to mature on June 14, 2025. On April 9, 2025, NFRO SFR REIT extinguished the note and paid down the remaining principal balance and accrued interest.

On February 15, 2024, the Company, through the OP, loaned approximately $3.2 million to NFRO SFR REIT. In connection with the loan, NFRO SFR REIT issued a promissory note to the OP in the principal amount of approximately $3.2 million bearing interest at 7.535% per annum, which is payable in kind, interest only during the term and was to mature on August 15, 2025. NFRO SFR REIT is a subsidiary of an entity that is advised by an affiliate of the Adviser. On May 16, 2025, NFRO SFR REIT extinguished the note and paid down the remaining principal balance and accrued interest.

Investments in DSTs

On July 26, 2024, the Company, through NREO, acquired $4.6 million worth of beneficial interests in NexPoint Life Sciences II DST (“Life Sciences DST”), a Delaware statutory trust. Life Sciences DST is managed by an affiliate of the Adviser. Life Sciences DST owns a manufacturing and production facility in Philadelphia, PA that is under a triple net lease.

On July 26, 2024, the Company, through NREO, acquired $14.9 million worth of beneficial interests in NexPoint Semiconductor DST (“Semiconductor DST”), a Delaware statutory trust. Semiconductor DST is managed by an affiliate of the Adviser. Semiconductor DST owns a semiconductor manufacturing property in Temecula, CA that is under a triple net lease. On September 11, 2024, the Company acquired an additional $6.1 million worth of beneficial interests in Semiconductor DST. On January 2, 2025, the Company acquired an additional $3.0 million worth of beneficial interests in Semiconductor DST.

SFR WLIF III, LLC

On November 25, 2024, SFR WLIF III, LLC, redeemed all of the interests in SFR WLIF III, LLC. The Company received approximately $7.2 million upon redemption of its units.

Alewife Holdings Loan

On May 10, 2024, the Company, through the OP, NREF OP IV, a subsidiary of NREF, an entity that is managed by an affiliate of the Adviser, and OSL, an entity that may be deemed an affiliate of the Adviser through common beneficial ownership, entered into an Assignment and Assumption and Co-Lender Agreement, pursuant to which NREF OP IV assigned the right to fund up to 9% of a mezzanine loan (the “Alewife Loan”) to be made to IQHQ-Alewife Holdings, LLC (“Alewife Holdings”) to the OP and allocated the right to fund up to 9% of the Alewife Loan to OSL. Effective January 2, 2025, NREF OP IV and OSL entered into an Assignment and Assumption and Co-Lender Agreement, pursuant to which NREF OP IV assigned $7.5 million of interest in the Alewife Loan to OSL for cash and increased OSL’s allocation of the right to fund up to 10.32% of the Alewife Loan. In addition, at any time and from time to time, NREF may purchase up to all of the amounts funded by OSL in the Alewife Loan from OSL. Upon receipt of a draw request, the OP and OSL have the right to elect to fund an amount equal or greater than zero and up to (i) 9% or 10.32%, respectively, of the total amount of all advances previously made under the Alewife Loan plus the amount of the then current borrowing, (ii) less the total amount of advances previously made by the OP and OSL, respectively. NREF OP IV is required to fund any amounts not funded by OSL and the OP. At any time that the OP and OSL have funded less than their respective percentages of all advances made under the Alewife Loan, the OP and OSL have the option upon notice to NREF OP IV to pay to NREF OP IV any amount of such unfunded amount. Upon such payment, the OP or OSL would become entitled to all interest and fees accrued on the amount paid to NREF OP IV on and after the date of such payment.

IQHQ Promissory Note and Warrant

On May 23, 2024, NexPoint Bridge Investor I, LLC (“Bridge Investor I”), an entity owned by an affiliate of the Adviser, entered into a Secured Convertible Promissory Note and Warrant Purchase Agreement (“Bridge Purchase Agreement”) whereby IQHQ, LP (“IQHQ LP”) issued and sold to Bridge Investor I a Secured Convertible Promissory Note (the “IQHQ Promissory Note”) with a purchase commitment of $150 million. The IQHQ Promissory Note bore interest at 16.5%, which was payable in kind, and matured on May 23, 2025. The IQHQ Promissory Note would automatically convert into Series E preferred stock of IQHQ, Inc. upon a Qualified Equity Financing (as defined in the IQHQ Promissory Note). In accordance with the Bridge Purchase Agreement, IQHQ Holdings, LP (“IQHQ Holdings”) also issued and sold a corresponding warrant to Bridge Investor I to purchase Class A-3 Units of IQHQ Holdings (as amended, the “IQHQ Bridge Warrant”). The IQHQ Bridge Warrant entitles the holder to purchase, at an exercise price of $0.01, Class A-3 Units of IQHQ Holdings initially intended to represent up to 6.25% of the fully diluted and outstanding common equity of IQHQ Holdings. The IQHQ Bridge Warrant is exercisable, in whole or in part, at any time, and expires on May 23, 2034, unless there is an earlier change of control, initial public offering or liquidation. The OP and certain entities advised by affiliates of our Adviser (the “IQHQ Participating Purchasers”) own common equity in IQHQ Holdings and/or IQHQ LP and NREF owns Series D-1 preferred stock in IQHQ, Inc., which is the limited partner of IQHQ, LP.

In connection with the Bridge Purchase Agreement, the OP, NREF, through certain subsidiaries, and the IQHQ Participating Purchasers entered into a participation rights agreement with Bridge Investor I pursuant to which the OP and the IQHQ Participating Purchasers had a right to fund up to specified amounts of the IQHQ Promissory Note and IQHQ Bridge Warrant. On December 2, 2024, the IQHQ Promissory Note was fully funded by NREF and the IQHQ Participating Purchasers and the OP did not fund any amounts.

On December 31, 2024, Bridge Investor I entered into a Subscription Agreement (“IQHQ Subscription Agreement”) whereby Bridge Investor I committed to purchase $160.1 million of Series E preferred stock of IQHQ, Inc. Pursuant to the IQHQ Subscription Agreement, the full $10.1 million of the interest accrued on the IQHQ Promissory Note was substituted and exchanged for a deemed funding of $10.1 million under the IQHQ Subscription Agreement. In connection with the IQHQ Subscription Agreement, on December 31, 2024, Bridge Investor I also entered into a Warrant Purchase Agreement (the “IQHQ Warrant Purchase Agreement”) whereby IQHQ Holdings issued and sold a corresponding warrant to Bridge Investor I to purchase Class A-3 Units of IQHQ Holdings (as amended, the “IQHQ Series E Warrant”). The IQHQ Series E Warrant entitles the holder to purchase, at an exercise price of $0.01, Class A-3 Units of IQHQ Holdings initially intended to represent up to 10.25% of the fully diluted and outstanding common equity of IQHQ Holdings. The IQHQ Series E Warrant is exercisable, in whole or in part, at any time for ten years unless there is an earlier change of control, initial public offering or liquidation.

In connection with the IQHQ Subscription Agreement and IQHQ Warrant Purchase Agreement, the OP, along with NREF, through certain subsidiaries, and the IQHQ Participating Purchasers entered into a participation rights agreement with Bridge Investor I pursuant to which the OP and the IQHQ Participating Purchasers have a right to fund up to specified amounts of the IQHQ Subscription Agreement and the IQHQ Series E Warrant. Upon receipt of a draw request, each IQHQ Participating Purchaser has the right to elect to fund an amount equal or greater than zero up to their respective preemptive right under the IQHQ Holdings or IQHQ, L.P. organizational documents less the total amount of advances previously made by such IQHQ Participating Purchaser. Upon receipt of a draw request, the OP will also have the right to elect to fund an amount equal or greater than zero up to 50% of the total requested amount that is not funded by the IQHQ Participating Purchasers. NREF would be required to fund any amounts not funded by the IQHQ Participating Purchasers and the OP. At any time that the IQHQ Participating Purchasers have funded less than their respective participation amounts, the IQHQ Participating Purchasers have the option to pay NREF or the OP (to the extent it has funded) any amount of such unfunded amount. Upon such payment, the IQHQ Participating Purchaser would become entitled to all interest accrued on the amounts paid to NREF or the OP, if applicable, on and after the date of such payment. Bridge Investor I can allocate all or any portion of the IQHQ Warrant to any parties to the participation rights agreement.

As of December 31, 2025, the OP had not funded any amounts.

Ground Lease

The Company has a ground lease situated in Durham County, North Carolina, with a subsidiary of OSL, an entity that may be deemed an affiliate of the Adviser through common beneficial ownership. The lease has a remaining term of 3 years and a discount rate of 4.6% and contains five one-year extension options. As of December 31, 2025, the carrying amount of the right-of-use asset is $0.5 million, and the lease liability is $(0.5) million.

Series B Preferred Offering

On January 30, 2025, the Company announced the launch of the Offering. NexPoint Securities, an affiliate of the Adviser, serves as the Company’s dealer manager (the “Dealer Manager”) in connection with the Offering. The Dealer Manager uses its reasonable best efforts to sell the Series B Preferred Shares offered in the Offering, and the Company pays the Dealer Manager, subject to the discounts and other special circumstances described or referenced therein, (i) selling commissions of 7.0% of the aggregate gross proceeds from sales of Series B Preferred Shares in the Offering (“Selling Commissions”) and (ii) a dealer manager fee of 3.0% of the gross proceeds from sales of Series B Preferred Shares in the Offering (the “Dealer Manager Fee”). The Dealer Manager, subject to federal and state securities laws, will reallow all or any portion of the Selling Commissions and may reallow a portion of the Dealer Manager Fee to other securities dealers that the Dealer Manager may retain who sold the Series B Preferred Shares as is described more fully in the agreements between such dealers and the Dealer Manager. The Company expects that the Offering will terminate on the earlier of the date the Company sells all 16,000,000 Series B Preferred Shares in the Offering or August 1, 2027 (which is the third anniversary of the effective date of the Company’s registration statement), which may be extended by the Board in its sole discretion. The Board may elect to terminate the Offering at any time. As of December 31, 2025, the Company has sold 911,003 shares of the Series B Preferred Shares for total gross proceeds of $22.4 million.

OSL Loan

On February 12, 2026, certain indirect subsidiaries of the Company (the “NHT Borrowers”) entered into a Loan Agreement with OSL, pursuant to which OSL made a loan to the NHT Borrowers in the principal amount of $39,390,000 (the “OSL Loan”), bearing interest at 8.5% per annum and an initial maturity date of February 12, 2029, with certain extension rights. The OSL Loan is secured by mortgages on two hotel properties owned by the NHT Borrowers: (i) Bradenton Hampton Inn & Suites, with an allocated loan amount of $25,250,000, and (ii) Hyatt Place Park City, with an allocated loan amount of $14,140,000. The proceeds of the OSL Loan were used to fully repay and extinguish the outstanding balance under a borrowing arrangement for a $39.3 million loan with AREEIF Lender, LLC, which was secured by the Bradenton Hampton Inn & Suites and Hyatt Place Park City properties.

In connection with the OSL Loan, the OP entered into a Carveout Guaranty (the “OSL Guaranty”) for the benefit of OSL, pursuant to which the OP guaranteed certain obligations of the NHT Borrowers. The OSL Guaranty is a non-recourse carve-out guaranty. Generally, the OSL Loan is non-recourse to the NHT Borrowers and the Guarantors’ liability is limited to losses, damages, costs and expenses arising from certain “bad acts,” including but not limited to any fraud or willful misconduct of the NHT Borrowers or the OP, intentional damage to or destruction of the properties (including certain physical waste or arson) and misapplication or conversion of tenant security deposits, insurance proceeds, or condemnation awards. The OSL Guaranty becomes a full recourse guaranty covering up to the amount of the outstanding debt, plus accrued interest and other amounts, upon the occurrence of certain events.

NSP DST Guaranty

On February 13, 2026, but effective as of October 1, 2021, the Company entered into a consent agreement and executed an amended and restated guaranty (the “NSP DST Guaranty”) with NSP and NexPoint Storage Partners Operating Company, LLC (“NSP OC” and together with NSP and the Company, collectively the “NSP DST Guarantors”) in favor of Wilmington Trust, National Association, as trustee for the benefit of registered holders of GS Mortgage Securities Trust 2021-GSA3, Commercial Mortgage Pass-Through Certificates, Series 2021-GSA3 (“NSP DST Lender”) dated October 1, 2021 (the “NSP DST Loan Agreement”), pursuant to which the Company agreed to become an additional guarantor of certain recourse obligations of the borrowers, NSP II Miami DST, NSP II Atlanta DST, NSP II Stamford DST, and NSP II St Pete DST (collectively, the “NSP DST Borrowers”), under a Loan Agreement, dated October 1, 2021, by and among the NSP DST Borrowers and NSP DST Lender (the “NSP DST Loan Agreement”). NSP may be deemed to be an affiliate of the Adviser and the NSP DST Borrowers are advised by an affiliate of the Adviser. The Company entered into the NSP DST Guaranty as a condition of NSP DST Lender agreeing to modify and amend the terms and provisions under the NSP DST Loan Agreement. The NSP DST Loan Agreement provides for a loan in the original principal amount of $28.5 million to the NSP DST Borrowers (the “NSP DST Loan”). Amounts under the NSP DST Loan bear interest at a fixed rate of 3.62% per annum and are due and payable on October 6, 2031. The NSP DST Loan is secured by mortgages on four self-storage properties owned by one or more of the NSP DST Borrowers.

The NSP DST Guaranty is a non-recourse carve-out guaranty with springing full recourse provisions. Generally, the NSP DST Loan is non-recourse and the NSP DST Guarantors’ liability is limited to losses, damages, costs and expenses arising from certain “bad acts,” including but not limited to any fraud, willful misconduct, intentional misrepresentation, or certain other misconduct or defaults (including certain waste), by the NSP DST Borrowers or the Company. The NSP DST Guaranty becomes a full recourse guaranty covering up to the amount of the outstanding debt upon the occurrence of certain events, including but not limited to bankruptcy or certain other insolvency events with respect to the NSP DST Borrowers or actions taken by the NSP DST Borrowers and the raising or assertion by the NSP DST Borrowers of a defense or certain related rights or requests in connection with enforcement actions or assertions of rights or remedies by NSP DST Lender.

Bradenton Property Sale

On March 24, 2026, the Company, through its indirect subsidiary, NXDT Hospitality Holdco, LLC, entered into a Membership Interest Purchase Agreement pursuant to which it agreed to sell 100% of the membership interests in NHT Bradenton, LLC, which owns the Bradenton Hampton Inn & Suites property, to OSL Bradenton Downtown, LLC. OSL Bradenton Downtown, LLC may be deemed to be an affiliate of the Adviser through common beneficial ownership. The transaction closed on the same date for a total consideration of approximately $26.3 million in cash, subject to customary closing adjustments.

Participation Agreement

On April 3, 2026, the OP, HFRO, GAF and NRES REIT Sub II, LLC (“NRES” and, together with HFRO and GAF, the “Other NSP Note Purchasers”) entered into a participation agreement side letter (the “Side Letter”) with NexPoint Real Estate Finance Operating Partnership, L.P. (“NREF OP”). Pursuant to the Side Letter, effective on March 30, 2026, the OP purchased an undivided participation interest in $962,000 principal amount of that certain Secured Promissory Note, dated as of January 16, 2026, as amended by that certain First Amendment to Secured Promissory Note and Joinder Agreement, dated as of March 25, 2026 (as amended, the “NSP Note”), by and between NSP OC and certain subsidiaries of NSP OC and of our Sponsor, as co-borrowers, and NREF, as lender. In addition, under the Side Letter and that certain participation agreement, dated March 25, 2026, as amended, between NREF and OSL, the OP, OSL and each Other NSP Note Purchaser has the right, but not the obligation, to participate in any future advance under the NSP Note up to its then-current pro rata share, with NREF remaining obligated to fund any amount of future advances under the NSP Note not funded by the OP, OSL or the Other NSP Note Purchasers. Under the NSP Note, NSP OC may borrow up to an aggregate principal amount of $40 million, with $22.7 million outstanding as of April 3, 2026. The NSP Note bears interest at a rate of 14% per annum, which is payable in kind, is interest only during the term of the NSP Note and matures on January 16, 2031. Borrowings under the NSP Note are secured by a first priority lien on certain income streams and the related deposit accounts of the co-borrowers.

Banking Relationship with NexBank

The Company holds multiple operating accounts at NexBank. A trustee and officer of the Company also (i) is the beneficiary of a trust that indirectly owns 100% of the limited partnership interests in the parent of the Adviser and directly owns 100% of the general partnership interests in the parent of the Adviser and (ii) is a director of NexBank Capital, Inc., the holding company of NexBank, directly owns a minority of the common stock of NexBank, and is the beneficiary of a trust that directly owns a substantial portion of the common stock of NexBank.

Related Party Investments

NexPoint Real Estate Finance, Inc.

As of December 31, 2025, the Company owns 15.89% of NREF’s common stock and approximately 12.9% of the outstanding units of limited partnership of NREF OP. As of December 31, 2025, the fair value of the Company’s holdings of NREF was approximately $41.6 million, and the fair value of the Company’s holdings of the NREF OP was $56.6 million.

NexPoint SFR Operating Partnership, L.P.

On June 8, 2022, the Company, directly or through one or more subsidiaries, contributed $25.0 million to the newly formed NexPoint SFR Operating Partnership, L.P. (the “SFR OP”) in exchange for common units of the SFR OP (“SFR OP Units”). Additionally, on June 8, 2022, the Company, directly or through one or more subsidiaries, loaned $25.0 million to the SFR OP in exchange for $25.0 million of 7.50% convertible notes of the SFR OP (“SFR OP Convertible Notes”) that are interest only during the term and mature on June 30, 2027. The SFR OP is a subsidiary of NXHT, a private SFR REIT managed by an affiliate of the Adviser. Subsequent to June 8, 2022 and through December 31, 2022, the Company, directly or through one or more subsidiaries, contributed approximately an additional $27.5 million to the SFR OP in exchange for SFR OP Units. Additionally, subsequent to June 8, 2022 and before December 31, 2022, the Company, directly or through one or more subsidiaries, loaned an additional $5.0 million to the SFR OP in exchange for $5.0 million of SFR OP Convertible Notes.

On October 25, 2023, the Company contributed approximately $0.5 million to the SFR OP in exchange for a promissory note in the principal amount of $0.5 million made by the SFR OP (the “SFR OP Promissory Note”). The SFR OP Promissory Note had a maturity date of April 25, 2025 and accrued interest at a fixed rate of 8.80% per annum. On February 27, 2025, the Company extinguished the SFR OP Promissory Note and paid down the remaining principal balance and accrued interest. Additionally, on April 18, 2023, the SFR OP paid down approximately $8.5 million of SFR OP Convertible Notes. During the year ended December 31, 2025, the Company paid down approximately $9.2 million of SFR OP Convertible Notes. Subsequent to December 31, 2023 and through December 31, 2025, the Company, directly or through one or more subsidiaries, received approximately $5.2 million of SFR OP Units through continued participation in the SFR OP distribution reinvestment plan. As of December 31, 2025, the Company owns approximately 28.0% of the outstanding SFR OP Units, $23.0 million in outstanding principal balance of SFR OP Convertible Notes. As of December 31, 2025, the fair value of the SFR OP Units owned by the Company was approximately $28.6 million and the fair value of the SFR OP Convertible Notes was approximately $12.0 million.

NexPoint Residential Trust, Inc.

The Company holds approximately 102,000 shares of common stock of NXRT, a publicly traded multifamily REIT advised by an affiliate of the Adviser. The Company’s fair value measurement of this investment as of December 31, 2025 was approximately $3.1 million.

NexPoint Storage Partners, Inc.

In November 2020, the Company’s preferred stock investment in Jernigan Capital, Inc. was converted into common stock of NSP, a privately owned self-storage REIT indirectly managed by an affiliate of the Adviser, as part of a transaction where affiliates of the Adviser took Jernigan Capital, Inc. private. On December 18, 2025, the Company purchased 2,996.19 shares of common stock of NSP for an aggregate amount of $1.9 million. As of December 31, 2025, the Company owns approximately 89,365.19 shares of NSP common stock, or 53.02%, of the outstanding NSP common stock. As of December 31, 2025, the fair value of the common stock of NSP owned by the Company was approximately $51.7 million.

NexPoint Storage Partners Operating Company, LLC

On November 9, 2023, the Company, directly or through one or more subsidiaries contributed approximately $5.0 million to NSP OC in exchange for a promissory note in the principal amount of $5.0 million made by NSP OC (the “NSP OC Promissory Note”). The NSP OC Promissory Note has a maturity date of October 1, 2026 and accrues interest at a fixed rate of 5.32% per annum.

On March 14, 2025, the Company purchased 2,754.59 shares of NexPoint Storage Partners Operating Company, LLC (the “NSP OC Common Units”) for an aggregate amount of $2.0 million, 4,638.07 shares for an aggregate amount of $3.2 million on April 29, 2025, and 5,157.67 shares for an aggregate amount of $3.6 million on June 16, 2025. As of December 31, 2025, the Company owns approximately 59,614.68 Class B Units, or 33.81%, of the outstanding NSP OC Common Units. As of December 31, 2025, the fair value of the NSP OC Common Units owned by the Company was approximately $34.5 million.

Claymore

The Company owns a 50% interest in Claymore Holdings, LLC, an entity created to hold litigation claims which is managed by an affiliate of the Adviser. The probability, timing and potential amount of recovery, if any, are unknown as of December 31, 2025.

VineBrook Homes Operating Partnership, L.P.

On November 1, 2018, the Company through NREO contributed $70.7 million to VineBrook Homes Operating Partnership, L.P. (“VB OP”) in exchange for limited partnership units. Subsequent to December 31, 2023 and through December 31, 2025, the Company, directly or through one or more subsidiaries, contributed approximately $2.9 million to the VB OP in exchange for limited partnership units of VB OP through dividend reinvestments. The VB OP is the operating partnership of VineBrook, which is advised by an affiliate of the Adviser. The Company, through NREO, owns approximately 12.3% of the limited partnership units of VB OP as of December 31, 2025. As of December 31, 2025 the fair value of the limited partnership units of VB OP owned by the Company was approximately $118.6 million.

Capital Acquisitions Partners, LLC

As of December 31, 2025, the Company owns approximately 20.9% of the total outstanding membership interests of Capital Acquisitions Partners, LLC, an entity that invests in multifamily housing. The remaining membership interests are held by NREF OP.

Related Party Transaction Policy

The Board has adopted a written Related Party Transaction Policy for the review, approval or ratification of any related person transaction. This policy provides that all related party transactions must be reviewed and approved by the disinterested members of the audit committee. The term “related party transaction” refers to any transaction, arrangement or relationship (including charitable contributions and including any series of similar transactions, arrangements or relationships) with the Company in which any Related Party (as defined below) has a direct or indirect material interest, other than: (a) transactions available to employees generally; (b) transactions involving less than $50,000 when aggregated with all related or similar transactions, except if receipt of any amount would result in a trustee no longer being considered independent under NYSE rules or would disqualify a trustee from serving as a member of a committee of the Board; (c) transactions involving compensation or indemnification of executive officers and trustees duly authorized by the Board or an authorized Board committee; (d) transactions involving reimbursement for routine expenses in accordance with our policies; and (e) purchases of any products on terms generally available to third parties.

For purposes of our Related Party Transaction Policy, “Related Parties” include:

●	our trustees (and nominees for trustee) and executive officers;
●	immediate family members of such trustees and executive officers;
●	our Adviser;
●	a shareholder owning in excess of five percent of our voting securities or an immediate family member of such a shareholder; or
●	an entity which is owned or controlled by any of the above persons.

POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

The following is a discussion of certain of our investment, financing and other policies. These policies have been determined by the Board and, in general, may be amended and revised from time to time at the discretion of the Board without notice to or a vote of our shareholders. We intend to disclose any changes in our investment policies in our next required periodic report.

If our Board determines that additional funding is required, we may raise such funds through additional public and private offerings of common and preferred equity or debt securities or the retention of cash flow (subject to the distribution requirements applicable to REITs and our desire to minimize our U.S. federal income tax obligations) or a combination of these methods. In the event that our Board determines to raise additional equity or debt capital, it has the authority, without shareholder approval, to cause us to issue additional Common Shares, preferred shares or debt securities in any manner and on such terms and for such consideration as it deems appropriate, at any time, and has similarly broad authority to incur debt.

In addition, we may finance the acquisition of investments using the various sources of financing discussed below under “‐—Investment Policies.” Our investment guidelines, the assets in our portfolio and the decision to utilize, and the appropriate levels of, leverage are periodically reviewed by our Board as part of their oversight of our Adviser.

We may offer equity or debt securities in exchange for property and may repurchase or otherwise reacquire our shares. Subject to the requirements for qualification as a REIT, we may in the future invest in debt securities of other REITs, other entities engaged in real estate-related activities or securities of other issuers, including for the purpose of exercising control over these entities. We do not intend that our investments in securities will require us to register as an investment company under the Investment Company Act, and we would intend to divest such securities before any such registration would be required.

We engage in the purchase and sale of investments. Consistent with our investment guidelines, we may in the future make loans to third parties in the ordinary course of business for investment purposes. We do not expect to underwrite the securities of other issuers.

We intend to make our annual reports available to our shareholders, including our audited financial statements. We are subject to the information reporting requirements of the Exchange Act. Pursuant to those requirements, we will be required to file annual and periodic reports, proxy statements and other information, including audited financial statements, with the SEC.

Our Board may change any of these policies without prior notice to you or a vote of our shareholders.

Investment Policies

We invest in real estate and interests in real estate.

We also invest in real estate mortgages, securities of or interests in persons primarily engaged in real estate activities or investments in other securities.

Investments in Interests in Real Estate

We conduct all of our investment activities through the OP. Our primary investment objective is to provide both current income and capital appreciation. We seek to achieve this objective through our focus on investing across the capital structure in various commercial real estate property types. Target underlying property types primarily include, but are not limited to, SFR, multifamily, self-storage, life science, office, industrial, hospitality, net lease, retail and small-bay industrial. We may, to a limited extent, hold, acquire or transact in certain non-real estate securities.

We focus on opportunistic investments in real estate properties with a value-add component and real estate credit with the objective to increase the cash flow and value of our properties, acquire properties with cash flow growth potential and achieve capital appreciation for shareholders through a value-add program. We pursue real estate credit investments based on where the Adviser believes the various real estate subsectors are performing within the broader real estate cycle and tactically allocate our investments among these opportunities. We believe a diversified investment approach is appropriate for the current market environment. However, to capitalize on investment opportunities at different times in the economic and real estate investment cycle, we may change our investment strategy from time to time. We believe that the flexibility of our investment strategy and the experience and resources of the Adviser and its affiliates will allow us to take advantage of changing market conditions to provide both current income and generate capital appreciation. The Board is able to modify our strategies to the extent it determines it is in our best interest.

The structure and terms of our investments may vary and will depend on market conditions.

Investments in Real Estate Mortgages

As a diversified REIT which focuses on investing across the capital structure, in both debt and equity investments, we may engage in mortgage activities, including without limitation, originating, servicing and warehousing mortgages. We may, at the discretion of our Board, invest in mortgages, including non-performing loans, and other types of real estate interests in the future, including, without limitation participating in convertible mortgages; provided in each case, that such investment is consistent with our qualification as a REIT. Investments in real estate mortgages run the risk that one or more borrowers may default under certain mortgages and that the collateral securing such mortgages may not be sufficient to enable us to recoup our full investment. We may also invest in securities of or interests in persons primarily engaged in real estate mortgage activities.

Investments in Securities of or Interests in Persons Primarily Engaged in Real Estate Activities and Other Issuers

Subject to the gross income and asset tests necessary for REIT qualification, we may invest in securities of other REITs, other entities engaged in real estate activities or securities of other issuers, including for the purpose of exercising control over such entities. We do not currently have any policy limiting the types of entities in which we may invest or the proportion of assets to be so invested, whether through acquisition of an entity’s common shares, limited liability or partnership interests, interests in another REIT or entry into a joint venture. We do not intend to underwrite securities of other issuers.

Investments in Other Securities

In addition to investments in real estate, we may, to a limited extent and subject to the gross income and asset tests for REIT qualification, hold, acquire or transact in certain non-real estate securities, including common equity, preferred equity, loans, CLOs, rights and warrants, U.S. life settlement contracts, convertible notes and bonds from a number of diverse issuers and investment vehicles.

Dispositions. We may dispose of some of our investments if, based upon management’s periodic review of our investments, the Adviser or the Board determines that such action would be in the best interest of us and our shareholders.

Financings and Leverage Policy. In the future, we anticipate using a number of different sources to finance our acquisitions, developments and operations, including, but not limited to, cash flows from operations, asset sales, seller financing, issuance of debt securities, private financings (such as bank credit facilities, which may or may not be secured by our assets), common or preferred equity issuances or any combination of these sources, to the extent available to us, or other sources that may become available from time to time. Any debt that we incur may be recourse or non-recourse and may be secured or unsecured. We also may take advantage of joint venture or other partnering opportunities as such opportunities arise in order to acquire properties that would otherwise be unavailable to us or if we believe joint ventures or other partnering structures are more favorable to us compared with owning the properties outright. We may use the proceeds of our borrowings to acquire assets, to refinance existing debt or for general corporate purposes.

While we do not have any formal restrictions or policy with respect to our debt-to-equity leverage ratio, we currently expect that our leverage will not exceed a ratio of 3-to-l. We believe this leverage ratio is prudent given that leverage typically exists at the asset level. The amount of leverage we may employ for particular assets depends upon the availability of particular types of financing and our Adviser’s assessment of the credit, liquidity, price volatility and other risks of those assets and financing counterparties. Our decision to use leverage to finance our assets is at the discretion of our Adviser, subject to review by our Board, and is not subject to the approval of our shareholders. We generally intend to match leverage term and structure to that of the underlying investment financed.

Lending Policies. As a diversified REIT which focuses on investing across the capital structure, in both debt and equity investments, we may engage in lending activities, such as by originating or servicing loans. We do not have a policy limiting our ability to make loans to other persons, although our ability to do so may be limited by applicable law, such as the Sarbanes-Oxley Act. Subject to tax rules applicable to REITs, we may choose to guarantee debt of certain joint ventures with third parties. Our board of trustees may adopt a formal lending policy in the future without notice to or consent of our shareholders.

Equity Capital Policies. If our Board determines that obtaining additional capital would be advantageous to us, we may, without shareholder approval (unless such approval is required by applicable law, the terms of any other class or series of our shares or the rules of any stock exchange or automated quotation system on which any of our shares are traded), issue equity securities, including causing our operating partnership to issue OP Units, retain earnings (subject to the REIT distribution requirements for U.S. federal income tax purposes) or pursue a combination of these methods. As long as the OP is in existence, we will generally contribute the proceeds of all equity capital raised by us to the OP in exchange for additional interests in the OP.

Existing shareholders will have no preemptive rights to common or preferred shares or units issued in any securities offering by us, and any such offering might cause a dilution of a shareholder’s investment in us. We may in the future issue Common Shares or units in connection with acquisitions of investments.

We may, under certain circumstances and subject to there being funds legally available, purchase our shares or other securities in the open market or in private transactions with our shareholders, provided that those purchases are approved by the Board. Any repurchases of our shares or other securities would only be taken in conformity with applicable federal and state laws and the applicable requirements for qualification as a REIT.

Conflict of Interest Policies. We have adopted certain policies designed to eliminate or minimize certain potential conflicts of interest. Specifically, we have adopted a Code of Business Conduct and Ethics that generally prohibits conflicts of interest between our officers and employees on the one hand, and our company on the other hand. Our Code of Business Conduct and Ethics will also generally limit our employees and officers from competing with our company or taking for themselves opportunities that are discovered through use of property or information of or position with our company. Waivers of our Code of Business Conduct and Ethics may be granted by the board of trustees or a committee thereof. However, we cannot assure you these policies or provisions of law will always succeed in eliminating the influence of such conflicts. If they are not successful, decisions could be made that might fail to reflect fully the interests of all shareholders.

Policies with Respect to Certain Other Activities. We have authority to offer Common Shares, preferred shares, options to purchase shares or other securities in exchange for property, repurchase or otherwise acquire our Common Shares or other securities in the open market or otherwise, and we may engage in such activities in the future. We may issue preferred shares from time to time, in one or more series, as authorized by our board of trustees without the need for shareholder approval. We have not engaged in trading, underwriting or agency distribution or sale of securities of other issuers and do not intend to do so. At all times, we intend to make investments in such a manner as to qualify as a REIT, unless because of circumstances or changes in the Code or the Treasury regulations our board of trustees determines that it is no longer in our best interest to qualify as a REIT. We may make loans to third parties, including, without limitation, to joint ventures in which we participate. We intend to make investments in such a way that we will not be treated as an investment company under the Investment Company Act.

Conflicts of Interest

The following briefly summarizes the material potential and actual conflicts of interest which may arise from the overall investment activity of our Adviser, its clients and its affiliates, but is not intended to be an exhaustive list of all such conflicts. The scope of the activities of the affiliates of our Adviser and the funds and clients advised by affiliates of our Adviser may give rise to conflicts of interest or other restrictions and/or limitations imposed on us in the future that cannot be foreseen or mitigated at this time.

Advisory Agreement

Under the Advisory Agreement, our Adviser or its affiliates are entitled to fees based on our “Managed Assets.” Because the Adviser’s compensation is not directly based on our performance, our Adviser’s interests are not wholly aligned with those of our shareholders. In that regard, our Adviser could be motivated to recommend riskier or more speculative investments that would entitle our Adviser to a higher fee. For example, because leverage other than accrued expenses incurred in the normal course of operations is included in the calculation of Managed Assets, our Adviser may have an incentive to utilize leverage more heavily than it otherwise would in order to increase its fees.

Other Accounts and Relationships

As part of their regular business, our Adviser, its affiliates and their respective officers, directors, trustees, shareholders, members, partners and employees and their respective funds and investment accounts (collectively, the “Related Parties”) hold, purchase, sell, trade or take other related actions both for their respective accounts and for the accounts of their respective clients, on a principal or agency basis, subject to applicable law with respect to loans, securities and other investments and financial instruments of all types. The Related Parties also provide investment advisory services, among other services, and engage in private equity, real estate and capital markets-oriented investment activities. The Related Parties are not restricted in their performance of any such services or in the types of debt, equity, real estate or other investments which they may make. The Related Parties may have economic interests in or other relationships with respect to investments made by us. In particular, the Related Parties may make and/or hold an investment, including investments in securities, that may compete with, be pari passu, senior or junior in ranking to an, investment, including investments in securities, made and/or held by us or in which partners, security holders, members, officers, directors, agents or employees of such Related Parties serve on boards of directors or otherwise have ongoing relationships. Each of such ownership and other relationships may result in restrictions on transactions by us and otherwise create conflicts of interest for us. In such instances, the Related Parties may in their discretion make investment recommendations and decisions that may be the same as or different from those made with respect to our investments. In connection with any such activities described above, the Related Parties may hold, purchase, sell, trade or take other related actions in securities or investments of a type that may be suitable for us. The Related Parties are not required to offer such securities or investments to us or provide notice of such activities to us. In addition, in managing our portfolio, our Adviser may take into account its relationship or the relationships of its affiliates with obligors and their respective affiliates, which may create conflicts of interest. Furthermore, in connection with actions taken in the ordinary course of business of our Adviser in accordance with its fiduciary duties to its other clients, our Adviser may take, or be required to take, actions which adversely affect our interests.

The Related Parties have invested and may continue to invest in investments that would also be appropriate for us. Such investments may be different from those made on our behalf. Neither our Adviser nor any Related Party is necessarily prohibited from making or maintaining such investments, even if they are not favorable to us, subject to their fiduciary duties and disclosure obligations, and subject to our Adviser’s allocation policy set forth below. The investment policies, fee arrangements and other circumstances applicable to such other parties may vary from those applicable to us. Our Adviser and/or any Related Party may also provide advisory or other services for a customary fee with respect to investments made or held by us, and neither our shareholders nor we have any right to such fees. Our Adviser and/or any Related Party may also have ongoing relationships with, render services to or engage in transactions with other clients, including HFRO, NREF, NRESF, NexPoint Capital and GAF as well as VineBrook, NXRT, NSP and other REITs who make investments of a similar nature to ours, Delaware statutory trusts (“DSTs”) and with companies whose securities or properties are acquired by us. In connection with the foregoing activities our Adviser and/or any Related Party may from time to time come into possession of material nonpublic information that limits the ability of our Adviser to affect a transaction for us, and our investments may be constrained as a consequence of our Adviser’s inability to use such information for advisory purposes or otherwise to effect transactions that otherwise may have been initiated on our behalf. In addition, officers or affiliates of our Adviser and/or Related Parties may possess information relating to our investments that is not known to the individuals at our Adviser responsible for monitoring our investments and performing the other obligations under the Advisory Agreement.

The Related Parties currently provide services to HFRO, NREF, NRESF, NexPoint Capital, GAF, VineBrook, NXRT, NSP, NHT, DSTs, and may in the future provide services to other REITs, funds or other entities that compete with us for similar investments.

Although the professional staff of our Adviser will devote as much time to our business and investments as our Adviser deems appropriate to perform its duties in accordance with the Advisory Agreement and in accordance with reasonable commercial standards, the staff may have conflicts in allocating its time and services among us and any Related Parties’ other accounts. The Advisory Agreement places restrictions on our Adviser’s ability to buy and sell investments for us. Accordingly, during certain periods or in certain circumstances, our Adviser may be unable to buy or sell investments or to take other actions that it might consider to be in our best interest as a result of such restrictions.

The directors, officers, employees and agents of the Related Parties, and our Adviser may, subject to applicable law, serve as directors (whether supervisory or managing), officers, employees, partners, agents, nominees or signatories, and receive arm’s length fees in connection with such service, for us or any Related Party, or for any of our investments or any affiliate thereof, and neither we nor our shareholders have the right to any such fees.

The Related Parties serve or may serve as officers, directors or principals of entities that operate in the same or a related line of business as us, or of other investment funds managed by our Adviser or its affiliates. In serving in these multiple capacities, they may have obligations to other clients or investors in those entities, the fulfillment of which may not be in our best interest. We may compete with other entities managed by our Adviser and its affiliates for capital and investment opportunities.

There is no limitation or restriction on our Adviser or any of its Related Parties with regard to acting as investment manager (or in a similar role) to other parties or persons. This and other future activities of our Adviser and/or its Related Parties may give rise to additional conflicts of interest. Such conflicts may be related to obligations that our Adviser or its affiliates have to other clients.

Subject to prior approval of our Board, certain Related Parties, including NexBank and Governance Re, Ltd., among others, may provide banking, agency, insurance and other services to us and its operating affiliates for customary fees, and neither we, nor our subsidiaries will have a right to any such fees.

Allocation of Investment Opportunities

In addition, the Related Parties may, from time to time, be presented with investment opportunities that fall within our investment objectives and the investment objectives of other clients, funds or other investment accounts managed by the Related Parties, and in such circumstances, the Related Parties expect to allocate such opportunities among us and such other clients, funds or other investment accounts on a basis that the Related Parties determine in good faith is appropriate taking into consideration such factors as the fiduciary duties owed to us and such other clients, funds or other investment accounts, our primary mandates and the primary mandates of such other clients, funds or other investment accounts, the capital available to us and such other clients, funds or other investment accounts, any restrictions on investment, the sourcing of the transaction, the size of the transaction, the amount of potential follow-on investing that may be required for such investment and our other investments and the other investments of such other clients, funds or other investment accounts, the relation of such opportunity to our investment strategy and the strategy of such other clients, funds or other investment accounts, reasons of portfolio balance and any other considerations deemed relevant by the Related Parties in good faith. Our Adviser allocates investment opportunities across the entities for which such opportunities are appropriate, consistent with (1) its internal conflict of interest and allocation policies and (2) the requirements of the Advisers Act. Our Adviser seeks to allocate investment opportunities among such entities in a manner that is fair and equitable over time and consistent with its allocation policy. However, there is no assurance that such investment opportunities will be allocated to us fairly or equitably in the short-term or over time, and there can be no assurance that we will be able to participate in all such investment opportunities that are suitable for us.

Cross Transactions and Principal Transactions

As further described below, our Adviser may effect client cross-transactions where our Adviser causes a transaction to be affected between us and another client advised by our Adviser or any of its affiliates. Our Adviser may engage in a client cross-transaction involving us any time that our Adviser believes such transaction to be fair to us and the other client of our Adviser or its affiliates in accordance with our Adviser’s internal written cross-transaction policies and procedures.

As further described below, our Adviser may affect principal transactions where we may make and/or hold an investment, including an investment in securities, in which our Adviser and/or its affiliates have a debt, equity or participation interest, in each case in accordance with applicable law and with our Adviser’s internal written policies and procedures for principal transactions, which may include our Adviser obtaining our consent and approval prior to engaging in any such principal transaction between us and our Adviser or its affiliates.

Our Adviser may direct us to acquire or dispose of investments in cross trades between us and other clients of our Adviser or its affiliates in accordance with applicable legal and regulatory requirements. In addition, we may make and/or hold an investment, including an investment in securities, in which our Adviser and/or its affiliates have a debt, equity or participation interest, and the holding and sale of such investments by us may enhance the profitability of our Adviser’s own investments in such companies. Moreover, we, along with our principals and persons or entities controlling, controlled by or under common control with the Adviser, may invest in assets originated by, or enter into loans, borrowings and/or financings with our Adviser or its affiliates, including but not limited to NexBank and NexPoint Securities, Inc., including in primary and secondary transactions with respect to which our Adviser or a Related Party may receive customary fees from the applicable issuer, and neither we nor our subsidiaries have the right to any such fees. In each such case, our Adviser and principals and persons or entities controlling, controlled by or under common control with the Adviser may have a potentially conflicting division of loyalties and responsibilities regarding us and the other parties to such investment. Under certain circumstances, our Adviser and its affiliates may determine that it is appropriate to avoid such conflicts by selling an investment at a fair value that has been calculated pursuant to our Adviser’s valuation procedures to another fund managed or advised by our Adviser or principals and persons or entities controlling, controlled by or under common control with the Adviser. In addition, our Adviser may enter into agency cross-transactions where it or any of its affiliates acts as broker for us and for the other party to the transaction, to the extent permitted under applicable law. Our Adviser may obtain our written consent as provided herein if any such transaction requires the consent of our Board.

Participation in Creditor Committees, Underwriting and Other Activities

Our Adviser and/or its Related Parties may participate in creditors or other committees with respect to the bankruptcy, restructuring or workout or foreclosure of our investments. In such circumstances, our Adviser may take positions on behalf of itself or Related Parties that are adverse to our interests.

Our Adviser and/or its Related Parties may act as an underwriter, arranger or placement agent, or otherwise participate in the origination, structuring, negotiation, syndication or offering of investments purchased by us. Such transactions are on an arm’s-length basis and may be subject to arm’s-length fees. There is no expectation for preferential access to transactions involving investments that are underwritten, originated, arranged or placed by our Adviser and/or its Related Parties and neither we nor our shareholders have the right to any such fees.

Material Non-Public Information

There are generally no ethical screens or information barriers among our Adviser and certain of its affiliates of the type that many firms implement to separate persons who make investment decisions from others who might possess material, non-public information that could influence such decisions. If our Adviser, any of its personnel or its affiliates were to receive material non-public information about an investment or issuer, or have an interest in causing us to acquire a particular investment, our Adviser may be prevented from causing us to purchase or sell such asset due to internal restrictions imposed on our Adviser. Notwithstanding the maintenance of certain internal controls relating to the management of material non-public information, it is possible that such controls could fail and result in our Adviser, or one of its investment professionals, buying or selling an asset while, at least constructively, in possession of material non-public information. Inadvertent trading on material non-public information could have adverse effects on our Adviser’s reputation, result in the imposition of regulatory or financial sanctions, and as a consequence, negatively impact our Adviser’s ability to perform its investment management services to us. In addition, while our Adviser and certain of its affiliates currently operate without information barriers on an integrated basis, such entities could be required by certain regulations, or decide that it is advisable, to establish information barriers. In such event, our Adviser’s ability to operate as an integrated platform could also be impaired, which would limit our Adviser’s access to personnel of its affiliates and potentially impair its ability to manage our investments.

Other Benefits to Our Adviser

Our 2023 LTIP provides us with the ability to grant awards to directors and officers of, and certain consultants to, us, our Adviser and its respective affiliates and other entities that provide services to us. The management team of our Adviser may receive awards under the 2023 LTIP and, if approved by shareholders, the 2026 LTIP, and will benefit from the compensation provided by these awards.

In addition to the compensation provided to our Adviser by the Advisory Agreement and any long-term incentive plan, our Adviser may also receive reputational benefits from our future growth through capital-raising transactions and acquisitions. The reputational benefit to our Adviser from our future growth could assist our Adviser and its affiliates in pursuing other real estate investments. These investments could be made through other entities managed by our Adviser or its affiliates, and there can be no assurance that we will be able to participate in all such investment opportunities.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS AND MANAGEMENT

The tables below set forth the beneficial ownership information of our Common Shares, Series A Preferred Shares and Series B Preferred Shares as of February 26, 2026 for:

●	each person known to us to be the beneficial owner of more than 5% of our Common Shares and Series A Preferred Shares;

●	each of our named executive officers;

●	each of our trustees; and

●	all of our executive officers and trustees as a group.

Unless otherwise noted below, the address of the persons and entities listed in the table is the address of our Adviser’s office, 300 Crescent Court, Suite 700, Dallas, Texas 75201. We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all Common Shares and Series A Preferred Shares reflected as beneficially owned, subject to applicable community property laws. No trustee or named executive officer owns any of the Series B Preferred Shares.

Beneficial ownership and percentage of beneficial ownership is based on 50,050,392 Common Shares outstanding at February 26, 2026, 3,359,593 Series A Preferred Shares outstanding at February 26, 2026 and 1,123,203 Series B Preferred Shares outstanding at February 26, 2026. Common Shares that a person has the right to acquire within 60 days of February 26, 2026 are deemed to be outstanding and beneficially owned by the person for the purpose of computing the percentage of beneficial ownership of that person and any group of which that person is a member, but are not deemed outstanding for the purpose of computing the beneficial ownership for any other person.

CLASS	NAME	BENEFICIALLY OWNED	PERCENT OF CLASS
Common Shares	5% Shareholders
	James Dondero(1)	12,431,146	24.84%
	BlackRock, Inc.(2)	2,316,321	4.63%
	Morgan Stanley(3)	2,209,098	4.41%
	Named Executive Officers and Trustees
	James Dondero(1)	12,431,146	24.84%
	Matt McGraner(4)	359,545	*
	Dustin Norris(5)	888,100	1.77%
	Brian Mitts(6)	28,140	*
	Scott Kavanaugh(7)	77,533	*
	Dr. Arthur Laffer(7)(8)	247,724	*
	Catherine Wood(7)	46,883	*
	Edward Constantino(9)	37,569
	Dr. Carol Swain(9)	25,279	*
	All Trustees and Executive Officers as a group (11 persons)(10)	14,307,090	28.59%
Series A Preferred Shares	5% Shareholders
	Morgan Stanley(11)	283,876	8.4%
	Named Executive Officers and Trustees
	James Dondero(12)	105,670.29	3.15%
	Matt McGraner	0	*
	Dustin Norris	0	*
	Brian Mitts	0	*
	Scott Kavanaugh	0	*
	Dr. Arthur Laffer	0	*
	Catherine Wood	0	*
	Edward Constantino	0	*
	Dr. Carol Swain	0	*
	All Trustees and Executive Officers as a group (11 persons)	105,670.29	3.15%

*	Less than 1%

1.	Mr. Dondero and Nancy Marie Dondero have sole voting power, shared voting power, sole dispositive power and shared dispositive power as follows:

Name of Reporting Person	Sole Voting Power	Shared Voting Power	Sole Dispositive Power	Shared Dispositive Power
James D. Dondero(a)	5,884,434.71	6,546,711.11	5,884,434.71	6,546,711.11
Nancy Marie Dondero(b)	25,509.86	1,449,366	25,509.86	1,449,366

(a)

Includes shares held by Mr. Dondero directly and indirectly through certain managed accounts ultimately advised by Mr. Dondero, an employee benefit plan and a trust. Also includes shares that Mr. Dondero has the right to acquire beneficial ownership of that are held by a trust, for which he does not serve as trustee. Mr. Dondero disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. Includes 167,531 shares issuable upon vesting of RSUs within 60 days after February 26, 2026.

(b)

Includes shares held by Ms. Dondero directly, in a joint account, and indirectly through a trust that Ms. Dondero may be deemed to beneficially own as the trustee of the trust. Ms. Dondero is the sister of Mr. Dondero. Ms. Dondero and Mr. Dondero disclaim beneficial ownership of such shares.

2.

According to a Schedule 13G filed on January 29, 2024 by BlackRock, Inc. (“BlackRock”), BlackRock has sole voting power with respect to 2,276,835 of our Common Shares and sole dispositive power with respect to 2,316,321 of our Common Shares. The address of BlackRock is 50 Hudson Yards, New York, NY 10001.

3.

According to a Schedule 13G/A filed on November 7, 2025 by Morgan Stanley (“MS”) and Morgan Stanley Smith Barney LLC (“MSSB”), MS has shared voting power with respect to 81,792 of our Common Shares and MS has shared dispositive power with respect to 2,209,098 of our Common Shares. MSSB has shared dispositive power with respect to 2,127,306 of our Common Shares. The address of MS and MSSB is 1585 Broadway, New York, NY 10036.

4.

Includes 165,740 shares issuable upon vesting of RSUs within 60 days after February 26, 2026. Also includes shares held indirectly through a trust for the benefit of certain of Mr. McGraner's family members and through an employee benefit plan.

5.	Includes 39,672 shares issuable upon vesting of RSUs within 60 days after February 26, 2026.

6.	Includes 14,804 shares issuable upon vesting of RSUs within 60 days after February 26, 2026 and 5,889 shares held in a margin account with J.P. Morgan Chase.

7.	Includes 7,813 shares issuable upon vesting of RSUs within 60 days after February 26, 2026.

8.

Includes 118,778 shares which Dr. Laffer holds indirectly through a limited liability company in which Dr. Laffer has control. Dr. Laffer disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

9.	Includes 3,907 shares issuable upon vesting of RSUs within 60 days after February 26, 2026.

10.	Includes 454,321 shares issuable upon vesting of RSUs within 60 days after February 26, 2026.

11.

According to a Schedule 13G/A filed on November 7, 2025 by MS and MSSB, MS and MSSB each have shared voting power with respect to 5 of our Series A Preferred Shares and shared dispositive power with respect to 283,876 of our Series A Preferred Shares. The address of MS and MSSB is 1585 Broadway, New York, NY 10036.

12.

Mr. Dondero has shared voting and dispositive power with respect to 58,990 Series A Preferred Shares. Ms. Dondero has shared voting and dispositive power with respect to 45,986 Series A Preferred Shares.

AUDIT COMMITTEE REPORT

The audit committee reviewed and discussed with both management and the Company’s independent registered public accounting firm, KPMG LLP, the audited financial statements of the Company for the year ended December 31, 2025 prior to their issuance. These reviews included discussion with the independent registered public accounting firm of matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the Securities and Exchange Commission. The audit committee also discussed with its independent registered public accounting firm its independence and received written communications from KPMG required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s independence.

Taking all of these reviews and discussions into account, all of the audit committee members, whose names are listed below, recommended to the Board that it approve the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 for filing with the SEC.

Members of the Audit Committee

Edward Constantino (Chair)	Scott Kavanaugh	Dr. Arthur Laffer	Catherine Wood	Dr. Carol Swain

SHAREHOLDER PROPOSALS FOR THE 2027 ANNUAL MEETING OF SHAREHOLDERS

In order to be included in the Company’s proxy materials for the 2027 annual meeting of shareholders, a shareholder proposal must be received in writing by the Company at 300 Crescent Court, Suite 700, Dallas, Texas 75201 by December 24, 2026 and otherwise comply with all requirements of the SEC for shareholder proposals.

In addition, the Company’s Bylaws provide that any shareholder who desires to make a trustee nomination or a proposal of other business at an annual meeting without including the nomination or proposal in the Company’s proxy materials must give timely written notice of the proposal to the Company’s Secretary. To be timely, the notice must be delivered to the above address not less than 120 nor more than 150 calendar days prior to the first anniversary of the preceding year’s annual meeting. In the event the annual meeting is advanced or delayed by 25 calendar days of the date of the anniversary of the preceding year’s annual meeting, the notice must be received not earlier than 150 calendar days prior to the date of the annual meeting and not later than 5:00 p.m., Eastern Time, on the later of the 120th calendar day prior to such annual meeting and the tenth calendar day following the day on which public announcement of the date of the annual meeting is first made. To be timely, a notice must be received no earlier than November 24, 2026 and no later than December 24, 2026. The notice must also describe the shareholder proposal in reasonable detail and provide certain other information required by the Company’s Bylaws. A copy of the Company’s Bylaws is available upon request from the Company’s Secretary.

In addition to satisfying the foregoing requirements under our Bylaws, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of trustee nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 5, 2027.

MULTIPLE SHAREHOLDERS SHARING ONE ADDRESS

In accordance with Rule 14a-3(e)(1) under the Exchange Act, one copy of the Notice of Internet Availability of Proxy Materials or set of proxy materials will be delivered to two or more shareholders who share an address, unless the Company has received contrary instructions from one or more of the shareholders. The Company will deliver promptly upon written or oral request a separate copy of the Notice of Internet Availability of Proxy Materials or proxy materials to a shareholder at a shared address to which a single copy of the Notice of Internet Availability of Proxy Materials or proxy materials was delivered. Requests for additional copies of the Notice of Internet Availability of Proxy Materials or proxy materials, and requests that in the future separate copies of the Notice of Internet Availability of Proxy Materials or proxy materials be sent to shareholders who share an address, should be directed by writing to Investor Relations at c/o NexPoint Diversified Real Estate Trust, 300 Crescent Court, Suite 700, Dallas, Texas 75201, Attn: Investor Relations or by calling (214) 276-6300. In addition, shareholders who share a single address but receive multiple copies of the Notice of Internet Availability of Proxy Materials or proxy materials may request that in the future they receive a single copy by contacting the Company at the address and phone number set forth in the prior sentence.

ANNUAL REPORT

We make available, free of charge on our website, all of our filings that are made electronically with the SEC, including Form 10-K, 10-Q and 8-K. These filings are available on our website at nxdt.nexpoint.com under “SEC Filings” of the “Financials” tab. Copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 (excluding exhibits) including financial statements and schedules thereto, filed with the SEC are also available without charge to shareholders upon written request addressed to NexPoint Diversified Real Estate Trust at our principal address, which is 300 Crescent Court, Suite 700, Dallas, Texas 75201, Attention: Investor Relations. Exhibits to the Annual Report on Form 10-K will be furnished upon payment of $0.25 per page to cover our expenses in furnishing the exhibits.

OTHER MATTERS

The Board does not know of any other matters that are to be presented for action at the Annual Meeting. If any other matters properly come before the Annual Meeting or any adjournment or postponement thereof, it is intended that the enclosed proxy will be voted in the discretion of the persons voting the proxy.

By Order of the Board of Trustees,

D.C. Sauter

General Counsel and Secretary

Dallas, Texas

April 20, 2026

APPENDIX A: NEXPOINT DIVERSIFIED REAL ESTATE TRUST

2026 LONG TERM INCENTIVE PLAN

1.    Purpose. The purpose of this NexPoint Diversified Real Estate Trust 2026 Long Term Incentive Plan (the “Plan”) is to enable the Company and other Company Group Members to attract and retain trustees, officers and other key employees and advisors and to provide to such persons incentives and rewards for performance.

2.    Definitions. As used in this Plan:

(a)    “Adviser” means NexPoint Real Estate Advisors X, L.P., or any subsequent external adviser to the Company hired to perform similar services.

(b)    “Adviser Affiliate” means any corporation, partnership, joint venture or other entity, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with the Adviser.

(c)    “Affiliate” means any corporation, partnership, joint venture or other entity, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with the Company as determined by the Committee or the Board, as applicable, in its discretion. For purposes of this Plan, “Affiliate” includes the Adviser and the Operating Partnership.

(d)    “Appreciation Right” means a right granted pursuant to Section 5 of this Plan.

(e)    “Award Agreement” means an agreement, certificate, resolution or other type or form of writing or other evidence approved by the Committee that sets forth the terms and conditions of the awards granted under the Plan. An Award Agreement may be in an electronic medium, may be limited to notation on the books and records of the Company and, unless otherwise determined by the Committee, need not be signed by a representative of the Company or a Participant.

(f)    “Base Price” means the price to be used as the basis for determining the Spread upon the exercise of an Appreciation Right.

(g)    “Board” means the Board of Trustees of the Company.

(h)    “Cash Incentive Award” means a cash award granted pursuant to Section 8 of this Plan.

(i)    “Cause” means the following, unless otherwise provided in an Award Agreement: (i) a material breach by the Participant of any written agreement then in effect between the Participant and a Company Group Member, (ii) the Participant’s conviction of or plea of “guilty” or “no contest” to a felony under the laws of the United States or any state thereof, (iii) gross negligence or gross misconduct by Participant with respect to any Company Group Member, (iv) Participant’s abandonment of Participant’s employment or service with any Company Group Member, as applicable, or (v) the Participant’s willful and continued failure to substantially perform the duties associated with the Participant’s position (other than any such failure resulting from the Participant’s incapacity due to physical or mental illness), which failure has not been cured within 30 days after a written demand for substantial performance is delivered to the Participant by the Board (or its successor or delegate), which demand specifically identifies the manner in which the Board (or its successor or delegate) believes that the Participant has not substantially performed the Participant’s duties.

(j)    “Change in Control” has the meaning set forth in Section 13 of this Plan.

(k)    “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(l)    “Committee” means the Compensation Committee of the Board or any other committee of the Board designated by the Board to administer the Plan pursuant to Section 11 of this Plan consisting solely of no fewer than two “non-employee directors” (within the meaning of Rule 16b-3 promulgated under the Exchange Act) and, to the extent of any delegation by the Committee to a subcommittee pursuant to Section 11 of this Plan, such subcommittee.

(m)    “Company” means NexPoint Diversified Real Estate Trust, a Delaware statutory trust, and its successors.

(n)    “Company Group” means (i) the Company, (ii) the Affiliates (including the Adviser), (iii) Adviser Affiliates and (iv) as applicable, any of their successors.

(o)    “Company Group Member” means a member of the Company Group or its successor.

(p)    “Continuous Service” means that the Participant’s service with the Company Group, whether as an employee, Trustee, consultant, general partner, officer or advisor is not interrupted or terminated. A change in the capacity in which the Participant renders service to the Company Group as an employee, Trustee, consultant, general partner, officer or advisor or a change in the Company Group Member for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service with the Company Group, will not terminate a Participant’s Continuous Service; provided, however, that if the Company Group Member for which a Participant is rendering services ceases to qualify as an Affiliate or an Adviser Affiliate, as determined by the Committee, such Participant’s Continuous Service will be considered to have terminated on the date such Company Group Member ceases to qualify as an Affiliate or an Adviser Affiliate, unless the Participant is in Continuous Service with another Company Group Member. For example, a change in status from an employee of the Company to a consultant of an Affiliate or to a Trustee will not constitute an interruption of Continuous Service. To the extent permitted by law, the Committee or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service will be considered interrupted in the case of (i) any leave of absence approved by the Committee or chief executive officer, including sick leave, military leave or any other personal leave, or (ii) transfers between Company Group Members or their successors. Notwithstanding the foregoing, a leave of absence will be treated as Continuous Service for purposes of vesting in an award under the Plan only to such extent as may be provided in the applicable Company Group Member’s leave of absence policy, in the written terms of any leave of absence agreement or policy applicable to the Participant, or as otherwise required by law. In addition, to the extent required for exemption from or compliance with Section 409A of the Code, the determination of whether there has been a termination of Continuous Service will be made, and such term will be construed, in a manner that is consistent with the definition of “separation from service” as defined under Treasury Regulation Section 1.409A-1(h) (without regard to any alternative definition thereunder).

(q)    “Date of Grant” means the date specified by the Committee on which an award under this Plan will become effective (which date will not be earlier than the date on which the Committee takes action with respect thereto).

(r)    “Disability” shall mean a medically determinable physical or mental impairment expected to result in death or to continue for a period of not less than 12 months that causes the Participant to be unable to engage in any substantial gainful activity.

(s)    “Effective Date” means the date the Plan is approved by the Shareholders of the Company.

(t)    “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, as such law, rules and regulations may be amended from time to time.

(u)    “Good Reason” means, unless otherwise provided in an Award Agreement, any of the following without the Participant’s written consent: (i) a material diminution in the Participant’s duties or responsibilities; (ii) a material reduction in the aggregate value of base salary and bonus opportunity provided to the Participant by the Company Group immediately before the material reduction; or (iii) a reassignment of the Participant to another primary office more than 50 miles from the Participant’s current office location. Such event shall constitute Good Reason only to the extent the following conditions are satisfied: the Participant must (x) notify the Company Group of the Participant’s intention to invoke termination of Continuous Service for Good Reason within 90 days after the Participant has knowledge of such event, (y) provide, as applicable, the Company Group 30 days’ opportunity for cure (the “Cure Period”), and (z) terminate Participant’s Continuous Service within 30 days following the end of the Cure Period. The Participant may not invoke termination of Continuous Service for Good Reason if Cause exists at the time of such termination of Continuous Service.

(v)    “Incentive Shares Option” means an Option Right that is intended to qualify as an “incentive stock option” under Section 422 of the Code or any successor provision.

(w)    “Management Objectives” means the measurable performance objective or objectives established pursuant to this Plan for Participants who have received grants of Performance Shares, Performance Units, Profits Interest Units or Cash Incentive Awards or, when so determined by the Committee, Option Rights, Appreciation Rights, Restricted Shares, Restricted Shares Units, dividend equivalents or other awards pursuant to this Plan. Management Objectives may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual Participant or of one or more of the Company Group Members, divisions, departments, regions, functions or other organizational units within the Company Group. The Management Objectives may be made relative to the performance of other companies or subsidiaries, divisions, departments, regions, functions or other organizational units within such other companies, and may be made relative to an index or one or more of the performance objectives themselves. The Committee may grant awards subject to Management Objectives which may be based on one or more, or a combination, of metrics chosen by the Committee (including relative or growth achievement regarding such metrics), including without limitation any of the following:

(i)    Profits (e.g., operating income, earnings before interest and taxes, earnings before taxes, net income, earnings per share, residual or economic earnings, economic profit – these profitability metrics could be measured before certain specified special items and/or subject to accounting principles generally accepted in the United States);

(ii)    Cash Flow (e.g., earnings before interest, taxes, depreciation and amortization (“EBITDA”), free cash flow, free cash flow with or without specific capital expenditure target or range, including or excluding divestments and/or acquisitions, total cash flow, cash flow in excess of cost of capital or residual cash flow or cash flow return on investment);

(iii)    Returns (e.g., profits or cash flow returns on: assets, invested capital, net capital employed, and equity; total shareholder return; stock price appreciation);

(iv)    Profit Margins (e.g., profits divided by revenues, gross margins and material margins divided by revenues);

(v)    Liquidity Measures (e.g., debt-to-capital, debt-to-EBITDA, total debt ratio); and

(vi)    REIT Operating Metrics (e.g., core earnings, cash available for distributions, adjusted cash available for distributions, funds from operations, adjusted funds from operations, net operating income, book value per share, net asset value).

(x)    “Market Value per Share” means, as of any particular date, the closing price of a Share as reported for that date on the New York Stock Exchange or, if the Shares are not then listed on the New York Stock Exchange, on any other national securities exchange on which the Shares are listed, or if there are no sales on such date, on the next preceding trading day during which a sale occurred. If there is no regular public trading market for the Shares, then the Market Value per Share shall be the fair market value as determined in good faith by the Committee. The Committee is authorized to adopt another fair market value pricing method provided such method is stated in the Award Agreement and is in compliance with the fair market value pricing rules set forth in Section 409A of the Code.

(y)    “Operating Partnership” means NexPoint Diversified Real Estate Trust Operating Partnership, L.P., a Delaware limited partnership.

(z)    “OP Interests” means limited partnership interests in the Operating Partnership that may be exchanged or redeemed for Shares on a one-for-one basis, or any profits interest in the Operating Partnership that may be exchanged or converted into such limited partnership interests.

(aa)    “Optionee” means the Participant named in an Award Agreement evidencing an outstanding Option Right.

(bb)    “Option Price” means the purchase price payable on exercise of an Option Right.

(cc)    “Option Right” means the right to purchase Shares upon exercise of an option granted pursuant to Section 4 of this Plan.

(dd)    “Overall Share Limit” means 1,872,000 Shares.

(ee)    “Participant” means a person who is selected by the Committee to receive benefits under this Plan and who is at the time (i) an officer or other key employee of the Company Group, including a person who has agreed to commence serving in such capacity within 90 days of the Date of Grant, (ii) a person who provides services to the Company Group (provided that such person satisfies the applicable definitions under the general instructions to Form S-8), or (iii) a non-employee Trustee.

(ff)    “Partnership Agreement” means the Second Amended and Restated Limited Partnership Agreement of the Operating Partnership, as amended and restated from time to time.

(gg)    “Performance Period” means, in respect of a Cash Incentive Award, Performance Share or Performance Unit, a period of time established pursuant to Section 8 of this Plan within which the Management Objectives relating to such Cash Incentive Award, Performance Share or Performance Unit are to be achieved.

(hh)    “Performance Share” means a bookkeeping entry that records the equivalent of one Share awarded pursuant to Section 8 of this Plan.

(ii)    “Performance Unit” means a bookkeeping entry awarded pursuant to Section 8 of this Plan that records a unit equivalent to $1.00 or such other value as is determined by the Committee.

(jj)    “Permitted Acceleration Event” means (A) the death or Disability of a Participant or (B) a Change in Control only where either (i) a Qualifying Termination occurs or (ii) in accordance with Section 13(b), such outstanding awards granted to the Participant are not assumed or converted into Replacement Awards in a manner described in the Award Agreement.

(kk)    “Person” means any individual, entity or group, within the meaning of Section 3(a)(9) of the Exchange Act as used in Section 13(d)(3) or 14(d)(2) of the Exchange Act.

(ll)    “Plan” has the meaning set forth in the preamble.

(mm)   “Prior Plan” means the Amended and Restated NexPoint Diversified Real Estate Trust 2023 Long Term Incentive Plan.

(nn)    “Profits Interest Units” means, to the extent authorized by the Partnership Agreement, a unit of the Operating Partnership that is granted pursuant to Section 9 of this Plan and is intended to constitute a “profits interest” within the meaning of the Code.

(oo)    “Qualifying Termination” means the termination of a Participant’s Continuous Service (i) by the Company Group (including a successor) without Cause or (ii) by Participant for Good Reason.

(pp)    “Replaced Award” means an award that is continued, replaced or assumed following a Change in Control.

(qq)    “Replacement Award” means, an award (A) of the same type (e.g., time-based restricted share units for time-based restricted share units) as the Replaced Award, (B) that has a value at least equal to the value of the Replaced Award, (C) that relates to publicly traded equity securities of the Company or its successor in the Change in Control or another entity that is affiliated with the Company or its successor following the Change in Control, (D) the tax consequences of which to such Participant under the Code are not less favorable to such Participant than the tax consequences of the Replaced Award, and (E) the other terms and conditions of which are not less favorable to the Participant than the terms and conditions of the Replaced Award (including the provisions that would apply in the event of a subsequent Change in Control). A Replacement Award may be granted only to the extent it does not result in the Replaced Award or Replacement Award failing to comply with or be exempt from Section 409A of the Code. Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation of the Replaced Award if the requirements of the two preceding sentences are satisfied. The determination of whether an award is a Replacement Award shall be made in the sole discretion of the Committee, as constituted immediately before the Change in Control.

(rr)    “Restricted Shares” means Shares granted or sold pursuant to Section 6 of this Plan as to which neither the substantial risk of forfeiture nor the prohibition on transfers has expired.

(ss)    “Restricted Shares Units” means an award made pursuant to Section 7 of this Plan of the right to receive Shares, cash or a combination thereof at the end of a specified period.

(tt)    “Restriction Period” means the period of time during which Restricted Shares Units are subject to restrictions, as provided in Section 7 of this Plan.

(uu)    “Shareholder” means an individual or entity that owns one or more Shares.

(vv)    “Shares” means the transferable units of beneficial interest, $0.001 par value per share, of the Company or any security into which such transferable units of beneficial interest may be changed by reason of any transaction or event of the type referred to in Section 12 of this Plan.

(ww)    “Spread” means the excess of the Market Value per Share on the date when an Appreciation Right is exercised over the Base Price provided for in the Appreciation Right.

(xx)    “Subsidiary” means a corporation, company or other entity (i) more than 50 percent of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture, limited liability company, or unincorporated association), but more than 50 percent of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Company; provided, however, that for purposes of determining whether any person may be a Participant for purposes of any grant of Incentive Shares Options, “Subsidiary” means any corporation (as defined in Treasury Regulation §1.421-1(i)) in which at the time the Company owns or controls, directly or indirectly, more than 50 percent of the total combined Voting Power represented by all classes of stock issued by such corporation.

(yy)    “Trustee” means a member of the Board.

(zz)    “Voting Power” means at any time, the combined voting power of the then-outstanding securities entitled to vote generally in the election of Trustees in the case of the Company, or members of the board of directors or similar body in the case of another entity.

3.    Shares Available Under the Plan.

(a)    Maximum Shares Available Under Plan.

(i)    Subject to adjustment as provided in Section 12 of this Plan and the share counting rules set forth in Section 3(b) of this Plan, the number of Shares that may be issued or transferred under the Plan pursuant to awards of (A) Option Rights or Appreciation Rights, (B) Restricted Shares, (C) Restricted Shares Units, (D) Performance Shares or Performance Units, (E) Profits Interest Units, (F) awards contemplated by Section 10 of this Plan, or (G) dividend equivalents paid with respect to awards made under the Plan will not exceed in the aggregate, the Overall Share Limit. For clarity, such limitation is on the number of Shares that may be issued or transferred pursuant to the Plan. Shares available for issuance or transfer under the Plan may consist, in whole or in part, of authorized but unissued Shares, or Shares that shall have been or may be reacquired by the Company in the open market, in private transactions or otherwise. Upon the effectiveness of this Plan, no more Shares will be available for future grants of awards under the Prior Plan, and Shares from forfeited, cancelled, expired, or otherwise unused awards under the Prior Plan shall be available for issuance or transfer under this Plan in accordance with Section 3(b)(i).

(ii)    Subject to the Share counting rules set forth in Section 3(b), the aggregate number of Shares available for issuance or transfer under Section 3(a)(i) of this Plan will be reduced by one Share for every one Share ultimately issued or transferred under this Plan.

(b)    Share Counting Rules.

(i)    If any award granted under this Plan or the Prior Plan is cancelled or forfeited, expires, is settled for cash (in whole or in part) or otherwise does not result in the issuance or transfer of all or a portion of the Shares subject to such award under this Plan or the Prior Plan, as applicable, then in each case, the Shares subject to such award shall, to the extent of such forfeiture, expiration, termination, cash settlement or non-issuance, be added to the number of Shares available for issuance or transfer under Section 3(a)(i) above on a one-for-one basis.

(ii)    Subject to Section 12 hereof, the aggregate number of Shares available for issuance or transfer under Section 3(a)(i) of this Plan will be reduced by one Share for each Profits Interest Unit issued pursuant to an Award Agreement and the Partnership Agreement.

(iii)    For the avoidance of doubt and notwithstanding anything to the contrary contained herein, the following Shares have been issued or transferred pursuant to an award and accordingly have been deducted from Section 3(a)(i) above and shall not become available again for issuance or transfer under the Plan: (A) Shares withheld by the Company, tendered or otherwise used in payment of the Option Price of an Option Right; (B) Shares withheld by the Company or otherwise used to satisfy a tax withholding obligation; (C) Shares subject to an Appreciation Right that are not actually issued or transferred in connection with its settlement of Shares on the exercise thereof; and (D) Shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Option Rights.

(c)    Limit on Incentive Shares Options. Notwithstanding anything in this Section 3 or elsewhere in this Plan to the contrary, and subject to adjustment as provided in Section 12 of this Plan, the aggregate number of Shares actually issued or transferred by the Company upon the exercise of Incentive Shares Options will not exceed the Overall Share Limit.

(d)    Individual Participant Limits. Notwithstanding anything in this Section 3 or elsewhere in this Plan to the contrary, and subject to adjustment as provided in Section 12 of this Plan, no non-employee Trustee will be entitled to compensation, including cash fees and awards granted under the Plan, in any period of one calendar year, in excess of $350,000.

(e)    Exception to Minimum Vesting Requirement. Notwithstanding anything in this Plan to the contrary, up to 5% of the maximum number of Shares available for awards under this Plan as provided for in Section 3(a) of this Plan, as may be adjusted under Section 12 of this Plan, may be used for awards granted under Section 4 through Section 10 of this Plan that do not at the Date of Grant comply with the applicable one-year minimum vesting requirements set forth in such sections of this Plan.

4.    Option Rights. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting to Participants of Option Rights. Each such grant may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a)    Each grant will specify the number of Shares to which it pertains subject to the limitations set forth in Section 3 of this Plan.

(b)    Each grant will specify an Option Price per share, which (except with respect to awards under Section 24 of this Plan) may not be less than the Market Value per Share on the Date of Grant, or, in the case of grants of Incentive Shares Options to Shareholders holding at least 10% of the then-outstanding Shares, shall not be less than 110% of Market Value per Share on the Date of Grant.

(c)    Each grant will specify whether the Option Price will be payable (i) in cash or by check acceptable to the Company or by wire transfer of immediately available funds, (ii) by the actual or constructive transfer to the Company of Shares owned by the Optionee (or other consideration authorized pursuant to Section 4(d) of this Plan) having a value at the time of exercise equal to the total Option Price, (iii) subject to any conditions or limitations established by the Committee, the Company’s withholding of Shares otherwise issuable upon exercise of an Option Right pursuant to a “net exercise” arrangement, (iv) by a combination of such methods of payment, or (v) by such other methods as may be approved by the Committee.

(d)    To the extent permitted by law, any grant may provide for deferred payment of the Option Price from the proceeds of sale through a bank or broker on a date satisfactory to the Company of some or all of the Shares to which such exercise relates.

(e)    Successive grants may be made to the same Participant whether or not any Option Rights previously granted to such Participant remain unexercised.

(f)    Each grant will specify the period or periods of Continuous Service by the Optionee that is necessary before the Option Rights or installments thereof will become exercisable; provided, that, except as otherwise described in this subsection, no grant of Option Rights may become exercisable sooner than after one year. A grant of Option Rights may provide for the earlier exercise of such Option Rights only in the event of a Permitted Acceleration Event.

(g)    Any grant of Option Rights may specify Management Objectives that must be achieved as a condition to the exercise of such rights.

(h)    Option Rights granted under this Plan may be (i) options, including, without limitation, Incentive Shares Options, that are intended to qualify under particular provisions of the Code, (ii) options that are not intended to qualify as Incentive Shares Options, or (iii) combinations of the foregoing. Incentive Shares Options may only be granted to Participants who meet the definition of “employees” under Section 3401(c) of the Code.

(i)    No Option Right will be exercisable more than 10 years from the Date of Grant; provided, that, in the case of Incentive Shares Options granted to 10% Shareholders, no such Option Right shall be exercisable more than 5 years from the Date of Grant.

(j)    Option Rights granted under this Plan may not provide for any dividends or dividend equivalents thereon.

(k)    Each grant of Option Rights will be evidenced by an Award Agreement. Each Award Agreement will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.

(l)    Notwithstanding anything herein to the contrary, no Option Rights may be granted to a Participant if the underlying Shares do not constitute “service recipient stock” (as defined in Treasury Regulation Section 1.409A-1(b)(5)(iii)) for purposes of Section 409A of the Code with respect to such Participant and such Shares are required to constitute “service recipient stock” for such award to comply with, or be exempt from, Section 409A of the Code.

5.    Appreciation Rights. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting to any Participant of Appreciation Rights. An Appreciation Right will be a right of the Participant to receive from the Company an amount determined by the Committee, which will be expressed as a percentage of the Spread (not exceeding 100 percent) at the time of exercise.

(a)    Each grant of Appreciation Rights may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(i)    Each grant may specify that the amount payable on exercise of an Appreciation Right will be paid by the Company in cash, Shares or any combination thereof.

(ii)    Any grant may specify that the amount payable on exercise of an Appreciation Right may not exceed a maximum specified by the Committee at the Date of Grant.

(iii)    Any grant may specify waiting periods before exercise and permissible exercise dates or periods.

(iv)    Each grant may specify the period or periods of Continuous Service by the Participant that is necessary before the Appreciation Rights or installments thereof will become exercisable; provided, that, except as otherwise described in this subsection, no grant of Appreciation Rights may become exercisable sooner than after one year. A grant of Appreciation Rights may provide for the earlier exercise of such Appreciation Rights only in the event of a Permitted Acceleration Event.

(v)    Any grant of Appreciation Rights may specify Management Objectives that must be achieved as a condition of the exercise of such Appreciation Rights.

(vi)    Each grant of Appreciation Rights will be evidenced by an Award Agreement, which Award Agreement will describe such Appreciation Rights, and contain such other terms and provisions, consistent with this Plan, as the Committee may approve.

(b)    Appreciation Rights granted under this Plan may not provide for any dividends or dividend equivalents thereon.

(c)    Each grant will specify in respect of each Appreciation Right a Base Price, which (except with respect to awards under Section 24 of this Plan) may not be less than the Market Value per Share on the Date of Grant.

(d)    Successive grants may be made to the same Participant regardless of whether any Appreciation Rights previously granted to the Participant remain unexercised.

(e)    No Appreciation Right granted under this Plan may be exercised more than 10 years from the Date of Grant.

(f)    Notwithstanding anything herein to the contrary, no Appreciation Right may be granted to a Participant if the underlying Shares do not constitute “service recipient stock” (as defined in Treasury Regulation Section 1.409A-1(b)(5)(iii)) for purposes of Section 409A of the Code with respect to such Participant and such Shares are required to constitute “service recipient stock” for such award to comply with, or be exempt from, Section 409A of the Code.

6.    Restricted Shares. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the grant or sale of Restricted Shares to Participants. Each such grant or sale may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a)    Each such grant or sale will constitute an immediate transfer of the ownership of Shares to the Participant in consideration of the performance of services, entitling such Participant to voting, dividend and other ownership rights, but subject to the substantial risk of forfeiture and restrictions on transfer hereinafter referred to.

(b)    Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than the Market Value per Share at the Date of Grant.

(c)    Each such grant or sale will provide that the Restricted Shares covered by such grant or sale will be subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code for a period to be determined by the Committee at the Date of Grant or until achievement of Management Objectives referred to in subparagraph (e) below. If the elimination of restrictions is based only on the passage of time rather than the achievement of Management Objectives, the period of time will be no shorter than one year.

(d)    Each such grant or sale will provide that during or after the period for which such substantial risk of forfeiture is to continue, the transferability of the Restricted Shares will be prohibited or restricted in the manner and to the extent prescribed by the Committee at the Date of Grant (which restrictions may include, without limitation, rights of repurchase or first refusal in the Company or provisions subjecting the Restricted Shares to a continuing substantial risk of forfeiture in the hands of any transferee).

(e)    Any grant of Restricted Shares may specify Management Objectives that, if achieved, will result in termination or early termination of the restrictions applicable to such Restricted Shares; provided, however, that notwithstanding subparagraph (c) above, restrictions relating to Restricted Shares that vest upon the achievement of Management Objectives may not terminate sooner than after one year.

(f)    Notwithstanding anything to the contrary contained in this Plan (including minimum vesting requirements), any grant or sale of Restricted Shares may provide for the earlier termination of restrictions on such Restricted Shares only in the event of a Permitted Acceleration Event.

(g)    Any such grant or sale of Restricted Shares shall require that any or all dividends or other distributions, whether in cash or additional Shares, paid thereon during the period of such restrictions shall be automatically deferred and paid on a contingent basis based on the Participant’s earning of the Restricted Shares with respect to which such dividends are paid.

(h)    Each grant or sale of Restricted Shares will be evidenced by an Award Agreement and will contain such terms and provisions, consistent with this Plan, as the Committee may approve. Unless otherwise directed by the Committee, (i) all certificates representing Restricted Shares will be held in custody by the Company until all restrictions thereon will have lapsed, together with a stock power or powers executed by the Participant in whose name such certificates are registered, endorsed in blank and covering such shares or (ii) all Restricted Shares will be held at the Company’s transfer agent in book entry form with appropriate restrictions relating to the transfer of such Restricted Shares.

7.    Restricted Shares Units. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting or sale of Restricted Shares Units to Participants. Each such grant or sale may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a)    Each such grant or sale will constitute the agreement by the Company to deliver Shares or cash, or a combination thereof, to the Participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions (which may include the achievement of Management Objectives) during the Restriction Period as the Committee may specify.

(b)    If a grant of Restricted Shares Units specifies that the Restriction Period will terminate only upon the achievement of Management Objectives or that the Restricted Shares Units will be earned based on the achievement of Management Objectives, then, notwithstanding anything to the contrary contained in subparagraph (d) below, the applicable Restriction Period may not be a period of less than one year.

(c)    Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than the Market Value per Share at the Date of Grant.

(d)    If the Restriction Period lapses only by the passage of time rather than the achievement of Management Objectives as provided in subparagraph (b) above, each such grant or sale will be subject to a Restriction Period of not less than one year.

(e)    Notwithstanding anything to the contrary contained in this Plan (including minimum vesting requirements), any grant or sale of Restricted Shares Units may provide for the earlier lapse or other modification of the Restriction Period only in the event of a Permitted Acceleration Event.

(f)    During the Restriction Period, the Participant will have no right to transfer any rights under his or her award and will have no rights of ownership in the Shares deliverable upon payment of the Restricted Shares Units and will have no right to vote them or to receive dividends thereon. The Committee may, at or after the Date of Grant, provide for the payment of dividend equivalents or other distributions on Shares underlying the Restricted Shares Units to the holder thereof either in cash or in additional Shares, subject in all cases to deferral and payment on a contingent basis based on the Participant’s earning of the Restricted Shares Units with respect to which such dividend equivalents are paid.

(g)    Each grant or sale of Restricted Shares Units will specify the time and manner of payment of the Restricted Shares Units that have been earned. Each grant or sale will specify that the amount payable with respect thereto will be paid by the Company in Shares or cash, or a combination thereof.

(h)    Each grant or sale of Restricted Shares Units will be evidenced by an Award Agreement and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.

8.    Cash Incentive Awards, Performance Shares and Performance Units. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting of Cash Incentive Awards, Performance Shares and Performance Units. Each such grant may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a)    Each grant will specify the number or amount of Performance Shares or Performance Units, or amount payable with respect to Cash Incentive Awards, to which it pertains, which number or amount may be subject to adjustment to reflect changes in compensation or other factors.

(b)    The Performance Period with respect to each Cash Incentive Award, Performance Share or Performance Unit will be such period of time (with respect to each Performance Share or Performance Unit not less than one year) as will be determined by the Committee at the time of grant, which may be subject to earlier lapse or other modification only in the event of a Permitted Acceleration Event.

(c)    Each grant of Cash Incentive Awards, Performance Shares or Performance Units will specify Management Objectives which, if achieved, will result in payment or early payment of the award, and each grant may specify in respect of such specified Management Objectives a minimum acceptable level or levels of achievement and may set forth a formula for determining the number of Performance Shares or Performance Units, or amount payable with respect to Cash Incentive Awards, that will be earned if performance is at or above the minimum or threshold level or levels, or is at or above the target level or levels, but falls short of maximum achievement of the specified Management Objectives.

(d)    Each grant will specify the time and manner of payment of Cash Incentive Awards, Performance Shares or Performance Units that have been earned. Any grant may specify that the amount payable with respect thereto may be paid by the Company in cash, in Shares, in Restricted Shares or Restricted Shares Units or in any combination thereof.

(e)    Any grant of Cash Incentive Awards, Performance Shares or Performance Units may specify that the amount payable or the number of Shares, shares of Restricted Shares or Restricted Shares Units with respect thereto may not exceed a maximum specified by the Committee at the Date of Grant.

(f)    No award under this Section 8 shall be entitled to dividends. The Committee may, at the Date of Grant of Performance Shares (but not any other award under this Section 8), provide for the payment of dividend equivalents to the holder thereof either in cash or in additional Shares, subject in all cases to deferral and payment on a contingent basis based on the Participant’s earning of the Performance Shares with respect to which such dividend equivalents are paid.

(g)    Each grant of Cash Incentive Awards, Performance Shares or Performance Units will be evidenced by an Award Agreement and will contain such other terms and provisions, consistent with this Plan, as the Committee may approve.

9.    Profits Interest Units. The Committee may, from time to time and upon such terms and condition as it may determine, authorize the granting of Profits Interest Units. Each such grant may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a)    Each grant will specify the number of Profits Interest Units to which it pertains, subject to the limitations set forth in Section 3 of this Plan.

(b)    Notwithstanding anything else herein to the contrary, Profits Interest Units may only be issued to a Participant for the performance of services to or for the benefit of the Operating Partnership (i) in the Participant’s capacity as a partner of the Operating Partnership, (ii) in anticipation of the Participant becoming a partner of the Operating Partnership (to the extent not already a partner), or (iii) as otherwise determined by the Committee, provided that the Profits Interest Units are intended to constitute “profits interests” within the meaning of the Code, including, to the extent applicable, Revenue Procedure 93-27, 1993-2 C.B. 343 and Revenue Procedure 2001-43, 2001-2 C.B. 191.

(c)    Any grant of Profits Interest Units may specify Management Objectives that must be achieved as a condition to the vesting of such Profits Interest Units. Upon vesting, such Profits Interest Units shall become nonforfeitable, except for events that constitute Cause.

(d)    Each grant will specify the period or periods of Continuous Service by the Participant with the Company Group that is necessary before the Profits Interest Units or installments thereof will vest; provided no grant of Profits Interest Units may vest sooner than after one year.

(e)    Notwithstanding anything to the contrary contained in this Plan (including minimum vesting requirements), any grant of Profits Interest Units may provide for the earlier vesting of such Profits Interest Units only in the event of a Permitted Acceleration Event.

(f)    Each grant of Profits Interest Units will be evidenced by an Award Agreement. Each Award Agreement will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.

(g)    Profits Interest Units granted under this Plan may not provide for any dividends or dividend equivalents thereon; provided, that, Profits Interest Units may be eligible to receive distributions from the Operating Partnership in accordance with the Partnership Agreement.

10.    Other Awards.

(a)    Subject to applicable law and the applicable limits set forth in Section 3 of this Plan, the Committee may grant to any Participant Shares or such other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Shares or factors that may influence the value of such Shares, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Shares, purchase rights for Shares, awards with value and payment contingent upon performance of the Company or specified Subsidiaries, Affiliates or other business units thereof or any other factors designated by the Committee, awards valued by reference to the book value of the Shares or the value of securities of, or the performance of specified Subsidiaries or Affiliates or other business units of the Company, dividend equivalents and awards that are membership interests in a Subsidiary or Operating Partnership, and OP Interests. The Committee will determine the terms and conditions of such awards; provided, that, dividend equivalents relating to dividends paid on Shares may only be granted with respect to Restricted Share Units and Performance Shares. Shares delivered pursuant to an award in the nature of a purchase right granted under this Section 10 will be purchased for such consideration, paid for at such time, by such methods, and in such forms, including, without limitation, Shares, other awards, notes or other property, as the Committee determines.

(b)    Cash awards, as an element of or supplement to any other award granted under this Plan, may also be granted pursuant to this Section 10.

(c)    The Committee may grant Shares as a bonus, or may grant other awards in lieu of obligations of the Company or a Subsidiary to pay cash or deliver other property under this Plan or under other plans or compensatory arrangements, subject to such terms as will be determined by the Committee in a manner that complies with Section 409A of the Code.

(d)    If the earning or vesting of, or elimination of restrictions applicable to, an award granted under this Section 10 (including dividend equivalents) is based only on the passage of time rather than the achievement of Management Objectives, the period of time shall be no shorter than one year. If the earning or vesting of, or elimination of restrictions applicable to, awards granted under this Section 10 (including dividend equivalents) is based on the achievement of Management Objectives, the earning, vesting or restriction period may not terminate sooner than after one year.

(e)    Notwithstanding anything to the contrary contained in this Plan (including minimum vesting requirements), any grant of an award under this Section 10 may provide for the earning or vesting of, or earlier elimination of restrictions applicable to, such award, only in the event of a Permitted Acceleration Event.

(f)    No award under this Section 10 shall be entitled to dividends paid on Shares. The Committee may provide for the payment of dividend equivalents to the holder of an award granted under this Section 10 either in cash or in additional Shares, subject in all cases to deferral and payment on a contingent basis based on the Participant’s earning of the award with respect to which such dividend equivalents are paid.

11.    Administration of this Plan.

(a)    This Plan will be administered by the Committee. The Committee may from time-to-time delegate all or any part of its authority under this Plan to a subcommittee thereof. To the extent of any such delegation, references in this Plan to the Committee will be deemed to be references to such subcommittee.

(b)    The interpretation and construction by the Committee of any provision of this Plan or of any Award Agreement (or related documents) and any determination by the Committee pursuant to any provision of this Plan or of any such agreement, notification or document will be final and conclusive. No member of the Committee shall be liable for any such action or determination made in good faith. In addition, the Committee is authorized to take any action it determines in its sole discretion to be appropriate subject only to the express limitations contained in this Plan, and no authorization in any provision of this Plan is intended or may be deemed to constitute a limitation on the authority of the Committee.

(c)    To the extent permitted by law, the Committee may delegate to one or more of its members or to one or more officers of the Company, or to one or more agents or advisors, such administrative duties or powers as it may deem advisable, and the Committee, the subcommittee, or any person to whom duties or powers have been delegated as aforesaid, may employ one or more persons to render advice with respect to any responsibility the Committee, the subcommittee or such person may have under the Plan. The Committee may, by resolution, authorize one or more officers of the Company to do one or both of the following on the same basis as the Committee: (i) designate employees to be recipients of awards under this Plan; and (ii) determine the size of any such awards; provided, however, that (A) the Committee will not delegate such responsibilities to any such officer for awards granted to an employee who is an officer, Trustee, or more than 10% Beneficial Owner (as defined in Section 13 below) of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, as determined by the Committee in accordance with Section 16 of the Exchange Act; (B) the resolution providing for such authorization sets forth the total number of Shares such officer(s) may grant; and (C) the officer(s) will report periodically to the Committee regarding the nature and scope of the awards granted pursuant to the authority delegated.

12.    Adjustments. The Committee shall make or provide for such adjustments in the number of Shares covered by outstanding Option Rights, Appreciation Rights, Restricted Shares, Restricted Shares Units, Performance Shares, Performance Units and Profits Interest Units granted hereunder and, if applicable, in the number of Shares covered by other awards granted pursuant to Section 10 hereof, in the Option Price and Base Price provided in outstanding Option Rights and Appreciation Rights, respectively, in the kind of shares covered thereby, in Cash Incentive Awards, and in other award terms, as the Committee, in its sole discretion, exercised in good faith, shall determine is equitably required to prevent dilution or enlargement of the rights of Participants or Optionees that otherwise would result from (a)  any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, (b)  any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, redomestication, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing. Moreover, in the event of any such transaction or event or in the event of a Change in Control, the Committee may provide in substitution for any or all outstanding awards under this Plan such alternative consideration (including cash), if any, as it, in good faith, may determine to be equitable in the circumstances and shall require in connection therewith the surrender of all awards so replaced in a manner that complies with Section 409A of the Code. In addition, for each Option Right or Appreciation Right with an Option Price or Base Price, respectively, greater than the consideration offered in connection with any such transaction or event or Change in Control, the Committee may in its discretion elect to cancel such Option Right or Appreciation Right without any payment to the person holding such Option Right or Appreciation Right. The Committee shall also make or provide for such adjustments in the numbers of shares specified in Section 3 of this Plan as the Committee in its sole discretion, exercised in good faith, shall determine is appropriate to reflect any transaction or event described in this Section 12; provided, however, that any such adjustment to the number specified in Section 3(c) will be made only if and to the extent that such adjustment would not cause any Option Right intended to qualify as an Incentive Share Option to fail to so qualify.

13.    Change in Control.

(a)    For purposes of this Plan, except as may be otherwise prescribed by the Committee in an Award Agreement made under this Plan, a “Change in Control” will be deemed to have occurred upon the occurrence of any of the following events:

(i)    individuals who, on the Effective Date, constitute the Board (the “Incumbent Trustees”) cease for any reason to constitute at least a majority of such Board, provided that any person becoming a Trustee after the Effective Date and whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Trustees then on the Board shall be an Incumbent Trustee; provided, however, that no individual initially elected or nominated as a Trustee of the Company as a result of an actual or threatened election contest with respect to the election or removal of Trustees (“Election Contest”) or other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board (“Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest, shall be deemed an Incumbent Trustee;

(ii)    any Person becomes a Beneficial Owner (as such term is defined in the Rule 13d-3 of the General Rules and Regulations under the Exchange Act), directly or indirectly, of either (A) 35% or more of the then-outstanding shares of common shares of the Company (“Company Common Shares”) or (B) securities of the Company representing 35% or more of the combined Voting Power of the Company’s then outstanding securities eligible to vote for the election of Trustees (the “Company Voting Securities”); provided, however, that for purposes of this subsection (ii), the following acquisitions of Company Common Shares or Company Voting Securities shall not constitute a Change in Control: (W) an acquisition directly from the Company, (X) an acquisition by the Company or a Subsidiary, (Y) an acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, or (Z) an acquisition pursuant to a Non-Qualifying Transaction (as defined in subsection (iii) below);

(iii)    the consummation of a reorganization, merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or a Subsidiary (a “Reorganization”), or the sale or other disposition of all or substantially all of the Company’s assets (a “Sale”) or the acquisition of assets or stock of another corporation or other entity (an “Acquisition”), unless immediately following such Reorganization, Sale or Acquisition: (A) all or substantially all of the individuals and entities who were the Beneficial Owners, respectively, of the outstanding Company Common Shares and outstanding Company Voting Securities immediately prior to such Reorganization, Sale or Acquisition beneficially own, directly or indirectly, more than 35% of, respectively, the then outstanding shares of common stock and the combined Voting Power of the then outstanding voting securities entitled to vote generally in the election of trustees, as the case may be, of the entity resulting from such Reorganization, Sale or Acquisition (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets or stock either directly or through one or more subsidiaries) (the “Surviving Entity”) in substantially the same proportions as their ownership, immediately prior to such Reorganization, Sale or Acquisition, of the outstanding Company Common Shares and the outstanding Company Voting Securities, as the case may be, and (B) no Person (other than (X) the Company or any Subsidiary, (Y) the Surviving Entity or its ultimate parent entity, or (Z) any employee benefit plan (or related trust) sponsored or maintained by any of the foregoing) is the Beneficial Owner, directly or indirectly, of 35% or more of the total common stock or 35% or more of the total Voting Power of the outstanding voting securities eligible to elect trustees of the Surviving Entity, and (C) at least a majority of the members of the board of trustees of the Surviving Entity were Incumbent Trustees at the time of the Board’s approval of the execution of the initial agreement providing for such Reorganization, Sale or Acquisition (any Reorganization, Sale or Acquisition which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a “Non-Qualifying Transaction”);

(iv)    approval by the Shareholders of the Company of a complete liquidation or dissolution of the Company; or

(v)    termination of the Adviser.

(b)    The following provisions shall apply in the event of a Change in Control:

(i)    the awards will receive the following treatment except to the extent that a Replacement Award is provided to the Participant in accordance with Section 13(b)(ii): (A) all awards with time-based vesting conditions or restrictions shall become fully vested (and Option Rights or Appreciation Rights exercisable) at the time of such Change in Control; (B) all awards with respect to which the vesting or amount is based on the satisfaction or achievement of Management Objectives or other performance-based criteria, shall become earned and vested and the performance criteria shall be deemed to be achieved or fulfilled, at the greater of (1) the performance achieved (as determined by the Committee) or (2) the target level of performance applicable to the award, but prorated based on the elapsed proportion of the performance period as of the date of the Change in Control; and (C) all awards shall be paid or settled on the date of the Change in Control. Notwithstanding the foregoing, for each Option Right or Appreciation Right with an Option Price or Base Price, respectively, greater than the consideration offered in connection with such Change in Control, the Committee may in its discretion elect to cancel such Option Right or Appreciation Right without any payment to the person holding such Option Right or Appreciation Right.

(ii)    if (A) the Company or the Company’s successor replaces the outstanding award with a Replacement Award and (B) the Replacement Award requires accelerated full vesting on a Qualifying Termination (to the extent not previously vested), there will be no accelerated vesting of the Participant’s Replacement Awards due solely to the Change in Control that required the outstanding award to be replaced with a Replacement Award.

(c)    To the extent a Replacement Award vests due to a Qualifying Termination, payment will be made within 10 days following such Qualifying Termination. In order for the Replacement Awards to vest, if the Replacement Award is:

(i)    exempt from Code Section 409A, the Qualifying Termination may occur at any point following the Change in Control.

(ii)    subject to Code Section 409A, the Qualifying Termination must occur within the two years following the Change in Control for the award to vest.

14.    Detrimental Activity and Recapture Provisions. Any Award Agreement may provide for the cancellation or forfeiture of an award or the forfeiture and repayment to the Company of any gain related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be determined by the Committee from time to time, if a Participant, either (a) during employment or other service with the Company or a Subsidiary, or (b) within a specified period after termination of such employment or service, shall engage in any detrimental activity. In addition, notwithstanding anything in this Plan to the contrary, any Award Agreement may also provide for the cancellation or forfeiture of an award or the forfeiture and repayment to the Company of any gain related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be required by the Committee or under Section 10D of the Exchange Act and any applicable rules or regulations promulgated by the Securities and Exchange Commission or any national securities exchange or national securities association on which the Shares may be traded.

15.    Non-U.S. Participants. In order to facilitate the making of any grant or combination of grants under this Plan, the Committee may provide for such special terms for awards to Participants who are foreign nationals or who are employed by the Company or any Subsidiary outside of the United States of America or who provide services to the Company or any Subsidiary under an agreement with a foreign nation or agency, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Committee may approve such supplements to or amendments, restatements or alternative versions of this Plan (including, without limitation, sub-plans) as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of this Plan as in effect for any other purpose, and the secretary or other appropriate officer of the Company may certify any such document as having been approved and adopted in the same manner as this Plan. No such special terms, supplements, amendments or restatements, however, will include any provisions that are inconsistent with the terms of this Plan as then in effect unless this Plan could have been amended to eliminate such inconsistency without further approval by the Shareholders.

16.    Transferability.

(a)    Except as otherwise determined by the Committee, no Option Right, Appreciation Right, Restricted Shares, Restricted Shares Unit, Performance Share, Performance Unit, Profits Interest Unit, Cash Incentive Award, award contemplated by Section 10 of this Plan or dividend equivalents paid with respect to awards made under this Plan will be transferable by the Participant except (i) if it is made by the Participant for no consideration to Immediate Family Members or to a bona fide trust, partnership or other entity controlled by and for the benefit of one or more Immediate Family Members (“Immediate Family Members” mean the Participant’s spouse, children, stepchildren, parents, stepparents, siblings (including half brothers and sisters), in-laws, and other individuals who have a relationship to the Participant arising because of legal adoption; however, no transfer may be made to the extent that transferability would cause Form S-8 or any successor form thereto not to be able to register Shares related to an award) or (ii) by will or the laws of descent and distribution. In no event will any such award granted under the Plan be transferred for value. Except as otherwise determined by the Committee, Option Rights and Appreciation Rights will be exercisable during the Participant’s lifetime only by him or her or, in the event of the Participant’s legal incapacity to do so, by his or her guardian or legal representative acting on behalf of the Participant in a fiduciary capacity under state law or court supervision.

(b)    The Committee may specify at the Date of Grant that part or all of the Shares that are (i) to be issued or transferred by the Company upon the exercise of Option Rights or Appreciation Rights, upon the termination of the Restriction Period applicable to Restricted Shares Units or upon payment under any grant of Performance Shares, Performance Units or Profits Interest Units or (ii) no longer subject to the substantial risk of forfeiture and restrictions on transfer referred to in Section 6 of this Plan, will be subject to further restrictions on transfer.

17.    Withholding Taxes. To the extent that the Company is required to withhold federal, state, local or foreign taxes in connection with any payment made or benefit realized by a Participant or other person under this Plan, and the amounts available to the Company for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the Participant or such other person make arrangements satisfactory to the Company for payment of the balance of such taxes required to be withheld, which arrangements (in the discretion of the Committee) may include relinquishment of a portion of such benefit. If a Participant’s benefit is to be received in the form of Shares, and such Participant fails to make arrangements for the payment of tax, then, unless otherwise determined by the Committee, the Company will withhold Shares having a value equal to the amount required to be withheld. Notwithstanding the foregoing, when a Participant is required to pay the Company an amount required to be withheld under applicable income and employment tax laws, the Participant may elect, unless otherwise determined by the Committee, to satisfy the obligation, in whole or in part, by having withheld, from the Shares required to be delivered to the Participant, Shares having a value equal to the amount required to be withheld or by delivering to the Company other Shares held by such Participant. The Shares used for tax withholding will be valued at an amount equal to the market value of such Shares on the date the benefit is to be included in Participant’s income. In no event will the market value of the Shares to be withheld and delivered pursuant to this Section 17 to satisfy applicable withholding taxes in connection with the benefit exceed the minimum amount of taxes required to be withheld, unless (i) an additional amount can be withheld and not result in adverse accounting consequences and (ii) is permitted by the Committee. Participants will also make such arrangements as the Company may require for the payment of any withholding tax obligation that may arise in connection with the disposition of Shares acquired upon the exercise of Option Rights.

18.    Compliance with Section 409A of the Code.

(a)    To the extent applicable, it is intended that this Plan and any grants made hereunder be exempt from the provisions of Section 409A of the Code (or, to the extent Section 409A of the Code applies, compliant with such section), so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Participants. This Plan and any grants made hereunder will be administered in a manner consistent with this intent. Any reference in this Plan to Section 409A of the Code will also include any regulations or any other formal guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

(b)    Neither a Participant nor any of a Participant’s creditors or beneficiaries will have the right to subject any deferred compensation (within the meaning of Section 409A of the Code) payable under this Plan and grants hereunder to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to a Participant or for a Participant’s benefit under this Plan and grants hereunder may not be reduced by, or offset against, any amount owing by a Participant to the Company or any of its Subsidiaries.

(c)    If, at the time of a Participant’s separation from service (within the meaning of Section 409A of the Code), (i) the Participant will be a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by the Company from time to time) and (ii) the Company makes a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then the Company will not pay such amount on the otherwise scheduled payment date but will instead pay it, without interest, on the fifth business day of the seventh month after such separation from service.

(d)    Solely with respect to any award that constitutes nonqualified deferred compensation subject to Section 409A of the Code and that is payable on account of a Change in Control (including any installments or stream of payments that are accelerated on account of a Change in Control), a Change in Control shall occur only if such event also constitutes a “change in the ownership,” “change in effective control,” and/or a “change in the ownership of a substantial portion of assets” of the Company as those terms are defined under Treasury Regulation §1.409A-3(i)(5), but only to the extent necessary to establish a time and form of payment that complies with Section 409A of the Code, without altering the definition of Change in Control for any other purposes in respect of such award.

(e)    Notwithstanding any provision of this Plan and grants hereunder to the contrary, in light of the uncertainty with respect to the proper application of Section 409A of the Code, the Company reserves the right to make amendments to this Plan and grants hereunder as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code. In any case, a Participant will be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on a Participant or for a Participant’s account in connection with this Plan and grants hereunder (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its Affiliates will have any obligation to indemnify or otherwise hold a Participant harmless from any or all of such taxes or penalties.

19.    Amendments.

(a)    The Board may at any time and from time to time amend this Plan in whole or in part; provided, however, that if an amendment to this Plan (i) would materially increase the benefits accruing to Participants under this Plan, (ii) would materially increase the number of securities which may be issued or transferred under this Plan, (iii) would materially modify the requirements for participation in this Plan, or (iv) must otherwise be approved by the Shareholders in order to comply with applicable law or the rules of the New York Stock Exchange or, if the Shares are not traded on the New York Stock Exchange, the principal national securities exchange upon which the Shares are traded or quoted, then, such amendment will be subject to Shareholder approval and will not be effective unless and until such approval has been obtained.

(b)    Except in connection with a corporate transaction or event described in Section 12 of this Plan or in connection with a Change in Control, the terms of outstanding awards may not be amended to reduce the Option Price of outstanding Option Rights or the Base Price of outstanding Appreciation Rights, or cancel outstanding “underwater” Option Rights or Appreciation Rights in exchange for cash, other awards or Option Rights or Appreciation Rights with an Option Price or Base Price, as applicable, that is less than the Option Price of the original Option Rights or Base Price of the original Appreciation Rights, as applicable, without Shareholder approval. This Section 19(b) is intended to prohibit the repricing of “underwater” Option Rights and Appreciation Rights and will not be construed to prohibit the adjustments provided for in Section 12 of this Plan. Notwithstanding any provision of this Plan to the contrary, this Section 19(b) may not be amended without approval by the Shareholders.

(c)    If permitted by Section 409A of the Code, but subject to the paragraph that follows, Section 13 and Section 20, notwithstanding the Plan’s minimum vesting requirements, , to the extent a Participant holds an Option Right or Appreciation Right not immediately exercisable in full, or any Restricted Shares as to which the substantial risk of forfeiture or the prohibition or restriction on transfer has not lapsed, or any Restricted Shares Units as to which the Restriction Period has not been completed, or any Cash Incentive Awards, Performance Shares, Performance Units or Profits Interest Units which have not been fully earned, or any other awards made pursuant to Section 10 subject to any vesting schedule or transfer restriction, or who holds Shares subject to any transfer restriction imposed pursuant to Section 16(b) of this Plan, the Committee may, in its sole discretion, accelerate the time at which such Option Right, Appreciation Right or other award may be exercised or the time at which such substantial risk of forfeiture or prohibition or restriction on transfer will lapse or the time when such Restriction Period will end or the time at which such Cash Incentive Awards, Performance Shares, Performance Units or Profits Interest Units will be deemed to have been fully earned or the time when such transfer restriction will terminate or may waive any other limitation or requirement under any such award.

(d)    Subject to Section 19(b) hereof, the Committee may amend the terms of any award theretofore granted under this Plan prospectively or retroactively. Subject to Section 12 above, no such amendment will impair the rights of any Participant without his or her consent. The Board may, in its discretion, terminate this Plan at any time. Termination of this Plan will not affect the rights of Participants or their successors under any awards outstanding hereunder and not exercised in full on the date of termination.

20.    Limitation on Acceleration of Earning, Vesting, or Elimination of Restrictions Applicable to Awards. For the avoidance of doubt, the Committee and any Award Agreement may only provide for the earlier exercise of Option Rights or Appreciation Rights, the earlier termination of restrictions on Restricted Shares, the earlier lapse or modification of the Restriction Period applicable to Restricted Share Units, the earlier lapse or modification of the Performance Period with respect to Cash Incentive Awards, Performance Shares and Performance Units, the earlier vesting of Profits Interests Units or the earlier earning, vesting or elimination of restrictions with respect to other awards granted under Section 10 in the event of a Permitted Acceleration Event.

21.    Governing Law. This Plan and all grants and awards and actions taken hereunder will be governed by and construed in accordance with the internal substantive laws of the state of incorporation or formation of the Company.

22.    Effective Date/Termination. The Plan will be effective as of the Effective Date. No grant will be made under this Plan after the tenth anniversary of the Effective Date, but all grants made on or prior to such date will continue in effect thereafter subject to the terms thereof and of this Plan. Notwithstanding the immediately preceding sentence, Incentive Shares Options may not be granted after the tenth anniversary of the earlier of: (i) the date the Plan is adopted by the Board, or (ii) the Effective Date.

23.    Miscellaneous Provisions.

(a)    The Company will not be required to issue or transfer any fractional Shares pursuant to this Plan. The Committee may provide for the elimination of fractions or for the settlement of fractions in cash.

(b)    This Plan will not confer upon any Participant any right with respect to Continuous Service with the Company Group or any Company Group Member, nor will it interfere in any way with any right the Company Group or any Company Group Member would otherwise have to terminate such Participant’s employment or other service at any time.

(c)    Except with respect to Section 23(e), to the extent that any provision of this Plan would prevent any Option Right that was intended to qualify as an Incentive Shares Option from qualifying as such, that provision will be null and void with respect to such Option Right. Such provision, however, will remain in effect for other Option Rights and there will be no further effect on any provision of this Plan.

(d)    No award under this Plan may be exercised by the holder thereof if such exercise, and the receipt of cash or shares thereunder, would be, in the opinion of counsel selected by the Company, contrary to law or the regulations of any duly constituted authority having jurisdiction over this Plan.

(e)    No Participant will have any rights as a shareholder with respect to any shares subject to awards granted to him or her under this Plan prior to the date as of which he or she is actually recorded as the holder of such shares upon the share records of the Company.

(f)    The Committee may condition the grant of any award or combination of awards authorized under this Plan on the surrender or deferral by the Participant of his or her right to receive a cash bonus or other compensation otherwise payable by the Company or a Subsidiary to the Participant.

(g)    Except with respect to Option Rights and Appreciation Rights, the Committee may permit Participants to elect to defer the issuance of Shares under the Plan pursuant to such rules, procedures or programs as it may establish for purposes of this Plan, and which are intended to comply with the requirements of Section 409A of the Code. The Committee also may provide that deferred issuances and settlements include the payment or crediting of dividend equivalents or interest on the deferral amounts.

(h)    Corporate action constituting a grant by the Company of an award to any Participant will be deemed completed as of the date of such corporate action, unless otherwise determined by the Board, regardless of when the instrument, certificate, or letter evidencing the award is communicated to, or actually received or accepted by, the Participant. In the event that the corporate records (e.g., Board consents, resolutions or minutes) documenting the corporate action approving the grant contain terms (e.g., exercise price, vesting schedule or number of Shares) that are inconsistent with those in the Award Agreement or related grant documents as a result of a clerical error in the Award Agreement or related grant documents, the corporate records will control and the Participant will have no legally binding right to the incorrect term in the Award Agreement or related grant documents.

(i)    Any reference herein or in an Award Agreement to a “written” agreement or document will include any agreement or document delivered electronically, filed publicly at www.sec.gov (or any successor website thereto) or posted on the Company’s intranet (or other shared electronic medium controlled by the Company to which the Participant has access). By accepting any award under the Plan, the Participant consents to receive documents by electronic delivery and to participate in the Plan through any on-line electronic system established and maintained by the Committee or another third party selected by the Committee. The form of delivery of any Shares (e.g., a stock certificate or electronic entry evidencing such shares) shall be determined by the Company.

(j)    If any provision of this Plan is or becomes invalid, illegal or unenforceable in any jurisdiction, or would disqualify this Plan or any award under any law deemed applicable by the Committee, such provision will be construed or deemed amended or limited in scope to conform to applicable laws or, in the discretion of the Committee, it will be stricken and the remainder of this Plan will remain in full force and effect.

24.    Stock-Based Awards in Substitution for Option Rights or Awards Granted by Other Company. Notwithstanding anything in this Plan to the contrary:

(a)    Awards may be granted under this Plan in substitution for or in conversion of, or in connection with an assumption of, stock options, stock appreciation rights, restricted stock, restricted stock units or other stock or stock-based awards held by awardees of an entity engaging in a corporate acquisition or merger transaction with the Company or any Subsidiary. Any conversion, substitution or assumption will be effective as of the close of the merger or acquisition, and, to the extent applicable, will be conducted in a manner that complies with Section 409A of the Code. The awards so granted may reflect the original terms of the awards being assumed or substituted or converted for and need not comply with other specific terms of this Plan, and may account for Shares substituted for the securities covered by the original awards and the number of shares subject to the original awards, as well as any exercise or purchase prices applicable to the original awards, adjusted to account for differences in stock prices in connection with the transaction.

(b)    In the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary merges has shares available under a pre-existing plan previously approved by Shareholders and not adopted in contemplation of such acquisition or merger, the shares available for grant pursuant to the terms of such plan (as adjusted, to the extent appropriate, to reflect such acquisition or merger) may be used for awards made after such acquisition or merger under the Plan; provided, however, that awards using such available shares may not be made after the date awards or grants could have been made under the terms of the pre-existing plan absent the acquisition or merger, and may only be made to individuals who were not employees, Trustees or directors of the Company or any Subsidiary prior to such acquisition or merger. Any operation of this Plan in connection with such available shares shall comply with the rules of the applicable national securities exchange on which the Shares are listed.

(c)    Any Shares that are issued or transferred by, or that are subject to any awards that are granted by, or become obligations of, the Company under Sections 24(a) or 24(b) above will not reduce the Shares available for issuance or transfer under the Plan or otherwise count against the limits contained in Section 3 of the Plan. In addition, no Shares that are issued or transferred by, or that are subject to any awards that are granted by, or become obligations of, the Company under Sections 24(a) or 24(b) above will be added to the aggregate limit contained in Section 3(a)(i) of the Plan.

25.    REIT Status. This Plan shall be interpreted and construed in a manner consistent with the Company’s status as a real estate investment trust (“REIT”). No award shall be granted or awarded, and with respect to any award granted under this Plan, such award shall not vest, be exercisable or be settled: (i) to the extent that the grant, vesting, exercise or settlement could cause the Participant or any other person to be in violation of the share ownership limit or any other limitation on ownership or transfer prescribed by the Company’s charter, or (ii) if, in the discretion of the Committee, the grant, vesting, exercise or settlement of the award could impair the Company’s status as a REIT.

[Remainder Intentionally Left Blank]

 The foregoing is hereby acknowledged as being the 2026 Long Term Incentive Plan, adopted by the Board on February 23, 2026 and by the Shareholders on June 2, 2026.

NEXPOINT DIVERSIFIED REAL
ESTATE TRUST

By:
Name: Paul Richards
Title: Chief Financial Officer, Executive VP-
Finance, Treasurer and Assistant Secretary

NEXPOINT
DIVERSIFIED REAL ESTATE TRUST

PROXY CARD

SIGN, DATE AND VOTE ON THE REVERSE SIDE

YOUR VOTE IS IMPORTANT NO MATTER HOW MANY SHARES YOU OWN. **PLEASE CAST YOUR PROXY VOTE *TODAY!***

PROXY VOTING OPTIONS

1. **MAIL** your signed and voted proxy back in the postage paid envelope provided

2. **ONLINE** at **vote.proxyonline.com** using your proxy control number found below

3. By **IVR** when you dial toll-free 1-888-227-9349 to reach an automated touchtone voting line

4. By **PHONE** with a live operator when you call toll-free 1-866-530-8636 Monday through Friday 9 a.m. to 10 p.m. Eastern time

CONTROL NUMBER 12345678910

NEXPOINT DIVERSIFIED REAL ESTATE TRUST

ANNUAL MEETING OF SHAREHOLDERS – JUNE 2, 2026

This Proxy is solicited by the Board of Trustees

The undersigned shareholder of NexPoint Diversified Real Estate Trust, a Delaware statutory trust (the "Company"), having received notice of the Annual Meeting and management's Proxy Statement therefor, the terms of each of which are incorporated by reference, and revoking all prior proxies, hereby appoint(s) Mr. Paul Richards and Mr. Matt McGraner (with full power of substitution), as proxies of the undersigned to attend the Annual Meeting of Shareholders of the Company to be held on Tuesday, June 2, 2026 at 11:00 a.m. Central time, and any postponement or adjournment thereof, and to vote and act upon the matters listed on the reverse side in respect to all shares of the Company which the undersigned would be entitled to vote or act upon, with all powers the undersigned would possess if personally present.

The Annual Meeting will be held exclusively through a virtual format. You will not be able to attend the Annual Meeting in person. If you are a shareholder of record and wish to attend and vote at the Annual Meeting, please email EQ Fund Solutions, LLC ("EQFS") at attendameeting@equiniti.com with "NXDT Meeting" in the subject line and provide your full name and address in the body of the email in order to receive the Annual Meeting registration link. If your shares in the Company are held by a financial intermediary, please refer to the notice of annual meeting in the accompanying Proxy Statement for additional information on how to access the Annual Meeting. Requests to attend the Annual Meeting must be received by EQFS no later than 2:00 p.m. Central Time on Monday, June 1, 2026. Please vote your shares in accordance with the instructions on this Proxy Card whether or not you attend the Annual Meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF TRUSTEES, FOR PROPOSALS 2, 3, 4, AND 5, AGAINST PROPOSAL 6 AND IN THE DISCRETION OF THE PROXY HOLDERS UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE 2026 ANNUAL MEETING AND ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

Do you have questions? If you have any questions about how to vote your proxy or about the meeting in general, please call toll-free (866) 530-8636. Representatives are available to assist you Monday through Friday 9 a.m. to 10 p.m. Eastern Time. Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement is available at: https://vote.proxyonline.com/nexpoint/docs/nxdt.pdf

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[PROXY ID NUMBER HERE] [BAR CODE HERE] [CUSIP HERE]

NEXPOINT DIVERSIFIED REAL ESTATE TRUST

PROXY CARD

YOUR SIGNATURE IS REQUIRED FOR YOUR VOTE TO BE COUNTED. The signer(s) acknowledges receipt with this Proxy Statement of the Board of Trustees. Your signature(s) on this should be exactly as your name(s) appear on this Proxy (reverse side). If the shares are held jointly, each holder should sign this Proxy. Attorneys-in-fact, executors, administrators, trustees or guardians should indicate the full title and capacity in which they are signing.

____

SIGNATURE (AND TITLE IF APPLICABLE) DATE

____

SIGNATURE (IF HELD JOINTLY) DATE

TO VOTE, MARK CIRCLES BELOW IN BLUE OR BLACK INK AS FOLLOWS. Example: ●

PROPOSAL(S):

	FOR	WITHHOLD
1a. James Dondero	○	○
1b. Brian Mitts	○	○
1c. Edward Constantino	○	○
1d. Scott Kavanaugh	○	○
1e. Arthur Laffer	○	○
1f. Carol Swain	○	○
1g. Catherine Wood	○	○

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Address Changes/Comments: ____

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THANK YOU FOR VOTING

[PROXY ID NUMBER HERE] [BAR CODE HERE] [CUSIP HERE]